     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 4, 1997



                                                      REGISTRATION NO. 333-21057

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1



                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                                 TV FILME, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                          4841                  98-0160214
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
Incorporation or Organization)                                      Number)

               C/O ITSA-INTERCONTINENTAL TELECOMUNICACOES, LTDA.
                              SCS, QUADRA 07-B1.A
                              ED. EXECUTIVE TOWER
                                    SALA 601
                             70.300-911 BRASILIA-DF
                                     BRAZIL
                               011-55-61-314-9908
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)
                         ------------------------------


          ALVARO J. AGUIRRE
            TV FILME, INC.
      C/O ITSA-INTERCONTINENTAL
       TELECOMUNICACOES, LTDA.
         SCS, QUADRA 07-B1.A
         ED. EXECUTIVE TOWER
               SALA 601
        70.300-911 BRASILIA-DF
                BRAZIL
          011-55-61-314-9908
 (Name, Address, Including Zip Code,
            and Telephone
Number, Including Area Code, of Agent
             For Service)



                        COPIES OF ALL COMMUNICATIONS TO:


        JOHN T. CAPETTA, ESQ.
       KELLEY DRYE & WARREN LLP
          TWO STAMFORD PLAZA
        281 TRESSER BOULEVARD
     STAMFORD, CONNECTICUT 06901
            (203) 324-1400

                            ------------------------


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the registration statement becomes effective.

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 TV FILME, INC.
        CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K

                            S-K                                                              CAPTION IN OR
ITEM NUMBER                 ITEM                DESCRIPTION OF ITEM                        PART OF PROSPECTUS
-----------             ------------  ----------------------------------------  ----------------------------------------

     1.                 (Item 501)    Forepart of Registration Statement and
                                      Outside Front Cover Page of
                                      Prospectus..............................  Forepart of Registration Statement;
                                                                                Outside Front Cover Page of Prospectus

     2.                 (Item 502)    Inside Front and Outside Back Cover
                                      Pages of Prospectus.....................  Inside Front Cover Page of Prospectus;
                                                                                Outside Back Cover Page of Prospectus;
                                                                                Additional Information

     3.                 (Item 503)    Risk Factors, Ratio of Earnings to Fixed
                                      Charges, and Other Information..........  Prospectus Summary; Risk Factors;
                                                                                Selected Consolidated Financial Data

     4.                 (Item 202)    Terms of the Transaction................  Outside Front Cover Page of Prospectus;
                                                                                Prospectus Summary; Description of
                                                                                Exchange Notes

     5.                      --       Pro Forma Financial Information.........  Inapplicable

     6.                      --       Material Contacts with the Company Being
                                      Acquired................................  Inapplicable

     7.                 (Item 507)    Additional Information Required for
                                      Reoffering by Persons and Parties Deemed
                                      to be Underwriters......................  Outside Front Cover Page of Prospectus;
                                                                                Prospectus Summary; Plan of Distribution

     8.                 (Item 509)    Interests of Named Experts and
                                      Counsel.................................  Inapplicable
     9.                 (Item 510)    Disclosure of Commission Position on
                                      Indemnification for Securities Act
                                      Liabilities.............................  Inapplicable

    10.                      --       Information With Respect to S-3
                                      Registrants.............................  Inapplicable

    11.                      --       Incorporation of Certain Information by
                                      Reference...............................  Inapplicable

    12.                 (Items 101,   Information With Respect to S-2 or S-3
                        301, 302,     Registrants.............................  Inapplicable
                        303 304)

    13.                 (Items 101,   Incorporation of Certain Information by
                        301, 302,     Reference...............................  Inapplicable
                        303, 304)

                            S-K                                                              CAPTION IN OR
ITEM NUMBER                 ITEM                DESCRIPTION OF ITEM                        PART OF PROSPECTUS
-----------             ------------  ----------------------------------------  ----------------------------------------

    14.                               Information With Respect to Registrants
                                      Other Than S-3 or S-2 Registrants

                    (a) (Item 101)    Description of Business.................  Prospectus Summary; Risk Factors; The
                                                                                Company; Management's Discussion and
                                                                                Analysis of Financial Condition and
                                                                                Results of Operations; Business; Certain
                                                                                Transactions

                    (b) (Item 102)    Description of Property.................  Business

                    (c) (Item 103)    Legal Proceedings.......................  Business

                    (d) (Item 201)    Market Price of and Dividends on the
                                      Registrant's Common Equity and Related
                                      Stockholder Matters.....................  Inapplicable

                    (f) (Item 301)    Selected Financial Data.................  Prospectus Summary; Selected
                                                                                Consolidated Financial Data

                    (g) (Item 302)    Supplementary Financial Information.....  Inapplicable

                    (h) (Item 303)    Management's Discussion and Analysis of
                                      Financial Condition and Results of
                                      Operations..............................  Management's Discussion and Analysis of
                                                                                Financial Condition and Results of
                                                                                Operations

                    (i) (Item 304)    Changes in and Disagreements with
                                      Accountants on Accounting and Financial
                                      Disclosure..............................  Inapplicable

    15.                      --       Information With Respect to S-3
                                      Companies...............................  Inapplicable

    16.                      --       Information With Respect to S-2 or S-3
                                      Companies...............................  Inapplicable

    17.                 (Items 201,   Information With Respect to Companies
                        301, 302,     Other Than S-2 or S-3 Companies.........  Inapplicable
                        303, 304)

    18.                 (Items 401,   Information if Proxies, Consents or
                        402, 404)     Authorizations Are to be Solicited......  Inapplicable

    19.                               Information if Proxies, Consents or
                                      Authorizations Are Not to be Solicited,
                                      or in an Exchange Offer

                    (a) (Item 401)    Directors, Executive Officers,
                                      Promoters, and Control Persons..........  Risk Factors; Management; Certain
                                                                                Transactions; Principal Stockholders

                    (b) (Item 402)    Executive Compensation..................  Management

                    (c) (Item 404)    Certain Relationships and Related
                                      Transactions............................  Management; Certain Transactions

                   SUBJECT TO COMPLETION, DATED APRIL 4, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS
                                 TV FILME, INC.

           OFFER TO EXCHANGE $140,000,000 OF ITS 12 7/8% SENIOR NOTES
 DUE 2004 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT FOR $140,000,000
                OF ITS OUTSTANDING 12 7/8% SENIOR NOTES DUE 2004
    The Exchange Offer and withdrawal rights will expire at 5:00 p.m., New York
City time, on          ,            , 1997 (as such date may be extended, the
"Expiration Date").

    TV Filme, Inc. ("TV Filme") hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 12 7/8% Senior Notes due 2004 (the "Exchange Notes") for each $1,000 principal amount of its outstanding 12 7/8% Senior Notes due 2004 (the "Old Notes") (the Old Notes and the Exchange Notes are sometimes collectively referred to herein as the "Notes") held by Eligible Holders. As of the date of this Prospectus, $140.0 million aggregate principal amount of Old Notes is outstanding. See "The Exchange Offer." For purposes of the Exchange Offer, "Eligible Holder" shall mean the registered owner of any Old Notes that remain Transfer Restricted Securities (as defined below) as reflected on the records of IBJ Schroder Bank & Trust Company, as registrar for the Old Notes (in such capacity, the "Registrar"), or any person whose Old Notes are held of record by the Depository (as defined herein) of the Old Notes. For purposes of the Exchange Offer, "Transfer Restricted Securities" means each Old Note until
(i) the date on which such Old Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an Old Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this Prospectus, (iii) the date on which such Old Note has been effectively registered under the Securities Act of 1933, as amended (the "Securities Act") and disposed of in accordance with a Shelf Registration Statement (as defined herein) or (iv) the dates on which the Old Note is distributed to the public pursuant to Rule 144 under the Securities Act.

    TV Filme will accept for exchange any and all Old Notes that are validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions, which may be waived by TV Filme. TV Filme reserves the right to amend, terminate or extend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition. The Old Notes may be tendered only in multiples of $1,000. See "The Exchange Offer."

                                                        (CONTINUED ON NEXT PAGE)
                            ------------------------
    SEE "RISK FACTORS" BEGINNING ON PAGE 18 HEREIN FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY ELIGIBLE HOLDERS IN EVALUATING THE EXCHANGE OFFER.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
               The date of this Prospectus is            , 1997.

    The Old Notes were issued in a transaction (the "Offering") pursuant to which TV Filme issued an aggregate of $140.0 million principal amount of the Old Notes to Bear, Stearns & Co. Inc., BT Securities Corporation, J.P. Morgan Securities Inc. and Alex. Brown & Sons Incorporated (collectively, the "Initial Purchasers") on December 20, 1996 (the "Closing Date") pursuant to a Purchase Agreement, dated December 16, 1996 (the "Purchase Agreement"), between TV Filme and the Initial Purchasers. The offer and sale of the Old Notes was not required to be registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act and certain other available exemptions under the Securities Act. In connection with the Offering, TV Filme and the Initial Purchasers also entered into a Registration Rights Agreement, dated as of December 20, 1996 (the "Registration Rights Agreement"), pursuant to which TV Filme granted certain registration rights for the benefit of the holders of the Old Notes. The Exchange Offer is intended to satisfy certain of TV Filme's obligations under the Registration Rights Agreement with respect to the Old Notes. See "The Exchange Offer -- Purpose and Effect."

    The Old Notes were, and the Exchange Notes will be, issued under the Indenture, dated as of December 20, 1996 (the "Indenture"), between TV Filme and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"). The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rates and maturity) to the terms of the Old Notes for which they may be exchanged in the Exchange Offer, except that (i) the Exchange Notes are fully transferable by the holders thereof (other than as provided herein), and are not subject to any covenant regarding registration under the Securities Act, (ii) holders of Exchange Notes will not be entitled to liquidated damages in an amount equal to $.05 per week per $1,000 principal amount of Old Notes (up to a maximum amount of liquidated damages of $.20 per week per $1,000 principal amount of Old Notes) otherwise payable under the terms of the Registration Rights Agreement in respect of the Old Notes constituting Transfer Restricted Securities held by such holders during any period in which a Registration Default (as defined herein) is continuing (the "Liquidated Damages") and (iii) holders of Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement intended for the holders of unregistered securities, except in limited circumstances. The Exchange Offer shall be deemed consummated upon the delivery by TV Filme to the Registrar of Exchange Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are validly tendered by holders thereof pursuant to the Exchange Offer. See "The Exchange Offer -- Terms of the Exchange Offer," The "Exchange Offer -- Procedures for Tendering Old Notes" and "Description of Exchange Notes."


    The Exchange Notes will accrue interest at the rate of 12 7/8% per annum and will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 1997. At the closing of the Offering, the proceeds of the Offering were loaned by TV Filme to its wholly-owned subsidiary ITSA-Intercontinental Telecomunicacoes Ltda. ("ITSA"), which loan is evidenced by an intercompany note (the "Intercompany Note"). The obligations of ITSA under the Intercompany Note are jointly and severally guaranteed on an unsecured basis by current subsidiaries of ITSA and will be jointly and severally guaranteed on an unsecured basis by certain future subsidiaries of ITSA. The Intercompany Note has been pledged by TV Filme as security for payment of principal and interest under the Notes. The Intercompany Note is being held by the Trustee under the Note Pledge Agreement (as defined herein) pending payment in full of principal and interest under the Notes. ITSA used a portion of the proceeds loaned to it to purchase a portfolio of Government Securities (as defined herein) (the "Pledged Securities"), scheduled interest and principal payments on which is in an amount sufficient to provide for payment in full when due of the first four scheduled interest payments on the Notes (approximately $33.5 million). The Pledged Securities have been pledged as security for repayment of principal and interest on the Notes. The Pledge Securities are being held by the Trustee under the Pledge Agreement (as defined herein) pending disbursement. See "Description of Exchange Notes -- Security."

    The Exchange Notes will mature on December 15, 2004. TV Filme will not be required to make any mandatory redemption or sinking fund payments with respect to the Exchange Notes. The Exchange Notes will be redeemable, at the option of TV Filme, in whole or in part, at any time on or after December 15, 2000, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, thereon to the applicable redemption date. Notwithstanding the foregoing, on or prior to December 15, 1999, TV Filme may, at its option, redeem from time to time up to 35% in aggregate principal amount of the Notes at a redemption price of 112 7/8% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, with the net proceeds of a Public Equity Offering (as defined herein); provided that no less than 65% of the aggregate principal amount of the Notes initially issued remains outstanding immediately after the occurrence of such redemption, which redemption shall occur within 30 days after consummation of such Public Equity Offering. See "Description of Exchange Notes -- Optional Redemption."
    In the event of a Change of Control (as defined herein), TV Filme will be required to make an offer to purchase all or any part (equal to $1,000 or an integral multiple thereof) of each holder's Notes, at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of repurchase. See "Description of Exchange Notes -- Repurchase at the Option of Holders -- Change of Control."


    The Exchange Notes will be senior obligations of TV Filme, will rank PARI PASSU in right of payment with all existing and future senior Indebtedness (as defined herein) of TV Filme and will rank senior in right of payment to any subordinated Indebtedness of TV Filme. The Exchange Notes will be effectively subordinated, however, to all Indebtedness and other liabilities (including payables) of TV Filme's subsidiaries. As of December 31, 1996, the aggregate amount of outstanding liabilities (including payables) of TV Filme's subsidiaries, on a consolidated basis, but excluding the Intercompany Note and the Subsidiary Guarantees (as defined herein), was approximately $16.5 million. The Indenture limits the ability of TV Filme and its subsidiaries to incur additional Indebtedness. See "Description of Exchange Notes -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock."


    Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, TV Filme believes that Exchange Notes issued pursuant to the Exchange Offer to an Eligible Holder in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such Eligible Holder, other than as set forth below, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Eligible Holder is not an affiliate of TV Filme within the meaning of Rule 405 under the Securities Act, is acquiring the Exchange Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Eligible Holders wishing to accept the Exchange Offer must represent to TV Filme, as required by the Registration Rights Agreement, that such conditions have been met. Each broker-dealer that acquired Old Notes directly from TV Filme and that receives Exchange Notes for its own account pursuant to the Exchange Offer must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction (unless an exemption from registration is otherwise available). See "The Exchange Offer -- Resales of the Exchange Notes." Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities must, in connection with any resale of such Exchange Notes, comply with the prospectus delivery requirements of the Securities Act and must acknowledge that it will deliver a prospectus in connection with any such resale. TV Filme has agreed that, for a period of twelve months after the date of this Prospectus, it will make this Prospectus, as amended or supplemented, available for use by any broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities.

    There has previously been only a limited secondary market, and no public market, for the Old Notes. The Old Notes are eligible for trading in the Private Offering, Resales and Trading through Automatic

Linkages ("PORTAL") market. There is no established trading market for the Exchange Notes. TV Filme does not currently intend to apply for listing of the Exchange Notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance as to the development of any market for or the liquidity of any market that may develop for the Exchange Notes, the ability of the holders of the Exchange Notes to sell their Exchange Notes or the price at which such holders would be able to sell their Exchange Notes. If such a trading market were to develop, the Exchange Notes could trade at prices that may be higher or lower than the initial market values depending on many factors, including prevailing interest rates, the Company's (as defined herein) results of operations, the market for similar securities and general macroeconomic and market conditions in Brazil. Depending on such factors, the Exchange Notes may trade at a discount from their face value. See "Risk Factors -- Risk Factors Relating to the Company and the Exchange Offer -- Absence of Public Market for the Exchange Notes."

    TV Filme will not receive any proceeds from this Exchange Offer. Pursuant to the Registration Rights Agreement, TV Filme will bear all expenses incident to TV Filme's consummation of the Exchange Offer and compliance with the Registration Rights Agreement. See "The Exchange Offer -- Solicitation of Tenders, Fees and Expenses."

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL TV FILME ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                   DISCLOSURE OF FORWARD LOOKING INFORMATION


    Certain statements contained in this Prospectus in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," including statements regarding the intent, belief or current expectations of TV Filme or its officers with respect to (i) TV Filme's expansion and financing plans, (ii) trends affecting TV Filme's financial conditions or results of operations, (iii) the impact of competition and regulatory reform, (iv) the start-up of certain operations and
(v) other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements within the meaning of Section 27A of the Securites Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Holders of Old Notes are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the factors set forth in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."


                             AVAILABLE INFORMATION


    TV Filme has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Exchange Notes offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Each statement made in this Prospectus referring to a document filed as an exhibit or schedule to the Registration Statement is not necessarily complete and is qualified in its entirety by reference to the exhibit or schedule for a complete statement of its terms and conditions. TV Filme is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, statements and other information filed by TV Filme with the Commission in accordance with the Exchange Act may be inspected, without charge, at the Public Reference Section of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at its Chicago Regional Office at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of all or any portion of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov. TV Filme's common stock, $.01 par value per share (the "Common Stock") is traded on the Nasdaq National Market, and such reports, proxy and information statements and other information also can be inspected at the office of NASDAQ Operations, 1735 K Street, N.W., Washington, D.C. 20006. For so long as the Old Notes remain Transfer Restricted Securities, TV Filme has agreed to make available, upon request, to any holder and any prospective purchaser of Old Notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which TV Filme is not subject to Section 13 or 15(d) of the Exchange Act.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO OF THE COMPANY (AS DEFINED BELOW) (THE "CONSOLIDATED FINANCIAL STATEMENTS") APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE NOTED, FINANCIAL INFORMATION HAS BEEN PRESENTED IN U.S. DOLLARS. THE CONSOLIDATED FINANCIAL STATEMENTS HAVE BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES ("U.S. GAAP") IN U.S. DOLLARS. SEE NOTE 1B TO THE CONSOLIDATED FINANCIAL STATEMENTS.

    UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCE TO (I) "TV FILME" MEANS TV FILME, INC., (II) "ITSA" MEANS ITSA-INTERCONTINENTAL TELECOMUNICACOES LTDA., AND
(III) THE "COMPANY" MEANS TV FILME, ITS CONSOLIDATED SUBSIDIARIES, WHICH INCLUDE ITSA, TV FILME GOIANIA SERVICOS DE TELECOMUNICACOES LTDA. ("TV FILME GOIANIA"), TV FILME BELEM SERVICOS DE TELECOMUNICACOES LTDA. ("TV FILME BELEM"), TV FILME BRASILIA SERVICOS DE TELECOMUNICACOES LTDA. ("TV FILME BRASILIA") AND THEIR PREDECESSORS AND SUCCESSORS. REFERENCES TO THE "COMPANY" ALSO INCLUDE TV FILME SERVICOS DE TELECOMUNICACOES LTDA. ("TV FILME SERVICOS"), A COMPANY IN WHICH THE COMPANY HAS A 49% VOTING INTEREST AND AN 83% EQUITY INTEREST. SEE "ANNEX A--GLOSSARY" FOR THE DEFINITION OF CERTAIN TECHNICAL TERMS USED IN THIS PROSPECTUS.


    UNLESS OTHERWISE INDICATED, REFERENCES TO THE NUMBER OF THE COMPANY'S SUBSCRIBERS ARE BASED ON COMPANY DATA AS OF DECEMBER 31, 1996. DATA CONCERNING TOTAL MULTI-POINT, MULTI-CHANNEL DISTRIBUTION SYSTEMS ("MMDS"), CABLE, C-BAND OR KU-BAND SUBSCRIBERS AND PENETRATION RATES OF THE COMPANY'S COMPETITORS ARE COMPILED FROM ESTIMATES MADE BY THE COMPANY AND PUBLIC STATEMENTS OF OTHER BRAZILIAN PAY TELEVISION PROVIDERS. ALTHOUGH THE COMPANY BELIEVES SUCH ESTIMATES ARE REASONABLE, NO ASSURANCE CAN BE MADE AS TO THEIR ACCURACY.


                                  THE COMPANY

OVERVIEW


    The Company develops, owns and operates pay television systems in mid-sized markets in Brazil. The Company is the sole provider of MMDS in the cities of Brasilia, Goiania and Belem. Together, these cities have a total population of approximately 5.7 million and encompass approximately 1.3 million households, an estimated 1.1 million of which can be served by the Company's line-of-sight ("LOS") transmission. Since the beginning of 1994, the Company's subscriber base has grown substantially, increasing from 1,864 subscribers to 79,176 subscribers as of December 31, 1996. In addition to continuing to grow its existing systems, the Company is seeking to expand its operations through joint ventures or acquisitions of both existing pay television systems and new pay television licenses.



    TV Filme is a publicly-traded holding company organized in 1996 under the laws of the State of Delaware (NNM: "PYTV"). Its largest stockholders include Tevecap S.A. ("Tevecap"), one of the leading pay television operators in Brazil and one of the country's largest pay television programming distributors; Warburg, Pincus Investors, L.P. ("Warburg, Pincus"); and certain members of management and their family. The Company has exclusive rights in its current operating markets to transmit, via MMDS and hardwire cable, programming offered by Tevecap and its subsidiaries, which, in turn, are the exclusive providers of certain channels, including HBO Brazil, ESPN Brazil and MTV Brazil. Tevecap is a subsidiary of Abril S.A. ("Abril"), one of Brazil's two largest media companies. See "Business--Programming."



    The Company believes that a number of factors, such as the Company's strong operating model (including high monthly revenue per subscriber), the relatively undeveloped nature of the pay television industry in Brazil and the attractive economics of the deployment of MMDS, create favorable opportunities for the Company to position itself as a leading provider of pay television services in its markets. Two of the Company's three systems currently generate positive EBITDA (as defined herein) on a system basis and were able to reach breakeven system EBITDA relatively soon after full launch. The Brasilia System had its full launch in February 1994 and generated positive system EBITDA in the third quarter of 1994, with approximately 6,000 subscribers. Similarly, the Belem System launched operations in February 1995 and generated positive system EBITDA in the fourth quarter of 1995, with approximately 5,000 subscribers. For the year ended December 31, 1996, the Company reported total EBITDA of approximately $5.3 million on revenues of approximately $31.4 million. For the same period, average monthly revenue per subscriber was $39.63.



    Brazil is the largest television market in South America with an estimated
34.5 million television households which, as of December 31, 1995, viewed on average more than 6.5 hours of television per day, as compared to an average of
6.8 hours per day in the United States. The pay television industry in Brazil began in 1989 with the commencement of UHF service in Sao Paulo. As of December 31, 1996, the Company believes that there were approximately 1.6 million pay television subscribers, representing approximately 4.7% of Brazilian television households. By comparison, the Company believes that as of December 31, 1996 approximately 51.1% of television households in Argentina, 12.6% of television households in Mexico and 69.2% of television households in the United States subscribed to pay television. The Ministry of Communications of Brazil (the "Ministry of Communications") has estimated that Brazil will have approximately 16 million pay television subscribers by the year 2003.



    The Company primarily targets mid-sized markets with demographics, competitive environments and topographies that it believes offer the Company the opportunity to become the leading provider of pay television services in those markets. The Company believes that mid-sized markets in Brazil are currently underpenetrated by existing pay television providers. There is only one hardwire cable provider in each of Brasilia and Goiania and no hardwire cable provider in Belem. Of the approximately 1.3 million households in Brasilia, Goiania and Belem, the Company estimates that approximately 70% of such households, are currently unpassed by hardwire cable. The Company believes that significant portions of the Company's targeted markets are also underserved by hardwire cable providers due, in part, to the high costs associated with deploying a hardwire cable plant in these mid-sized markets. Consequently, the Company believes that competition in these markets may initially be limited.



    The Company has filed applications for licenses to operate wireless cable systems in an additional 27 markets in Brazil which have an aggregate population of approximately 12.5 million and encompass approximately 2.7 million households. An estimated 2.2 million of such households can be served by LOS transmission. As a result of certain developments concerning the granting of new concessions and licenses for the rendering of commercial telecommunications services in Brazil, in the absence of further governmental action, the process of granting new concessions and licenses for MMDS services is uncertain. There can be no assurance as to the grant of any such concessions and licenses and the timing of any such grants generally. See "Risk Factors--Risk Factors Relating to the Company and the Exchange Offer--Risks Associated with New Markets and Growth Strategy," "Risk Factors--Risk Factors Relating to the Company and the Exchange Offer--Government Regulation" and "Business--Regulatory Environment-- License Procedures."



    Until September 9, 1996, licenses were granted for renewable periods of 10 years; under the Revised MMDS Rule (as defined herein), licenses would be awarded for renewable 15-year periods. However, there can be no assurance as to the applicability of the Revised MMDS Rule. Under the Revised MMDS Rule, MMDS licenses have a coverage area of up to a 50 kilometer radius from transmission sites and permit transmission of up to 31 wireless cable channels. The Company has requested and received approval to increase channel transmission in its existing markets to 31 wireless cable channels from its current 16 wireless cable channels and to extend the coverage area in these markets beyond the existing 25 kilometer range.


    The Company believes that wireless cable technology is well suited to its current and targeted markets and is an attractive alternative to existing television choices. Wireless cable service can be deployed more rapidly than most alternative technologies and provides immediate coverage of entire markets, enabling service to be delivered to all potential subscribers that are in the unobstructed path of the transmission tower. Wireless cable service can be deployed at a significantly lower system capital cost per installed subscriber than hardwire cable because (i) the headend for a wireless cable system has a relatively low cost, (ii) capital expenditures for wireless cable systems are only required at the headend facility and in connection with installation of subscriber reception equipment and (iii) incremental investment is only undertaken in response to customer demand with the addition of each new subscriber. The Company believes that subscribers to television services in Brazil are concerned with such features as programming, service, reliability and price and are generally indifferent to the method of delivery. See "Business-- Brazilian Pay Television Industry" and "Business--Company Overview."


    The table below provides information regarding the Company's markets as of December 31, 1996:



                                                    ESTIMATED      ESTIMATED      ESTIMATED        NUMBER          FULL
                                                      TOTAL          TOTAL           LOS             OF           LAUNCH
                                                    POPULATION   HOUSEHOLDS(1)  HOUSEHOLDS(2)    CHANNELS(3)       DATE
                                                   ------------  -------------  -------------  ---------------  -----------
OPERATING MARKETS:
Brasilia.........................................     2,000,000       472,000        417,102             37     Feb. 1994  (4)
Belem............................................     1,900,000       398,000        345,000             36     Feb. 1995
Goiania..........................................     1,800,000       444,000        331,000             36     Jan. 1995
                                                   ------------  -------------  -------------
Total in Operating Markets.......................     5,700,000     1,314,000      1,093,102
                                                   ------------  -------------  -------------
                                                   ------------  -------------  -------------
APPLICATION MARKETS(5):..........................    12,500,000     2,700,000      2,200,000
                                                   ------------  -------------  -------------
                                                   ------------  -------------  -------------


------------------------


(1) Represents the Company's estimate of the number of total households within the greater metropolitan areas of Brasilia, Belem and Goiania. See "Business--Regulatory Environment--License Procedures." The Company's estimates are based on data from the 1991 Census conducted by the Brazilian Institute of Geography and Statistics ("IBGE") as adjusted to reflect total household growth of 3.13% per year in Brasilia, 2.65% per year in Belem and 2.33% per year in Goiania.



(2) Represents the Company's estimate of the number of Estimated LOS Households within a 35 kilometer radius in Brasilia and a 30 kilometer radius in each of Belem and Goiania that can receive an adequate signal from the Company (eliminating those homes that the Company estimates are unable to receive service due to certain physical characteristics of the particular signal coverage area, such as terrain and foliage, although some of these households can be served with the aid of signal repeaters).



(3) Includes six local off-air VHF/UHF channels in Brasilia and five local off-air VHF/UHF channels in each of Goiania and Belem which are offered to the Company's subscribers in addition to the subscription channels and 15 wireless cable channels which were recently granted to the Company but over which the Company is not currently transmitting programming.


(4) Date when the Brasilia System increased its channel offering from four channels to eight channels. The Brasilia System began service with one channel in 1990.


(5) Represents the 27 markets for which the Company has applied for licenses with the Ministry of Communications. There can be no assurance as to the grant of any such concessions and licenses and the timing of any such grants generally. See "Business-- Strategy" and "Business--Regulatory Environment--License Procedures."


BACKGROUND

    The predecessor of TV Filme was founded in 1989 by certain members of the Company's current senior management team. In September 1989, the Company was granted a license to operate a wireless cable television system in Brasilia, the capital of Brazil, and commenced operations in 1990 with a one channel offering. From 1993 through 1996, the Company raised an aggregate of approximately $16.8 million through a series of private equity placements to Tevecap and Warburg, Pincus. TV Filme completed an initial public offering of 2.875 million shares of its Common Stock at an offering price of $10.00 per share, in August 1996 (the "Initial Public Offering"). With proceeds from these financings, the Company increased the channel offerings in Brasilia, launched new wireless cable television systems in Goiania and Belem, and expanded its subscriber base. Licenses to operate the Goiania and Belem systems were acquired in 1994 from TVA Sistema de Televisao S.A. ("TVA Sistema"), a subsidiary of Tevecap, and these systems commenced operations in early 1995. See "The Company."

STRATEGY

    The Company's objective is to become a leading provider of pay television services in mid-sized markets in Brazil and generally to become the largest provider of pay television services in each of its markets. The Company believes Brazil offers substantial growth opportunities for pay television providers because there is significant demand among television viewers for additional programming choices and the penetration rate for pay television services is currently less than 5% of Brazil's total television households. As demonstrated by the rapid growth in the Company's subscriber base, the Company believes it is well positioned to take advantage of these opportunities. The principal elements of the Company's operating strategy are: (i) increasing penetration of existing markets, (ii) targeting mid-sized markets for expansion, (iii) developing TV Filme brand name recognition through exclusive programming, (iv) providing superior customer service, (v) providing value-added services and (vi) implementing a consistent operating model. These elements of the Company's strategy are discussed below. See "Business--Strategy."

    INCREASING PENETRATION OF EXISTING MARKETS. The Company seeks to increase its penetration of existing markets through (i) extensive marketing tied to regional events such as soccer matches, (ii) neighborhood promotional events featuring large screen broadcasts of its channel offerings, (iii) direct mailings, (iv) telemarketing, (v) television and newspaper advertisements, (vi) prewiring arrangements with residential housing developers, (vii) other marketing activities, including referral programs and promotional gifts, and
(viii) adding households to the Company's service area by installing signal repeaters.


    TARGETING MID-SIZED MARKETS FOR EXPANSION. The Company primarily targets markets with populations from approximately 100,000 to 2.5 million with demographics, competitive environments and topographies favorable for implementation of the Company's pay television services. The Company believes that these markets are currently underpenetrated by pay television service providers. The Company intends to pursue development of additional markets by
(i) obtaining new pay television licenses offered by the Brazilian government,
(ii) acquiring or investing in existing pay television operations or (iii) acquiring or co-developing newly issued pay television licenses from or with third parties. The Company has filed applications for licenses to operate wireless cable systems in an additional 27 markets in Brazil which have an aggregate population of approximately 12.5 million and encompass approximately
2.7 million households. In the second half of 1996, the Brazilian government announced its intention to auction MMDS licenses in 15 of its state capitals. The Company has filed applications in 14 of these 15 markets. As a result of certain developments concerning the granting of new concessions and licenses for the rendering of commercial telecommunications services in Brazil, in the absence of further governmental action, the process of granting new concessions and licenses for MMDS services is uncertain. There can be no assurance as to the grant of any such concessions and licenses and the timing of any such grants generally. See "Risk Factors--Risk Factors Relating to the Company and the Exchange Offer--Risks Associated with New Markets and Growth Strategy," "Risk Factors--Risk Factors Relating to the Company and the Exchange Offer--Government Regulation" and "Business--Regulatory Environment--License Procedures."


    In addition, the Company is engaged, on a preliminary basis, in evaluations, discussions and other activities relating to the possible acquisition of, or investment in, existing pay television providers or holders of MMDS licenses. Because of the preliminary nature of such acquisition-related activities, there can be no assurance as to whether or when any such transaction will be consummated or as to the terms thereof.

    DEVELOPING TV FILME BRAND NAME RECOGNITION THROUGH EXCLUSIVE
PROGRAMMING. The Company believes that the exclusive programming it offers is superior to that of its hardwire competitors. In its current operating markets, the Company has the exclusive right to transmit, via MMDS and hardwire cable, programming offered by Tevecap and its subsidiaries which, in turn, are the exclusive providers of certain channels, including HBO Brazil, ESPN Brazil and MTV Brazil. In addition to such programming, the Company seeks to secure exclusive television rights to important regional events. For example, the

Company owns the right to televise annually through 1998 all of the games of the Goias State Soccer Championship matches, which the Company offers to its subscribers in the Goiania market and the rights to televise annually through 1999 all of the games of the Belem State Soccer Championship, which the Company will offer to its subscribers in the Belem market. The Company emphasizes its exclusive programming in attracting new and maintaining existing subscribers and believes that its programming line-up, including its local content, gives the Company a competitive advantage in its markets and enhances the TV Filme brand name. The Company intends to develop additional original programming such as local news and sports channels, to strengthen further the Company's brand name and appeal.


    PROVIDING SUPERIOR CUSTOMER SERVICE. The Company believes that it delivers high levels of customer service to its subscribers. Customer satisfaction is emphasized with all employees, including the telemarketing, installation and customer service teams. The Company's proprietary management information systems greatly facilitate customer service by providing customer service representatives immediate access to relevant customer records, including correspondence history. The Company seeks to install service promptly in a customer's home or business, and service calls are typically responded to in less than 36 hours.

    PROVIDING VALUE-ADDED SERVICES. The Company intends to provide value-added services, such as Internet access, other media and/or communications services and co-branded discount and credit cards. The Company believes that by providing such services to its existing and potential subscribers, it can generate additional revenue, attract new subscribers and increase ties to its subscriber base, thereby increasing customer retention rates.

    IMPLEMENTING A CONSISTENT OPERATING MODEL. The Company believes that its implementation of consistent processes supported by proprietary systems, such as the Company's automated installation, scheduling and billing systems, facilitates the effective development of new markets and rapid subscriber growth. The Company implements targeted marketing plans, conducts employee training programs and uses a sophisticated intra-company telecommunications network and proprietary management information systems to maximize the efficiency of its marketing, customer service, operations and control functions. See "Business--Strategy."

    The Company's principal executive offices are located at c/o
ITSA-Intercontinental Telecomunicacoes Ltda., SCS, Quadra 07-Bl.A, Ed. Executive Tower, Sala 601, 70.300-911 Brasilia-DF, Brazil, and its telephone number is 011-55-61-314-9908.

                           ISSUANCE OF THE OLD NOTES


    The outstanding $140.0 million principal amount of Old Notes were sold by TV Filme to the Initial Purchasers on the Closing Date pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act and certain other available exemptions under the Securities Act. In connection with the Offering, TV Filme also entered into the Registration Rights Agreement, pursuant to which TV Filme granted certain registration rights for the benefit of the holders of the Old Notes. Under the terms of the Registration Rights Agreement, TV Filme agreed, for the benefit of the holders of the Old Notes, that it would, at its own cost, (i) file on or prior to February 18, 1997 a registration statement (the "Exchange Offer Registration Statement") with the Commission with respect to a registered offer to exchange the Old Notes for Exchange Notes, which Exchange Notes will have terms substantially identical to the Old Notes, (ii) use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission under the Securities Act on or prior to April 19, 1997 and (iii) commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement is declared effective by the Commission, Exchange Notes in exchange for all Old Notes tendered prior thereto in the Exchange Offer, unless the Exchange Offer would not be permitted by applicable law or Commission policy. If (i) TV Filme is not required to file the Exchange Offer Registration Statement or permitted to commence or accept tenders pursuant to the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of Transfer Restricted Securities notifies TV Filme within 20 business days after the consummation of the Exchange Offer that (a) it is prohibited by law or Commission policy from participating in the Exchange Offer or (b) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or
(c) that it is a broker-dealer and owns Old Notes acquired directly from TV Filme or an affiliate of TV Filme, TV Filme has agreed to file, at its cost, with the Commission a shelf registration statement (the "Shelf Registration Statement"), to cover resales of the Old Notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. If TV Filme defaults with respect to its obligations under the Registration Rights Agreement, TV Filme will be obligated to pay Liquidated Damages in an amount equal to $.05 per week per $1,000 principal amount of Old Notes outstanding (up to a maximum amount of Liquidated Damages of $.20 per week per $1,000 principal amount of Old Notes). See "Description of Exchange Notes--Registration Rights; Liquidated Damages." The Exchange Offer is intended to satisfy certain of TV Filme's obligations under the Registration Rights Agreement with respect to the Old Notes. See "The Exchange Offer--Purpose and Effect."

                               THE EXCHANGE OFFER

The Exchange Offer..................  TV Filme is offering, upon the terms and subject to the conditions set forth herein and in the
                                      accompanying Letter of Transmittal, to exchange
                                      $1,000 in principal amount of the Exchange Notes for
                                      each $1,000 in principal amount of the outstanding
                                      Old Notes. The terms of the Exchange Notes are
                                      identical in all material respects (including
                                      principal amount, interest rates and maturity) to the
                                      terms of the Old Notes for which they may be
                                      exchanged in the Exchange Offer, except that (i) the
                                      Exchange Notes are fully transferable by the holders
                                      thereof (other than as provided herein), and are not
                                      subject to any covenant regarding registration under
                                      the Securities Act, (ii) holders of Exchange Notes
                                      will not be entitled to Liquidated Damages and (iii)
                                      holders of the Exchange Notes will not be entitled to
                                      certain rights under the Registration Rights
                                      Agreement intended for the holders of unregistered
                                      securities, except in limited circumstances. As of
                                      the date of this Prospectus, $140.0 million aggregate
                                      principal amount of Old Notes is outstanding, the
                                      maximum amount authorized by the Indenture for all
                                      Notes. See "The Exchange Offer -- Terms of the
                                      Exchange Offer."

Expiration Date.....................  The Exchange Offer will expire at 5:00 p.m., New York
                                      City time, on       ,           , 1997 unless
                                      extended by TV Filme in its sole discretion (the
                                      "Expiration Date"). See "The Exchange Offer --
                                      Expiration Date; Extensions; Amendments."

Conditions of the Exchange Offer....  The Exchange Offer is subject to certain customary conditions, which may be waived by TV Filme. TV Filme
                                      reserves the right to amend, terminate or extend the
                                      Exchange Offer at any time prior to the Expiration
                                      Date upon the occurrence of any such condition. See
                                      "The Exchange Offer -- Conditions of the Exchange
                                      Offer."

Interest Payments...................  Interest on the Exchange Notes shall accrue from the last Interest Payment Date (June 15 or December 15)
                                      on which interest was paid on the Old Notes so
                                      surrendered or, if no interest has been paid on the
                                      Old Notes, from December 20, 1996. See "The Exchange
                                      Offer--Accrued Interest on the Old Notes."

Procedures for Tendering Old
  Notes.............................  Unless a tender of Old Notes is effected pursuant to the procedures for book-entry transfer as provided
                                      herein, each Eligible Holder desiring to accept the
                                      Exchange Offer must complete and sign the Letter of
                                      Transmittal, have the signature thereon guaranteed if
                                      required by the Letter of Transmittal, and mail or
                                      deliver the Letter of Transmittal, together with the
                                      Old Notes or a Notice of Guaranteed Delivery (as
                                      defined in the Letter of Transmittal) and any other
                                      required documents (such as evidence of authority to
                                      act, if the Letter of Transmittal is signed by
                                      someone acting in a fiduciary or representative
                                      capacity), to the Exchange Agent (as defined below)
                                      at the address set forth under "The Exchange
                                      Offer--The Exchange Agent; Assistance" prior to 5:00
                                      p.m., New York City time, on the Expiration Date. Any
                                      Beneficial Owner (as defined herein) of Old Notes
                                      whose Old Notes are registered in the name of a
                                      nominee, such as a broker, dealer, commercial bank or
                                      trust company and who wishes to tender Old Notes in
                                      the Exchange Offer should contact such registered
                                      holder promptly and instruct such registered holder
                                      to promptly tender on such Beneficial Owner's behalf.
                                      See "The Exchange Offer--Procedures for Tendering Old
                                      Notes." By tendering Old Notes for exchange, each
                                      registered holder will represent to TV Filme that,
                                      among other things, (i) neither the Eligible Holder
                                      nor any Beneficial Owner is an "affiliate" of TV
                                      Filme within the meaning of Rule 405 under the
                                      Securities Act, (ii) any Exchange Notes to be
                                      received by the Eligible Holder or any Beneficial
                                      Owner are being acquired in the ordinary course of
                                      business, (iii) neither the Eligible Holder nor any
                                      Beneficial Owner has an arrangement or understanding
                                      with any person to participate in the distribution of
                                      the Exchange Notes and (iv) if the Eligible Holder or
                                      Beneficial Owner, as applicable, is a broker-dealer
                                      that acquired Old Notes for its own account as a
                                      result of market-making or other trading activities,
                                      such Eligible Holder or Beneficial Owner must comply
                                      with the prospectus delivery requirements of the
                                      Securities Act in connection with a secondary resale
                                      transaction of the Exchange Notes acquired by such
                                      person and must agree that it will deliver a
                                      prospectus in connection with any such resale.

Guaranteed Delivery Procedures......  Eligible Holders of Old Notes who wish to tender their Old Notes and (i) whose Old Notes are not
                                      immediately available or (ii) who cannot deliver
                                      their Old Notes or any other documents required by
                                      the Letter of Transmittal to the Exchange Agent prior
                                      to the Expiration Date (or complete the procedure for
                                      book-entry transfer on a timely basis), may tender
                                      their Old Notes according to the guaranteed delivery
                                      procedures set forth in the Letter of Transmittal.
                                      See "The

                                      Exchange Offer--Procedures for Tendering Old Notes--
                                      Guaranteed Delivery Procedures."

Acceptance of Old Notes and Delivery
  of Exchange Notes.................  Upon satisfaction or waiver of all conditions of the
                                      Exchange Offer, TV Filme will accept any and all Old
                                      Notes that are properly tendered in the Exchange
                                      Offer prior to 5:00 p.m., New York City time, on the
                                      Expiration Date. The Exchange Notes issued pursuant
                                      to the Exchange Offer will be delivered promptly
                                      after acceptance of the Old Notes. See "The Exchange
                                      Offer--Acceptance of Old Notes for Exchange; Delivery
                                      of Exchange Notes."

Withdrawal Rights...................  Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the
                                      Expiration Date. See "The Exchange Offer--Withdrawal
                                      Rights."

Tax Considerations..................  Generally, the exchange of Old Notes for Exchange
                                      Notes will not be a taxable event for federal income
                                      tax purposes. See "Tax Considerations."

Effect on Holders of Old Notes......  As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant
                                      to the terms of, the Exchange Offer, TV Filme will
                                      have fulfilled certain of its obligations under the
                                      Registration Rights Agreement and, accordingly, there
                                      will be no increase in the interest rate on such Old
                                      Notes pursuant to the terms of the Registration
                                      Rights Agreement, and the holders of such Old Notes
                                      will have no further registration or other rights
                                      under the Registration Rights Agreement, except in
                                      limited circumstances. See "The Exchange Offer."
                                      Holders of Old Notes who do not tender their Old
                                      Notes in the Exchange Offer will continue to hold
                                      such Old Notes and will be entitled to all the rights
                                      and limitations applicable thereto under the
                                      Indenture except for any such rights under the
                                      Registration Rights Agreement that by their terms
                                      terminate or cease to have further effectiveness as a
                                      result of the making of, and the acceptance for
                                      exchange of all validly tendered Old Notes pursuant
                                      to, the Exchange Offer. All untendered Old Notes will
                                      continue to be subject to the restrictions on
                                      transfer provided for in the Old Notes and in the
                                      Indenture. To the extent that Old Notes are tendered
                                      and accepted in the Exchange Offer, the trading
                                      market for untendered Old Notes could be adversely
                                      affected.

The Exchange Agent..................  IBJ Schroder Bank & Trust Company is serving as exchange agent (in such capacity, the "Exchange
                                      Agent"). The address and telephone number of the
                                      Exchange Agent are set forth under "The Exchange
                                      Offer--The Exchange Agent; Assistance."

Fees and Expenses...................  All expenses incident to TV Filme's consummation of the Exchange Offer and compliance with the
                                      Registration Rights Agreement will be borne by TV
                                      Filme. TV Filme will also pay certain transfer taxes
                                      applicable to the Exchange Offer. See "The Exchange
                                      Offer--Fees and Expenses."

Use of Proceeds.....................  There will be no cash proceeds to TV Filme from the exchange of Old Notes for Exchange Notes pursuant to
                                      the

                                      Exchange Offer. See "Use of Proceeds" and "Plan of
                                      Distribution."

Resales of the Exchange Notes.......  Based on interpretations by the staff of the
                                      Commission set forth in no-action letters issued to
                                      third parties, TV Filme believes that Exchange Notes
                                      issued pursuant to the Exchange Offer to an Eligible
                                      Holder in exchange for Old Notes may be offered for
                                      resale, resold and otherwise transferred by such
                                      Eligible Holder (other than (i) a broker-dealer who
                                      purchased the Old Notes directly from TV Filme for
                                      resale pursuant to Rule 144A under the Securities Act
                                      or any other available exemption under the Securities
                                      Act or (ii) a person that is an affiliate of TV Filme
                                      within the meaning of Rule 405 under the Securities
                                      Act), without compliance with the registration and
                                      prospectus delivery provisions of the Securities Act,
                                      provided that the Eligible Holder is acquiring the
                                      Exchange Notes in the ordinary course of business and
                                      is not participating, and has no arrangement or
                                      understanding with any person to participate, in a
                                      distribution of the Exchange Notes. Each
                                      broker-dealer that receives Exchange Notes for its
                                      own account in exchange for Old Notes, where such Old
                                      Notes were acquired by such broker-dealer as a result
                                      of market-making or other trading activities, must
                                      acknowledge that it will deliver a prospectus in
                                      connection with any resale of such Exchange Notes.
                                      See "The Exchange Offer--Resales of the Exchange
                                      Notes" and "Plan of Distribution."

Consequence of Failure to
  Exchange..........................  Holders of Old Notes who do not exchange their Old
                                      Notes for Exchange Notes pursuant to the Exchange
                                      Offer will continue to be subject to the restrictions
                                      on transfer of such Old Notes as set forth in the
                                      legend thereon as a consequence of the offer or sale
                                      of the Old Notes pursuant to an exemption from, or in
                                      a transaction not subject to, the registration
                                      requirements of the Securities Act and applicable
                                      state securities laws. In general, the Old Notes may
                                      not be offered or sold, unless registered under the
                                      Securities Act, except pursuant to an exemption from,
                                      or in a transaction not subject to, the Securities
                                      Act and applicable states securities laws. TV Filme
                                      does not currently anticipate that it will register
                                      the Old Notes under the Securities Act. See "The
                                      Exchange Offer--Consequence of Failure to Exchange."


   For additional information regarding the Exchange Offer, see "The Exchange
                                    Offer."

                          TERMS OF THE EXCHANGE NOTES

    The Exchange Offer applies to $140.0 million of Old Notes. The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rates and maturity) to the terms of the Old Notes for which they may be exchanged pursuant to the Exchange Offer, except that (i) the Exchange Notes are fully transferable by the holders thereof (other than as provided herein), and are not subject to any covenant regarding registration under the Securities Act, (ii) holders of Exchange Notes will not be entitled to Liquidated Damages and (iii) holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement intended for the holders of unregistered securities, except in limited circumstances. The Exchange Notes will evidence the same debt as the Old Notes and, except as set forth in the immediately preceding sentence, will be entitled to the benefits of the Indenture, under which both the Old Notes were, and the Exchange Notes will be, issued. See "Description of Exchange Notes."


Securities Offered..................  $140.0 million aggregate principal amount of 12 7/8%
                                      Senior Notes due 2004.

Maturity............................  December 15, 2004.

Interest............................  The Exchange Notes will bear interest at the rate of
                                      12 7/8% per annum, payable semi-annually in arrears
                                      on June 15 and December 15 of each year, commencing
                                      on June 15, 1997.

Ranking.............................  The Exchange Notes will be senior obligations of TV
                                      Filme, will rank PARI PASSU in right of payment with
                                      all existing and future senior Indebtedness of TV
                                      Filme and will rank senior in right of payment to any
                                      subordinated Indebtedness of TV Filme. The Exchange
                                      Notes will be effectively subordinated, however, to
                                      all Indebtedness and other liabilities (including
                                      payables) of TV Filme's subsidiaries. As of December
                                      31, 1996, the aggregate amount of outstanding
                                      liabilities (including payables) of TV Filme's
                                      subsidiaries, on a consolidated basis, but excluding
                                      the Intercompany Note and the Subsidiary Guarantees,
                                      was approximately $16.5 million.

Security............................  In accordance with the terms of the Indenture, on the
                                      Closing Date the proceeds of the Offering were loaned
                                      by TV Filme to ITSA, which loan is evidenced by the
                                      Intercompany Note. The obligations of ITSA under the
                                      Intercompany Note are jointly and severally
                                      guaranteed on an unsecured basis by each of TV Filme
                                      Brasilia, TV Filme Goiania, TV Filme Belem, and will
                                      be jointly and severally guaranteed on an unsecured
                                      basis by certain future subsidiaries of ITSA. The
                                      Intercompany Note has been pledged by TV Filme as
                                      security for repayment of principal and interest
                                      under the Notes. The Intercompany Note is being held
                                      by the Trustee under the Note Pledge Agreement (as
                                      defined herein) pending payment in full of principal
                                      and interest under the Notes. See "Description of
                                      Exchange Notes--Security."

                                      Of the $140.0 million loaned to ITSA, approximately
                                      $33.5 million was used to purchase the Pledged
                                      Securities, scheduled interest and principal payments
                                      on which is in an

                                      amount sufficient to provide for payment in full when
                                      due of the first four scheduled interest payments on
                                      the Notes. The Pledged Securities have been pledged
                                      as security for repayment of principal and interest
                                      on the Notes under the Pledge Agreement. The Pledged
                                      Securities are being held by the Trustee under the
                                      Pledge Agreement pending disbursement. See
                                      "Description of Exchange Notes-- Security."

Optional Redemption.................  The Exchange Notes will be redeemable, at the option of TV Filme, in whole or in part, at any time on or
                                      after December 15, 2000 at the redemption prices set
                                      forth herein, plus accrued and unpaid interest
                                      thereon to the applicable redemption date.
                                      Notwithstanding the foregoing, on or prior to
                                      December 15, 1999, TV Filme may, at its option,
                                      redeem from time to time up to 35% in aggregate
                                      principal amount of the Notes at a redemption price
                                      of 112 7/8% of the principal amount thereof, plus
                                      accrued and unpaid interest thereon to the redemption
                                      date, with the net proceeds of a Public Equity
                                      Offering; provided that no less than 65% of the
                                      aggregate principal amount of the Notes initially
                                      issued remains outstanding immediately after the
                                      occurrence of such redemption, which redemption shall
                                      occur within 30 days after consummation of such
                                      Public Equity Offering. See "Description of Exchange
                                      Notes--Optional Redemption."

Change of Control...................  In the event of a Change of Control, TV Filme will be required to make an offer to purchase all or any part
                                      (equal to $1,000 or an integral multiple thereof) of
                                      each holder's Notes, at an offer price in cash equal
                                      to 101% of the aggregate principal amount thereof,
                                      plus accrued and unpaid interest, thereon, to the
                                      date of repurchase. See "Description of Exchange
                                      Notes--Repurchase at the Option of Holders-- Change
                                      of Control."

Certain Covenants...................  The Indenture contains certain covenants that, among other things, limit the ability of the Company to
                                      incur additional Indebtedness, issue preferred stock,
                                      pay dividends or make other distributions, repurchase
                                      equity interests or subordinated Indebtedness, engage
                                      in sale and leaseback transactions, create certain
                                      liens, enter into certain transactions with
                                      affiliates, sell assets, conduct certain lines of
                                      business, issue or sell equity or enter into certain
                                      mergers and consolidations. See "Description of
                                      Exchange Notes-- Certain Covenants."

   For additional information regarding the Exchange Notes, see "Description of Exchange
                                           Notes."

                                  RISK FACTORS

    Holders of Old Notes should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" before tendering Old Notes in exchange for the Exchange Notes.

                     SUMMARY CONSOLIDATED FINANCIAL DATA(1)
       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND OTHER OPERATING DATA)


                                                                                            YEAR ENDED DECEMBER 31,
                                                                                        -------------------------------
                                                                                          1994       1995       1996
                                                                                        ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Revenues..............................................................................     $2,438  $  11,404  $  31,388
Operating costs and expenses:
  System operating....................................................................        773      2,957      9,593
  Selling, general and administrative.................................................      2,394      8,975     16,737
  Depreciation and amortization.......................................................        365      2,049      5,921
                                                                                        ---------  ---------  ---------
    Total operating costs and expenses................................................      3,532     13,981     32,251
                                                                                        ---------  ---------  ---------
Operating loss........................................................................     (1,094)    (2,577)      (863)
Other income (expense)................................................................      1,612        360     (1,147)
                                                                                        ---------  ---------  ---------
Net income (loss).....................................................................       $518  $  (2,217) $  (2,010)
                                                                                        ---------  ---------  ---------
                                                                                        ---------  ---------  ---------
Net income (loss) per share(2)........................................................  $    0.08  $   (0.27) $   (0.22)
Weighted average number of common stock and common stock equivalents outstanding(2)...      6,885      8,086      9,256
OTHER FINANCIAL DATA:
EBITDA (3)............................................................................      $(729)     $(216)    $5,330
Capital expenditures..................................................................      3,637     16,621     25,225

OTHER OPERATING DATA:
Number of subscribers at end of year (4)..............................................      7,641     36,594     79,176
Average monthly revenue per
  subscriber (5)......................................................................  $   34.13  $   40.00  $   39.63



                                                                                                                       AS OF
                                                                                                                 DECEMBER 31, 1996
                                                                                                                 -----------------
                                                                                                                    (UNAUDITED)
BALANCE SHEET DATA:
Working capital (6)............................................................................................     $   123,263
Pledged securities (7).........................................................................................          33,512
Property, plant and equipment, net.............................................................................          38,333
Total assets...................................................................................................         202,929
Total long-term debt...........................................................................................         140,200
Stockholders' equity...........................................................................................          37,748


----------------------------------

(1) The Summary Consolidated Financial Data includes (i) TV Filme Servicos on a historical basis and (ii) ITSA and its subsidiaries since May 1994 and the predecessor of ITSA on a historical basis, as though they had been part of TV Filme for all periods presented. See Note 1a to the Consolidated Financial Statements.

(2) Net income (loss) per share (after giving effect to the Reorganization (as defined below) is calculated using the weighted average number of shares of stock outstanding during this period together with the number of shares issuable upon the exercise of options and warrants issued during the twelve months prior to the Offering.

(3) EBITDA is defined as operating income (loss) plus depreciation, amortization and non-cash charges. EBITDA is a commonly used measure of performance in the pay television industry. While EBITDA should not be construed as a substitute for operating income (loss) or a better measure of liquidity than cash flow from operating activities, each of which is determined in accordance with U.S. GAAP, it is included herein to provide additional information regarding the ability of the Company to meet its capital expenditures, working capital requirements and any future debt service. EBITDA, however, is not necessarily a measure of the Company's ability to fund its cash needs, because it does not include capital expenditures, which the Company expects to continue to be significant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

(4) See "Business--Operating Systems and the Company's Markets."

(5) Average monthly revenue per subscriber is calculated by dividing subscription revenue for the month by the average number of subscribers for the month.


(6) Working capital includes current portion of pledged securities.



(7) The pledged securities were purchased as collateral for the Notes. See Note 6 to the Consolidated Financial Statements.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, HOLDERS OF OLD NOTES SHOULD REVIEW CAREFULLY THE FOLLOWING RISK FACTORS BEFORE TENDERING THEIR OLD NOTES IN THE EXCHANGE OFFER. FOR ADDITIONAL INFORMATION CONCERNING BRAZIL AND CERTAIN MATTERS DISCUSSED BELOW, SEE "ANNEX B--THE FEDERATIVE REPUBLIC OF BRAZIL."

RISK FACTORS RELATING TO THE COMPANY AND THE EXCHANGE OFFER

    CONSEQUENCE OF FAILURE TO EXCHANGE. Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of offer and sale of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. TV Filme does not currently anticipate that it will register the Old Notes under the Securities Act. Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an affiliate of TV Filme within the meaning of Rule 405 under the Securities Act and other than any broker-dealer who purchased Old Notes directly from TV Filme for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Notes. Each broker-dealer that acquired Old Notes for its own account as a result of market making or other trading activities and that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. TV Filme has agreed that, for a period of twelve months after the date of this Prospectus, it will make this Prospectus, as amended and supplemented, available to any broker-dealer who receives Exchange Notes in the Exchange Offer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes will be adversely affected.

    NECESSITY TO COMPLY WITH EXCHANGE OFFER PROCEDURES. To participate in the Exchange Offer, and to avoid restrictions on transfer of the Old Notes, holders of Old Notes must transmit a properly completed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at one of the addresses set forth under "The Exchange Offer--the Exchange Agent; Assistance" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal or (ii) a timely confirmation of a book-entry transfer of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company, New York, New York ("DTC"), who is acting as depository (the "Depository") for book-entry Notes, pursuant to the procedures for book-entry transfer described herein, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described herein. See "The Exchange Offer."

    SUBSTANTIAL INDEBTEDNESS AND DEBT SERVICE. TV Filme has indebtedness that is substantial in relation to its stockholders' equity. As of December 31, 1996, TV Filme and its subsidiaries had an aggregate of approximately $143.4 million of indebtedness outstanding (including short-term indebtedness), including the Old Notes, stockholders' equity of $37.7 million and a debt-to-equity ratio of
3.8 to 1.0. The Indenture permits the Company to incur additional indebtedness under certain conditions, and the Company expects to incur additional indebtedness as so permitted. See "Description of Exchange Notes--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock."



    After giving effect to the Offering, the interest expense of TV Filme and its subsidiaries for the year ended December 31, 1996 would have been $19.2 million. For the year ended December 31, 1996, TV Filme and its subsidiaries would have had insufficient earnings to cover fixed charges of $17.2 million. Accordingly, it will be necessary for the Company's financial cash flow from operating activities to improve significantly in order for the debt service obligations under the Notes to be met. The ability of the Company to improve its financial results will depend upon economic, financial, competitive, regulatory and other factors beyond its control. There can be no assurance that the Company will generate sufficient cash flow from operations in the future to service the Notes, to fund adequately the Company's operations and to allow the Company to make necessary capital expenditures.


    The Indenture imposes significant operating and financial restrictions on the Company. Such restrictions affect, and in many respects significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness and pay dividends, subject to certain qualifications and exceptions. These restrictions, in combination with the leveraged nature of TV Filme, could limit the ability of the Company to effect future financings or otherwise may restrict the Company's activities.

    The Company's leverage could have important consequences to the holders of the Exchange Notes, including the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for other purposes; (iii) the Company's leverage may hinder its ability to adjust rapidly to changing market conditions; and (iv) the leverage could make the Company more vulnerable in the event of a downturn in general economic conditions or its business. The long term growth of the Company depends, in part, on its ability to expand by the development or acquisition of new operating systems and, therefore, an inability to finance such development or acquisitions through borrowed funds could have a material adverse effect on the Company's operations.

    EXCHANGE CONTROL REGULATIONS. The Brazilian Government currently restricts the ability of Brazilian or foreign persons or entities to convert Brazilian currency into U.S. dollars or other currencies other than in connection with certain authorized transactions. Accordingly, the purchase of U.S. dollars at the Commercial Market Rate (as defined herein) by ITSA for purposes of permitting ITSA to make scheduled principal and interest payments to TV Filme on the Intercompany Note, which in turn will be used by TV Filme to make scheduled interest and principal payments on the Notes, requires approval of the Brazilian Central Bank (the "Central Bank"). The Company applied for and has obtained such approval from the Central Bank. The principal amount, interest rate and interest payment dates under the Intercompany Note are the same as those under the Notes. Further approval from the Central Bank will be needed for (i) the payment of principal of, premium, if any, and interest on the Intercompany Note upon its acceleration, or for certain late payments on the Intercompany Note (E.G., payments made 181 days or more after a scheduled payment date); and (ii) payments of any judgment obtained against ITSA or any Guarantor (as defined herein) in a court in Brazil under the Intercompany Note, the Note Pledge Agreement or any Subsidiary Guarantee (as defined herein). In addition, in order for TV Filme to exercise its call option, ITSA must exercise its call option under the Intercompany Note. Any such exercise by ITSA of its call option must be approved by the Central Bank. See "Description of Exchange Notes--Security--Pledged

Intercompany Note." There can be no assurance that such consents from the Central Bank for the foregoing payment will be obtained.

    HOLDING COMPANY STRUCTURE; DEPENDENCE ON SUBSIDIARIES FOR REPAYMENT OF NOTES. The Old Notes are, and the Exchange Notes will be, a direct obligation of TV Filme. TV Filme conducts its operations through, and substantially all of TV Filme's assets are owned by, TV Filme's direct and indirect subsidiaries (to which it expects to loan all of the net proceeds from the Offering). Because TV Filme is a holding company, its ability to meet its obligations in respect of the Notes will be primarily dependent upon the ability of ITSA to pay principal and interest on the Intercompany Note which will in turn depend upon the performance of ITSA's subsidiaries and distributions, loans or other payments of funds by such subsidiaries to ITSA. The subsidiaries are separate and distinct legal entities and, while they have jointly and severally guaranteed ITSA's obligations under the Intercompany Note, neither ITSA nor its subsidiaries has any obligations, contingent or otherwise, to pay any amounts due under the Notes, to meet TV Filme's obligations to other creditors or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends from such subsidiaries to ITSA and the payment of any interest on or the repayment of any principal of any loans or advances made by TV Filme to ITSA (i) may be subject to statutory or contractual restriction,
(ii) are contingent upon the earnings of such subsidiaries and (iii) are subject to various business considerations. Although TV Filme believes that distributions and dividends from ITSA's subsidiaries will be sufficient to pay interest on the Intercompany Note, which in turn will be used by TV Filme to pay interest on the Notes, as well as to meet ITSA's other obligations, there can be no assurance they will be sufficient. In addition, applicable Brazilian law limits the amount of dividends which may be paid by ITSA's subsidiaries to the extent they do not have profits available for distribution. Other statutory and general law obligations affect the ability of ITSA's subsidiaries to declare dividends or the ability of ITSA and ITSA's subsidiaries to make payments to TV Filme and ITSA, respectively, on account of intercompany loans.

    The Intercompany Note and the Subsidiary Guarantees are unsecured obligations of ITSA and the Guarantors, respectively. Persons seeking to enforce payments under the Intercompany Note or the Subsidiary Guarantees will only have the rights of general unsecured creditors of ITSA and any Guarantor with respect to the Intercompany Note and the Subsidiary Guarantees, as the case may be, and, as a result, the benefits which might be realized in connection with the enforcement of such obligations may be limited.


    LIMITED OPERATING HISTORY; LACK OF PROFITABLE OPERATIONS; MANAGEMENT OF GROWTH. The Company commenced operations in Brasilia in October 1990, in Goiania in January 1995 and in Belem in February 1995. Prospective investors, therefore, have limited historical financial information about the Company upon which to base an evaluation of the Company's performance (and whether to exchange Old Notes for Exchange Notes). Since inception, the Company has sustained substantial operating losses, due primarily to start-up costs and charges for depreciation and amortization of capital expenditures to develop its wireless cable systems and had a deficit of approximately $4.2 million as of December 31, 1996. The Company expects to experience net losses as it expands its existing systems and develops additional systems. There can be no assurance that the Company will be profitable or will generate positive cash flow in future years. The Company is experiencing rapid growth, which could place a significant strain on its operational and personnel resources. The Company's growth will require it to continue to improve its operational and financial systems and to train, motivate and manage its employees. If management is unable to manage the Company's growth effectively, or if the productivity of its employees falls below expectations, it could have a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."


    NEED FOR ADDITIONAL FINANCING FOR GROWTH. The growth of the Company's business requires substantial investment on a continuing basis to finance (i) capital expenditures and expenses related to subscriber growth and system development, (ii) the acquisition of new pay television licenses and operations and (iii) net losses. There can be no assurance that the Company will be able to obtain additional debt and equity capital on satisfactory terms, or at all, to meet its future financing needs. Furthermore, the Indenture restricts the amount of additional Indebtedness the Company may incur, subject to certain qualifications and exceptions. Failure to obtain any required additional financing could adversely affect the growth of the Company and, ultimately, could have a material adverse effect on the Company.


    RISKS ASSOCIATED WITH NEW MARKETS AND GROWTH STRATEGY. Applications have been made for the Company to operate wireless cable systems in an additional 27 markets in Brazil. As a result of the issuance by the Brazilian Federal Supreme Court of a preliminary injunction with respect to regulations relating to the granting of new concessions and licenses for the rendering of commercial telecommunications services in Brazil and Presidential Decree No. 2087 issued by the President of Brazil on December 4, 1996 (the "Presidential Decree"), which decree revokes such regulations, the process of granting new concessions and licenses for MMDS is uncertain. Until such time as further government action is taken to provide for the regulation of the granting of new concessions and licenses for MMDS services, there can be no assurance as to the grant of any such concessions and licenses and the timing of any such grants generally. The Company also may seek to enter into operating agreements with pay television license holders other than TV Filme Servicos or seek to acquire licenses granted to others, but there can be no assurance that the Company will be able to enter into any such operating agreements or consummate any such license acquisitions. The Company believes that the cost of purchasing or acquiring licenses has increased substantially in recent years and will continue to increase, due to increased competition. Similarly, the cost of operating wireless cable systems has increased due to competition. Based on current market and operating conditions, the Company estimates that the cost of launching and deploying any additional wireless cable operating system after the granting of a new license could be up to approximately $12.0 million, including construction of a headend facility, subscriber-related capital costs and funding initial development and marketing costs and operating losses, depending on factors particular to each market. The Company's ability to expand successfully through acquisitions depends on many factors, including the successful identification and acquisition of such systems and management's ability to integrate and operate the acquired businesses effectively. The Company may compete for new system opportunities with other companies that have significantly greater financial and managerial resources. There can be no assurance that the Company will be successful in obtaining new licenses or launching or acquiring any new pay television systems or that the Company will be able to integrate successfully any acquired systems into its current business and operations. The failure of the Company to obtain new licenses or launch or acquire new pay television systems could impede its growth. The failure of the Company to integrate successfully acquired systems could have a material adverse effect on the Company's results of operations and financial condition. See "--Government Regulation" and "Business--Regulatory Environment--License Procedures."


    In order to finance further subscriber growth, capital expenditures and related expenses for additional system development and acquisitions, the Company may require additional funds in the future. The amount and timing of the Company's future capital requirements will depend upon a number of factors, many of which are not within the Company's control, including the grant of new licenses, programming costs, capital costs, competitive conditions and the costs of any necessary implementation of technological innovations or alternative technologies. There can be no assurance that the Company's future capital requirements will be met or will not increase as a result of future acquisitions, if any. Failure to obtain any required additional financing could adversely affect the growth of the Company and, ultimately, could have a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


    COMPETITION. Through its affiliate, TV Filme Servicos, the Company is the only entity licensed to operate wireless cable systems in Brasilia, Goiania and Belem. The Company's principal pay television competitor in the city of Brasilia is NET Brasilia, and in the city of Goiania is Multicanal, both of which are hardwire cable operators. There currently is no hardwire or other wireless cable provider in the city of Belem. In addition to other wireless cable and hardwire cable operators, wireless cable operators in Brazil face or may face competition from several other sources, such as direct-to-home satellite ("DTH") systems, direct broadcasting satellite ("DBS") systems, local off-air VHF/UHF channels, home videocassette recorders and out-of-home theaters. Legislative, regulatory and technological developments may result in additional and significant competition. Competition in the pay television industry is based upon program offerings, customer service, reliability and pricing. Many actual and potential competitors have greater financial, marketing and other resources than the Company. No assurance can be given that the Company will be able to compete successfully. See "Business--Competition."


    GOVERNMENT REGULATION. The Company's business activities are regulated by the Ministry of Communications. Such regulation relates to, among other things, licensing, local access to MMDS systems, commercial advertising and foreign investment in MMDS systems. Changes in the regulation of the Company's business activities, including decisions by regulators affecting the Company's operations (such as the granting or renewal of licenses or decisions as to the subscription rates the Company may charge its customers) or changes in interpretations of existing regulations by courts or regulators, could adversely affect the Company. The Company's MMDS licenses may not be transferred without regulatory approval. On December 4, 1996, in response to a preliminary injunction granted by the Brazilian Federal Supreme Court suspending the effectiveness of Presidential Decree No. 1719, the President of Brazil signed the Presidential Decree which revoked Decree No. 1719. The effect of the revocation is that the process for granting new concessions and licenses for MMDS services is uncertain. Until such time as further governmental action is taken to provide for the granting of concessions and licenses for MMDS services, there can be no assurance as to the grant of any such concessions and licenses and the timing of any such grants generally. Any new regulations could have a material adverse effect on the pay television industry, as a whole, and on the Company, in particular. See "Business--Regulatory Environment--License Procedures."


    MINORITY VOTING POSITION IN LICENSE COMPANY; POTENTIAL CONFLICTS OF INTEREST. Under applicable provisions of Brazilian law currently in effect, a license to operate a wireless cable system in Brazil must be controlled by Brazilian nationals or entities controlled by Brazilian nationals. TV Filme Servicos owns the licenses pursuant to which the Company currently conducts its business and has made applications for license grants in 27 additional markets. A potential conflict of interest may be deemed to exist because certain existing stockholders of the Company, some of whom are executive officers and directors of the Company, have an ownership interest in, and voting control of, TV Filme Servicos.

    TV Filme indirectly owns 49% of the voting securities and 83% of the equity interests in TV Filme Servicos. As a result of the minority voting position in TV Filme Servicos, TV Filme will not be able to control the operations of TV Filme Servicos or its relationships with TV Filme and its subsidiaries. However, TV Filme has a representative on the executive management team of TV Filme Servicos and may prohibit the sale, transfer or impairment of any license held by TV Filme Servicos and has entered into operating and other agreements with TV Filme Servicos which provide TV Filme and its subsidiaries with substantial protections concerning their ability to operate the licenses held by TV Filme Servicos, including the exclusive right to operate the licenses currently owned by TV Filme Servicos as well as any additional licenses that TV Filme Servicos may obtain. Any breach by TV Filme Servicos of any of its material obligations to TV Filme and its subsidiaries under any of these agreements could have a material adverse effect on the Company's results of operations and financial condition.

    WIRELESS CABLE TRANSMISSION ISSUES. Reception of wireless cable programming generally requires a direct, unobstructed LOS from the Company's headend to the subscriber's antenna. Wireless cable service can also be received by use of signal repeaters. If the LOS is obstructed, the Company may not be able to supply service to certain potential subscribers or may be required to install additional signal repeaters. In addition to limitations resulting from terrain, in limited circumstances extremely adverse weather can damage transmission and receive-site antennas as well as other transmission equipment.

    Interference from other wireless cable systems may limit the ability of a wireless cable system to serve a particular point, just as interference from one television station limits the ability of a viewer to receive another television station signal broadcasting on the same frequency. Under current regulations of the Ministry of Communications, a wireless cable license holder is generally protected from interference within a range of up to 50 kilometers of the transmission site, and a prospective operator must demonstrate that its signal will not interfere with the reception of other licensed channels. If it is not possible to avoid such interference, it may be necessary to negotiate interference agreements with the license holders of the stations. There can be no assurance that the Company will be able to enter into any such interference agreements on terms acceptable to the Company.

    DEPENDENCE ON SUPPLIERS. The Company is dependent on certain suppliers of its programming and equipment. The Company currently purchases substantially all of its programming from Tevecap and its subsidiaries pursuant to an exclusive license to transmit programming available from Tevecap and its subsidiaries via wireless and hardwire cable in the Company's current operating markets (the "Programming Agreement"). The terms of the Programming Agreement terminate in July 2004. Although the Company has no reason to believe that such agreement will be canceled or will not be renewed upon its expiration, if such agreement is canceled or not renewed, the Company will have to seek programming from other sources. In addition, there can be no assurance that other programming will be available to the Company on acceptable terms or at all or, if so available, that such programming will be acceptable to the Company's subscribers. Additionally, there can be no assurance that programming will be available to the Company in its application markets on acceptable terms, although Tevecap has agreed to provide programming on a non-exclusive basis in most of such application markets pursuant to the Programming Agreement. There also can be no assurance that Tevecap's and its subsidiaries' contracts with their individual program suppliers are or will remain exclusive, will not be canceled or will be renewed upon expiration. There can be no assurance that if Tevecap's contracts are canceled or not renewed, other programming will be available to Tevecap on acceptable terms or at all. See "Business--Programming."

    The Company currently purchases decoders and antennas from a limited number of sources. The inability to obtain sufficient components as required from such sources, or to develop alternative sources if and as required in the future, could result in delays or reductions in customer installations which, in turn, could have a material adverse effect on the results of operations and financial condition of the Company.

    DEPENDENCE ON KEY PERSONNEL. The success of the Company depends in large part upon the abilities and continued service of its executive officers and other key employees and, in particular, of Hermano Studart Lins de Albuquerque, the Chief Executive Officer and Secretary of TV Filme, and Carlos Andre Studart Lins de Albuquerque, the President, Chief Operating Officer and Treasurer of TV Filme. There can be no assurance that the Company will be able to retain the services of such officers and employees. The failure of the Company to retain the services of Messrs. Lins and other key personnel could have a material adverse effect on the Company's results of operations and financial condition. TV Filme has entered into employment agreements, containing non-competition and non-solicitation provisions, with Messrs. Lins. The Company believes that its future success will depend, in part, on its ability to attract and retain highly talented managerial personnel. There can be no assurance that it will be able to attract and retain the personnel it requires on acceptable terms. See "Management--Executive Officers and Directors" and "Management--Employment Agreements."

    ABSENCE OF A PUBLIC MARKET FOR THE EXCHANGE NOTES. The Old Notes have been designated eligible for trading in the PORTAL Market. There is no established trading market for the Exchange Notes. TV Filme does not currently intend to apply for listing of the Exchange Notes on any securities exchange or on any automated quotation system. Accordingly, there can be no assurance as to the development of any market for, or the liquidity of, any market that may develop for the Exchange Notes, the ability of the holders of the Exchange Notes to sell their Exchange Notes or the price at which such holders would be able to sell their Exchange Notes. If such a market were to develop, the Exchange Notes could trade at prices that may be higher or lower than the initial market values depending on many factors, including prevailing interest rates, the Company's operating results, the market for similar securities and general macroeconomic and market conditions in Brazil. TV Filme has been advised by the Initial Purchasers that they currently intend to make a market in the Exchange Notes. However, the Initial Purchasers are not obligated to do so and any market-making activities with respect to the Exchange Notes may be discontinued at any time without notice.

    FRAUDULENT CONVEYANCE CONSIDERATIONS. The Company has been advised by its Brazilian counsel, Tozzini, Freire, Teixeira e Silva Advogados, that, to the extent that the Subsidiary Guarantees of the Intercompany Note given by the Guarantors are valid and enforceable in accordance with the laws of the State of New York and the United States, the laws of Brazil do not prevent such Subsidiary Guarantees from being valid, binding and enforceable against the Guarantors in accordance with their terms, provided that the Subsidiary Guarantees do not contain any provisions deemed to be against public policy, good morals and national sovereignty. In the event U.S. Federal and state fraudulent conveyance or similar laws were applied to the issuance of a Subsidiary Guarantee, if any Guarantor, at the time it incurs such Subsidiary Guarantee, (a)(i) was or is insolvent or rendered insolvent by reason of such incurrence, (ii) was or is engaged in a business or transaction for which the assets remaining with such Guarantor constituted unreasonably small capital or
(iii) intended or intends to incur, or believed or believes that it would incur, debts beyond its ability to pay such debts as they mature and (b) received or receives less than reasonably equivalent value or fair consideration, the obligations of such Guarantor under its Subsidiary Guarantee could be avoided, or claims in respect of such Subsidiary Guarantee could be subordinated to all other debts of such Guarantor. Among other things, a legal challenge of a Subsidiary Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by such Guarantor as a result of the issuance by ITSA of the Intercompany Note. If any Subsidiary Guarantee were held to be a fraudulent conveyance or unenforceable for any other reason, the holder of the Intercompany Note would cease to have any claim in respect of the Guarantor issuing such Subsidiary Guarantee and would be solely creditors of ITSA and any other Guarantors whose Subsidiary Guarantees were not avoided or held unenforceable. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy claims of the holder of the Intercompany Note relating to any avoided portion of a Subsidiary Guarantee.

RISK FACTORS RELATING TO BRAZIL


    GENERAL. Social, economic or political instability, among other developments in Brazil, could adversely affect the financial condition and results of operations of the Company, the ability of the Company to repay the Notes and the market value and liquidity of the Notes. In the past, Brazil has suffered from high levels of inflation, low real growth rates and political uncertainty. Brazil is generally considered by investors to be an "emerging market" and thus political, economic, social or other developments in other such markets may adversely affect the market value and liquidity of the Notes. For example, in December 1994, the Mexican government sharply devalued the Mexican PESO, resulting in an economic crisis in Mexico. The Mexican PESO crisis adversely affected the market value and liquidity of securities issued by companies in many of the "emerging markets," including Brazil. There can be no assurance that events in other such markets will not adversely affect the market value and liquidity of the Notes.



    ECONOMIC UNCERTAINTY; EFFECTS OF EXCHANGE RATE FLUCTUATIONS. Brazil has experienced extremely high rates of inflation for many years. Inflation, as measured by the Getulio Vargas Foundation's General Index of Market Prices (the "IGPM Index"), was approximately 458% in 1991, 1,175% in 1992, 2,567% in 1993,
870% in 1994, 15% in 1995 and 9% in 1996. Inflation, government actions to combat inflation and public speculation about future actions have had significant negative effects on the Brazilian economy in general and have also contributed materially to economic uncertainty in Brazil. In periods of inflation, many of the Company's expenses will tend to increase. Generally, in periods of inflation, a company is able to raise its prices to offset the rise in its expenses and may set its prices without government regulation. However, under Brazilian law designed to reduce inflation, the rates which the Company may charge to a particular subscriber may not be increased until the next anniversary of the subscriber's initial subscription date. Thus, the Company is less able to offset expense increases with revenue increases. Accordingly, inflation may have a material adverse effect on the Company's results of operations and financial condition.

    Beginning in 1994, the Brazilian government commenced the "Real Plan," an economic stabilization plan designed to reduce inflation by, among other things, reducing certain public expenditures, collecting debts owed to the Brazilian government, increasing tax revenues and continuing the privatization of certain state-owned enterprises. On July 1, 1994, as part of the Real Plan, the Brazilian government introduced a new currency, the REAL. There can be no assurance that the Real Plan will continue to be successful in controlling the level of inflation, that future governmental actions will not trigger an increase in inflation or that inflation will not have a material adverse effect on the Company's results of operations and financial condition.


    Brazil's rate of inflation and the government's actions to combat inflation have also affected the relationship of the value of Brazil's currency to the value of the U.S. dollar. Historically, Brazil's currency frequently had been devalued in relation to the U.S. dollar. However, after its introduction, the REAL initially appreciated against the U.S. dollar. In an effort to address concerns about the possible overvaluation of the REAL relative to the U.S. dollar, and in light of the economic upheaval in Mexico that resulted from the rapid devaluation of the Mexican PESO, the Brazilian government in March 1995 introduced new exchange rate policies which established a trading band for the REAL against the U.S. dollar. This band has been adjusted frequently, and, as of April 3, 1997, was between 1.05 REAIS and 1.14 REAIS per U.S. dollar. From September 30, 1995 to April 3, 1997, the REAL declined in value relative to the U.S. dollar by approximately 11%. There can be no assurance that the REAL will not again be devalued relative to the U.S. dollar, or that the REAL will not fluctuate significantly relative to the U.S. dollar.


    Substantially all of the Company's revenues are denominated in REAIS. A substantial portion of the Company's indebtedness, including the Old Notes (and the Exchange Notes upon their issuance) is and may be expected to continue to be, denominated in U.S. dollars. In addition, certain of the Company's operating expenses, including a significant portion of its equipment costs and a portion of its programming costs, are denominated in U.S. dollars. Any devaluation of the Brazilian currency relative to any foreign currency in which debt or other obligations of the Company are denominated could result in a foreign exchange loss with respect to such indebtedness or obligations, if such devaluation were in excess of inflation and the rate at which the Company raises prices. Any devaluation could also force the Company to seek additional financing although the Company's ability to obtain such financing may be impaired by such event. As a result, the relationship of Brazil's currency to the value of the U.S. dollar and other currencies, and the rates of devaluation of Brazil's currency relative to the prevailing rates of inflation, may adversely affect the Company's financial condition and reported results of operations, as well as its ability to meet its debt service obligations (including payment of principal of, premium, if any, and interest on the Notes) and operating expenses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Inflation and Exchange Rates." Moreover, if the Company cannot increase its prices to match the rate of inflation, even if the rate of inflation matches the rate of devaluation, the Company's ability to meet its debt service obligations and operating expenses may be impaired.

    The Company does not currently seek to hedge exchange rate risks in the financial markets or otherwise, as it believes that the costs of such hedging outweigh the related risks. As a result, the Company may experience economic loss with respect to its investments and fluctuations in its reported results of operations solely as a result of currency rate fluctuations, which may have a material adverse effect on the Company's financial condition.

    FOREIGN EXCHANGE CONTROLS AND EXCHANGE RATES. There are two legal foreign exchange markets in Brazil: the commercial rate exchange market (the "Commercial Market") and the floating rate exchange market (the "Floating Market"). Prior to the implementation of the Real Plan, the Commercial Market Rate and the Floating Market Rate differed significantly. There can be no assurance that there will not be significant differences between such rates in the future. See "Exchange Rate Data."

    RESTRICTIONS ON CONVERSION AND U.S. REMITTANCES ABROAD. The Brazilian Government has the authority under current legislation to impose restrictions on the remittance abroad of capital when a serious deficit in Brazil's balance of payments is seriously threatened or occurs, as it did for approximately six months in 1989 and early 1990, and on the conversion of REAIS into foreign currencies. Such restrictions may hinder or prevent the Company's Brazilian subsidiaries from purchasing equipment required to be paid for in U.S. dollars and from converting dividends or distributions or scheduled interest and principal payments under the Intercompany Note into U.S. dollars and remitting U.S. dollars to TV Filme and from making payment on judgments obtained in a court in Brazil. Such restrictions could adversely affect the Company. The Company could also be adversely affected by delays in, or a refusal to grant, any required Brazilian governmental approval for conversion of REAL payments and remittances abroad in respect of such dividends, distributions, interest and principal payments.

    There can be no assurance that the Brazilian Government will not in the future impose more restrictive foreign exchange regulations that would have the effect of eliminating or restricting the Company's or any of its subsidiaries access to foreign currency that would be required to meet its foreign currency obligations, including its obligations under the Notes, the Intercompany Note or Subsidiary Guarantee, as the case may be. The likelihood of the imposition of such restrictions by the Brazilian Government may be affected by, among other factors, the extent of Brazil's foreign currency reserves, the availability of foreign currency in the foreign exchange markets on the date a payment is due, the size of Brazil's debt service burden relative to the economy as a whole, and Brazil's policy toward the International Monetary Fund and political constraints to which Brazil may be subject.

    POLITICAL UNCERTAINTY. Historically, the Brazilian Government has often changed monetary, credit, tariff and other policies to influence the course of Brazil's economy. Such government actions have included wage and price controls as well as other measures, such as freezing bank accounts, imposing capital controls and inhibiting imports and exports. A primary objective of the Brazilian Government in recent years has been to control government spending. Some progress has been made, but fiscal deficits remain high. Reducing the deficit is made more difficult by Brazil's Constitution, which requires the Brazilian Government to make substantial funds available to the state administrations, while limiting the Brazilian Government's ability to raise sufficient funds from taxes. Changes in policy involving, among other things, tariffs, exchange controls, regulatory policy and taxation, as well as events such as inflation, devaluation, social instability or other political, economic or diplomatic developments, could adversely affect the Brazilian economy and have a material adverse effect on the Company's results of operations and financial condition.

    The Brazilian political environment has been marked by high levels of uncertainty since Brazil returned to civilian rule in 1985 after 20 years of military government. The death of a President-elect in 1985 and the resignation of another President in 1992 in the midst of his impeachment trial, as well as frequent turnover at and immediately below the cabinet level, have contributed to delays in the adoption of coherent and sustained policies to confront the country's economic issues. Mr. Fernando Henrique Cardoso, Brazil's Finance Minister at the time of the implementation of the Real Plan, was elected President of Brazil in October 1994 and took office in January 1995. President Cardoso was elected by a coalition of political parties, and, as a result, his administration may be required to accept more compromises than if his party controlled the Brazilian legislature. In addition, the President is ineligible for re-election when his current term expires in 1998. President Cardoso has supported the Real Plan, the reduction of inflation, privatization measures and certain free-market policies. However, many political factions oppose certain of the administration's policies, and there can be no assurance that any of the administration's policies, including the Real Plan, will be supported by the legislature.

    POTENTIAL UNENFORCEABILITY OF CIVIL LIABILITIES AND JUDGMENTS. Certain of the directors and officers of TV Filme and certain experts named herein are non-residents of the U.S., and all or a substantial portion of the assets of such persons are located outside of the U.S. TV Filme's subsidiaries and substantially all of the Company's assets are located in Brazil. As a result, it may not be possible for investors to effect service of process within the U.S. upon such persons (unless an agent for service of process is duly appointed by them, in which case service of process effected under U.S. laws would be deemed valid by the Brazilian courts in the case of the confirmation of foreign judgments described below) or enforce in the U.S. against such persons or the subsidiaries judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of U.S. Federal securities laws. Each of TV Filme, ITSA and the Subsidiary Guarantors has appointed the Corporation Service Company, New York, New York, as its agent for service of process with respect to any action brought against it in any federal or state court in the State of New York arising from the Intercompany Note or the Subsidiary Guarantees, respectively. The Company has been advised by its Brazilian counsel, Tozzini, Freire, Teixeira e Silva Advogados, that a judgment of a U.S. court for civil liabilities predicated upon U.S. Federal securities laws may be enforced in Brazil against the Company, its directors, its officers and the experts named herein without reconsideration of the merits, upon confirmation of that judgment by the Brazilian Federal Supreme Court. That confirmation will occur if the foreign judgment (i) fulfills all formalities required for its enforceability under the laws of the U.S., (ii) is issued by a competent court after service of process upon the Company, (iii) is not subject to appeal, (iv) is authenticated by a Brazilian consular office in the U.S. and is accompanied by a sworn translation and (v) is not contrary to Brazilian national sovereignty, public policy or good morals (as set forth in Brazilian law). In addition, the Company has been advised by such Brazilian counsel that original actions in connection with this Prospectus predicated solely on U.S. Federal securities laws may be brought in Brazilian courts and that Brazilian courts may enforce liabilities in such actions against the Company and its officers and directors. Plaintiffs will be required to post a bond in Brazil prior to commencing any such action to cover legal fees and court expenses. Furthermore, no assurance can be given that the confirmation process described above may be conducted in a timely manner or that a Brazilian court would enforce liabilities for violation of U.S. Federal securities laws. Any judgment obtained against the Company in a court in Brazil under the Notes, the Indenture, the Intercompany Note or the Subsidiary Guarantees will be expressed in the Brazilian currency equivalent of the U.S. dollar judgment amount.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

    The Old Notes were originally issued and sold by TV Filme to the Initial Purchasers on December 20, 1996, pursuant to the Purchase Agreement. The offer and sale of the Old Notes was not required to be registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act and certain other available exemptions under the Securities Act. In connection with the Offering, TV Filme also entered into the Registration Rights Agreement, pursuant to which TV Filme granted certain registration rights for the benefit of the holders of the Old Notes. Under the terms of the Registration Rights Agreement, TV Filme agreed, for the benefit of the holders of the Old Notes, that it would, at its own cost, file, on or prior to February 18, 1997, the Exchange Offer Registration Statement with the Commission with respect to a registered offer to exchange the Old Notes for Exchange Notes, which Exchange Notes will have terms substantially identical to the Old Notes, (ii) use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission under the Securities Act on or prior to April 19, 1997, (iii) commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement is declared effective by the Commission, Exchange Notes in exchange for all Old Notes tendered prior thereto in the Exchange Offer, unless the Exchange Offer would not be permitted by applicable law or Commission policy. If (i) TV Filme is not required to file the Exchange Offer Registration Statement or permitted to commence or accept tenders pursuant to the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of Transfer Restricted Securities notifies TV Filme within 20 business days after the consummation of the Exchange Offer that (a) it is prohibited by law or Commission policy from participating in the Exchange Offer or (b) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (c) that it is a broker-dealer and owns Old Notes acquired directly from TV Filme or an affiliate of TV Filme, TV Filme has agreed to file the Shelf Registration Statement and use all reasonable efforts to have the Shelf Registration Statement declared effective and kept effective until December 20, 1999. The purpose of this Exchange Offer is to fulfill certain of TV Filme's obligations under the Registration Rights Agreement.

TERMS OF THE EXCHANGE OFFER

    TV Filme is offering, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange $1,000 in principal amount of the Exchange Notes for each $1,000 in principal amount of the outstanding Old Notes. TV Filme will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the Expiration Date. Tenders of the Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions, which may be waived by TV Filme. TV Filme reserves the right to amend, terminate or extend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of such conditions. The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rate and maturity) to the terms of the Old Notes for which they may be exchanged in the Exchange Offer, except that (i) the Exchange Notes are freely transferable by the holders thereof (other than as provided herein), and are not subject to any covenant regarding registration under the Securities Act,
(ii) holders of Exchange Notes will not be entitled to Liquidated Damages and
(iii) holders of Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement intended for holders of unregistered securities, except in limited circumstances. See "--Conditions of the Exchange Offer."

    Old Notes may be tendered only in multiples of $1,000. Subject to the foregoing, Eligible Holders may tender less than the aggregate principal amount represented by the Old Notes held by them, provided that they appropriately indicate this fact on the Letter of Transmittal accompanying the tendered Old Notes (or so indicate pursuant to the procedures for book-entry transfer).

    As of the date of this Prospectus, $140.0 million aggregate principal amount of Old Notes is outstanding, the maximum amount authorized by the Indenture for all Notes. Solely for reasons of administration (and for no other purpose), TV
Filme has fixed the close of business on            , 1997, as the record date
(the "Record Date") for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. Only an Eligible Holder of the Old Notes (or such Eligible Holder's legal representative or attorney-in-fact) may participate in the Exchange Offer. There will be no fixed record date for determining Eligible Holders of the Old Notes entitled to participate in the Exchange Offer. TV Filme believes that, as of the date of this Prospectus, no such Eligible Holder is an affiliate of TV Filme within the meaning of Rule 405 under the Securities Act.

    TV Filme shall be deemed to have accepted validly tendered Old Notes when, as and if TV Filme has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Eligible Holders of Old Notes and for the purposes of receiving the Exchange Notes from TV Filme.

    If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering Eligible Holder thereof as promptly as practicable after the Expiration Date.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The Expiration Date shall be            , 1997 at 5:00 p.m., New York City
time, unless TV Filme, in its sole discretion, extends the Exchange Offer, in which case the Expiration Date shall be the latest date and time to which the Exchange Offer is extended.

    In order to extend the Exchange Offer, TV Filme will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such notice and public announcement shall set forth the new Expiration Date of the Exchange Offer.

    TV Filme reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, (ii) to extend the Exchange Offer, (iii) if any of the conditions set forth below under "--Conditions of the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension, or termination to the Exchange Agent and (iv) to amend the terms of the Exchange Offer in any manner. If the Exchange Offer is amended in a manner determined by TV Filme to constitute a material change, TV Filme will, in accordance with applicable law, file a post-effective amendment to the registration statement (a "Post-effective Amendment") and resolicit the registered holders of the Old Notes. If TV Filme files a Post-effective Amendment, it will notify the Exchange Agent of an extension of the Exchange Offer by oral or written notice, and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the effectiveness of such Post-effective Amendment. Such notice and public announcement shall set forth the new Expiration Date, which new Expiration Date shall be no less than five days after the then applicable Expiration Date.

CONDITIONS OF THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, TV Filme will not be required to issue Exchange Notes in respect of any properly tendered Old Notes not previously accepted and may terminate the Exchange Offer, or, at its option, modify or otherwise amend the Exchange Offer, if any of the following events occur:

        (a) any law, rule or regulation or applicable interpretations of the staff of the Commission which, in the good faith determination of TV Filme, do not permit TV Filme to effect the Exchange Offer; or

        (b) there shall occur a change in the current interpretation by the staff of the Commission which permits the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes to be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder that is an affiliate of TV Filme within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Notes; or

        (c) there shall have occurred (i) any general suspension of or general limitation or prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (ii) any limitation by any governmental agency or authority which may adversely affect the ability of TV Filme to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (iv) a commencement of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

        (d) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of TV Filme that is or may be adverse to TV Filme, or TV Filme shall have become aware of facts that have or may have adverse significance with respect to the value of the Old Notes or the Exchange Notes;

which, in the reasonable judgment of TV Filme in any case, and regardless of the circumstances (including any action by TV Filme) giving rise to any such condition, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

    TV Filme expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Old Notes upon the occurrence of any of the foregoing conditions (which represent all of the material conditions to the acceptance by TV Filme of properly tendered Old Notes). In addition, TV Filme may amend the Exchange Offer at any time prior to the Expiration Date if any of the conditions set forth above occur. Moreover, regardless of whether any of such conditions has occurred, TV Filme may amend the Exchange Offer in any manner which, in its good faith judgment, is advantageous to holders of the Old Notes.

    The foregoing conditions are for the sole benefit of TV Filme and may be waived by TV Filme, in whole or in part, in the reasonable judgment of TV Filme. Any determination made by TV Filme concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

    TV Filme is not aware of the existence of any of the foregoing events.

ACCRUED INTEREST ON THE OLD NOTES

    Interest on the Exchange Notes shall accrue from the last Interest Payment Date (June 15 or December 15) on which interest was paid on the Old Notes so surrendered or, if no interest has been paid on the Old Notes, from December 20, 1996. See "Description of Exchange Notes--Principal, Maturity and Interest."

PROCEDURES FOR TENDERING OLD NOTES

    The tender of an Eligible Holder's Old Notes as set forth below and the acceptance thereof by TV Filme will constitute a binding agreement between the tendering Eligible Holder and TV Filme upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, an Eligible Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit such Old Notes, together with a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at the address set forth under "--The Exchange Agent; Assistance" prior to 5:00 p.m., New York City time, on the Expiration Date. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE ELIGIBLE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT THE ELIGIBLE HOLDER USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

    Each signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant hereto are tendered (i) by a registered holder of the Old Notes who has not completed either the box entitled "Special Exchange Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal or (ii) by an Eligible Institution (as defined). In the event that a signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or otherwise be an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). If the Letter of Transmittal is signed by a person other than the registered holder of the Old Notes, the Old Notes surrendered for exchange must either (i) be endorsed by the registered holder, with the signature thereon guaranteed by an Eligible Institution or (ii) be accompanied by a bond power, in satisfactory form as determined by TV Filme in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution. The term "registered holder" as used herein with respect to the Old Notes means any person in whose name the Old Notes are registered on the books of the Registrar.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of Old Notes tendered for exchange will be determined by TV Filme in its sole discretion, which determination shall be final and binding. TV Filme reserves the absolute right to reject any and all Old Notes not properly tendered and to reject any Old Notes TV Filme's acceptance of which might, in the judgment of TV Filme or its counsel, be unlawful. TV Filme also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by TV Filme shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such period of time as TV Filme shall determine. TV Filme will use reasonable efforts to give notification of defects or irregularities with respect to tenders of Old Notes for exchange but shall not incur any liability for failure to give such notification. Tenders of the Old Notes will not be deemed to have been made until such irregularities have been cured or waived.

    If any Letter of Transmittal, endorsement, bond power, power of attorney or any other document required by the Letter of Transmittal is signed by a trustee, executor, corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by

TV Filme, proper evidence satisfactory to TV Filme, in its sole discretion, of such person's authority to so act must be submitted.

    Any beneficial owner of Old Notes (a "Beneficial Owner") whose Old Notes are registered in the name of a nominee, such as a broker, dealer, commercial bank or trust company and who wishes to tender Old Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to promptly tender on such Beneficial Owner's behalf. If such Beneficial Owner wishes to tender directly, such Beneficial Owner must, prior to completing and executing the Letter of Transmittal and tendering Old Notes, make appropriate arrangements to register ownership of the Old Notes in such Beneficial Owner's name. Beneficial Owners should be aware that the transfer of registered ownership may take considerable time.

    By tendering Old Notes for exchange, each registered holder will represent to TV Filme that, among other things (i) the Exchange Notes to be acquired in connection with the Exchange Offer by the Eligible Holder and each Beneficial Owner of the Old Notes are being acquired by the Eligible Holder and each Beneficial Owner in the ordinary course of business of the Eligible Holder and each Beneficial Owner, (ii) the Eligible Holder and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes, (iii) the Eligible Holder and each Beneficial Owner acknowledge and agree that any person participating in the Exchange Offer for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters that are discussed herein under "--Resales of Exchange Notes," (iv) that if the Eligible Holder is a broker-dealer that acquired Old Notes for its own account as a result of market-making or other trading activities, such Eligible Holder will deliver a prospectus in connection with any resale of Exchange Notes acquired in the Exchange Offer, (v) the Eligible Holder and each Beneficial Owner understand that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K of the Commission and (vi) neither the Eligible Holder nor any Beneficial Owner is an affiliate of TV Filme within the meaning of Rule 405 of the Securities Act, except as otherwise dislcosed to TV Filme in writing. In connection with a book-entry transfer, each participant will confirm that it makes the representations and warranties contained in the Letter of Transmittal.

    GUARANTEED DELIVERY PROCEDURES. Eligible Holders of Old Notes who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or
(ii) who cannot deliver their Old Notes or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date (or complete the procedure for book-entry transfer on a timely basis), may tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal. Pursuant to such procedures: (i) such tender must be made by or through an Eligible Institution and a Notice of Guaranteed Delivery must be signed by such Eligible Holder, (ii) on or prior to the Expiration Date, the Exchange Agent must have received from the Eligible Holder and the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Eligible Holder, the certificate number or numbers of the tendered Old Notes, and the principal amount of tendered Old Notes, stating that the tender is being made thereby and guaranteeing that, within three (3) business days after the date of delivery of the Notice of Guaranteed Delivery, the tendered Old Notes, a duly executed Letter of Transmittal and any other required documents will be deposited by the Eligible Institution with the Exchange Agent and (iii) such properly completed and executed documents required by the Letter of Transmittal and the tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at the Depository) must be received by the Exchange Agent within three (3) business days after the Expiration Date. Any Eligible Holder who wishes to tender Old Notes pursuant to the guaranteed delivery procedures described above must assure that the Exchange Agent receives the Notice of Guaranteed Delivery and Letter of Transmittal relating to such Old Notes prior to 5:00 p.m., New York City time, on the Expiration Date.

    BOOK-ENTRY DELIVERY. The Exchange Agent will establish an account with respect to the Old Notes at the Depository ("Book-Entry Transfer Facility") for purposes of the Exchange Offer promptly after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Old Notes by causing such facility to transfer Old Notes into the Exchange Agent's account in accordance with such facility's procedure for such transfer. Even though delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and other documents required by the Letter of Transmittal, must, in any case, be transmitted to and received by the Exchange Agent at one of its addresses set forth under "--The Exchange Agent; Assistance" before the Expiration Date, or the guaranteed delivery procedure set forth above must be followed. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that such Book-Entry Transfer Facility has received and express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Old Notes that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that TV Filme may enforce such agreement against such participant.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

    Upon satisfaction or waiver of all the conditions to the Exchange Offer, TV Filme will accept any and all Old Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly after acceptance of the Old Notes. For purposes of the Exchange Offer, TV Filme shall be deemed to have accepted validly tendered Old Notes, when, as, and if TV Filme has given oral or written notice thereof to the Exchange Agent.

    In all cases, issuances of Exchange Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents (or of confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at the Depository); provided, however, that TV Filme reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason, such unaccepted Old Notes will be returned without expense to the tendering Eligible Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

WITHDRAWAL RIGHTS

    Tenders of the Old Notes may be withdrawn by delivery of a written notice to the Exchange Agent, at its address set forth under "--The Exchange Agent; Assistance" at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes, as applicable), (iii) be signed by the Eligible Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by TV Filme in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution together with the other documents required upon transfer by the Indenture, and (iv) specify the name in which such Old Notes are to be re-registered, if different from the Depositor, pursuant to such documents of transfer. Any questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by TV Filme, in its sole discretion. The Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are withdrawn will be returned to the Eligible Holder thereof without cost to such Eligible Holder as soon as practicable after withdrawal. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Notes" at any time on or prior to the Expiration Date.

THE EXCHANGE AGENT; ASSISTANCE

    IBJ Schroder Bank & Trust Company is the Exchange Agent. All tendered Old Notes, executed Letters of Transmittal and other related documents should be directed to the Exchange Agent. Questions and requests for assistance and requests for additional copies of this Prospectus, the Letter of Transmittal and other related documents should be addressed to the Exchange Agent as follows:


          BY MAIL:              BY HAND/OVERNIGHT EXPRESS:       FACSIMILE TRANSMISSION:
  IBJ Schroder Bank & Trust      IBJ Schroder Bank & Trust           (212) 858-2952
           Company                        Company              (For Eligible Institutions
      One State Street               One State Street                     Only)
  New York, New York 10004       New York, New York 10004          TO CONFIRM RECEIPT:
 Attention: Corporate Trust     Attention: Corporate Trust           (212) 858-2815
       Administration                 Administration


SOLICITATION OF TENDERS; FEES AND EXPENSES

    No person has been authorized to give any information or to make any representation in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by TV Filme. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will offers be accepted from or on behalf of) holders of Old Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, TV Filme may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Old Notes in such jurisdiction.

    All expenses incident to TV Filme's consummation of the Exchange Offer and compliance with the Registration Rights Agreement will be borne by TV Filme, including without limitation: (i) all registration and filing fees and expenses,
(ii) all fees and expenses incurred in connection with compliance with federal securities and state securities or Blue Sky laws, (iii) printing expenses (including, without limitation, expenses of printing certificates for the Exchange Notes to be issued in the Exchange Offer and printing of prospectuses),
(iv) messenger, delivery and telephone expenses, (v) all fees and disbursements of counsel for TV Filme, (vi) fees and disbursements of independent auditors of TV Filme (including the expenses of any special audit and comfort letters required by or incident to such performance), (vii) internal expenses of TV Filme (including, without limitation, all salaries and expenses of officers and employees of TV Filme performing legal or accounting duties), and (viii) fees and expenses, if any, incurred in connection with the listing of the Exchange Notes on any securities exchange.

    TV Filme has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. TV Filme, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

    TV Filme will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

    The Exchange Notes will be recorded at the same carrying value as the Old Notes, as reflected in TV Filme's accounting records on the date of the exchange. Accordingly, no gain or loss will be recognized by TV Filme for accounting purposes. The expenses of the Exchange Offer and the unamortized expenses related to the issuance of the Old Notes will be amortized over the term of the Exchange Notes.

RESALES OF THE EXCHANGE NOTES

    Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, TV Filme believes that the Exchange Notes issued pursuant to the Exchange Offer to an Eligible Holder in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such Eligible Holder (other than (i) a broker-dealer who purchased Old Notes directly from TV Filme for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act, or (ii) a person that is an affiliate of TV Filme within the meaning of Rule 405 under the Securities
Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Eligible Holder is acquiring the Exchange Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. TV Filme has not requested or obtained an interpretive letter from the Commission staff with respect to this Exchange Offer, and TV Filme and the Eligible Holders are not entitled to rely on interpretive advice provided by the staff to other persons, which advice was based on the facts and conditions represented in such letters. However, the Exchange Offer is being conducted in a manner intended to be consistent with the facts and conditions represented in such letters. If any Eligible Holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such Eligible Holder cannot rely on the position of the staff of the Commission enunciated in MORGAN STANLEY & CO., INCORPORATED (available June 5, 1991) and EXXON CAPITAL HOLDINGS CORPORATION (available May 13, 1988), or interpreted in the Commission's letters to SHEARMAN AND STERLING (available July 2, 1993) and K-III COMMUNICATIONS CORPORATION (available May 14, 1993), or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must, in connection with any resale of such Exchange Notes, comply with the prospectus delivery requirements of the Securities Act and must acknowledge that it will deliver a prospectus in connection with any such resale. TV Filme has agreed that, for a period of twelve months after the date of this Prospectus, it will make this Prospectus, as amended and supplemented, available to any broker-dealer who receives Exchange Notes in the Exchange Offer for use in connection with any such resale. See "Plan of Distribution."

CONSEQUENCE OF FAILURE TO EXCHANGE

    Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the offer or sale of the Old Notes pursuant to an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exception from, or in a transaction not subject to, the Securities Act and applicable states securities laws. TV Filme does not currently anticipate that it will register the Old Notes under the Securities Act. See "Risk Factors--Risk Factors Relating to the Company and the Exchange Offer--Consequences of Failure to Exchange."

OTHER

    Participation in the Exchange Offer is voluntary, and holders of Old Notes should carefully consider whether to participate. Holders of the Old Notes are urged to consult their financial and tax advisers in making their own decisions on what action to take.

    As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of, this Exchange Offer, TV Filme will have fulfilled certain covenants contained in the Registration Rights Agreement. Holders of Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights, and limitations applicable thereto, under the Indenture, except for any such rights under the Registration Rights Agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this Exchange Offer. See "Description of Exchange Notes." All untendered Old Notes will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon and in the Indenture. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Old Notes could be adversely affected.

    TV Filme may in the future seek to acquire untendered Old Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. TV Filme has no present plan to acquire any Old Notes which are not tendered in the Exchange Offer.

                               EXCHANGE RATE DATA

    There are two legal foreign exchange markets in Brazil: the Commercial Market and the Floating Market. The Commercial Market is reserved primarily for foreign trade transactions and transactions that generally require prior approval from Brazilian monetary authorities, including the purchase and sale of registered investments by foreign persons and related remittances of funds abroad, including a purchase by TV Filme of the Intercompany Note. Purchases of foreign exchange in the Commercial Market may be carried out only through a financial institution in Brazil authorized to buy and sell currency in that market. The "Floating Market Rate" generally applies to transactions to which the "Commercial Market Rate" does not apply. Prior to the implementation of the Real Plan, the Commercial Market Rate and the Floating Market Rate differed significantly at times. Since the introduction of the REAL, the two rates have not differed significantly, although there can be no assurance that there will not be significant differences between the two rates in the future. Both the Commercial Market Rate and the Floating Market Rate are reported by the Central Bank on a daily basis.

    Both the Commercial Market Rate and the Floating Market Rate are freely negotiated but are strongly influenced by the Central Bank, which typically intervened in the Commercial Market, prior to the implementation of the Real Plan, in order to control fluctuations and to regulate disparities between the Commercial Market Rate and the Floating Market Rate. After implementation of the Real Plan, the Central Bank allowed the REAL to float with minimal intervention. However, as described below, on March 6, 1995, the Central Bank announced its intention to intervene in the foreign exchange markets and has subsequently intervened in the markets and taken other actions affecting such markets.

    On August 1, 1993, the CRUZEIRO REAL replaced the CRUZEIRO as the unit of Brazilian currency, with each CRUZEIRO REAL being equal to 1,000 CRUZEIROS. Beginning in 1994, the Brazilian Government began implementation of the Real Plan. On July 1, 1994, the REAL replaced the CRUZEIRO REAL as the unit of Brazilian currency, with each REAL being equal to 2,750 CRUZEIROS REAIS and having an exchange rate of R$1.00 to US$1.00. According to Brazilian law, the issuance of REAIS is controlled by quantitative limits backed by a corresponding amount of U.S. dollars in reserves, but the Brazilian Government subsequently expanded those quantitative limits and allowed the REAL to float, with parity between the REAL and the U.S. dollar (R$1.00 to US$1.00) as a ceiling.

    On March 6, 1995, the Central Bank announced that it would intervene in the market and buy or sell U.S. dollars, establishing a band (FAIXA DE FLUTUACAO) in which the exchange rate between the REAL and the U.S. dollar could fluctuate. The Central Bank initially set the band with a floor of R$0.86 per US$1.00 and a ceiling of R$0.90 per US$1.00 and provided that, from and after May 2, 1995, the band would fluctuate between R$0.86 and R$0.98 per US$1.00. Shortly thereafter, the Central Bank issued a new directive providing that the band would be between R$0.88 and R$0.93 per US$1.00. On June 22, 1995, the Central Bank issued another directive providing that the band would be between R$0.91 and R$0.99 per US$1.00 and subsequently reset the band on January 30, 1996 to between R$0.97 and R$1.06 per US$1.00. There can be no assurance that the band will not be altered in the future.

    The following table sets forth the Commercial Market Rate for the periods indicated.


                                                              EXCHANGE RATES OF BRAZILIAN CURRENCY PER
                                                                             US$1.00(1)
                                                         --------------------------------------------------
PERIOD                                                       LOW         HIGH      AVERAGE(2)   PERIOD-END
-------------------------------------------------------  -----------  -----------  -----------  -----------
1990...................................................     0.000004     0.000062     0.000025     0.000062
1991...................................................     0.000062     0.000389     0.000149     0.000389
1992...................................................     0.000393     0.004505     0.001655     0.004505
1993...................................................     0.004557     0.118584     0.032809     0.118584
1994...................................................     0.120444     0.940000     0.645000     0.846000
1995...................................................     0.834000     0.972600     0.917742     0.972500
1996...................................................     0.097260     1.040000     1.006300     1.039400
1997 (through April 3).................................     1.039300     1.061500     1.049000     1.060000


------------------------------

(1) The information set forth above is based on information published by the Central Bank. The Federal Reserve Bank of New York does not publish a noon-buying rate for REAIS.

(2) Weighted average of the exchange rates on business days for the period.

                                  THE COMPANY

    The predecessor of TV Filme was founded in 1989 by certain members of the Company's current senior management team. In September 1989, the Company was granted a license to operate a wireless cable system in Brasilia, the capital of Brazil, and commenced operations in 1990 with a one channel offering. Licenses to operate the Goiania and Belem systems were acquired in 1994 from TVA Sistema.

    From 1993 through 1996, the Company raised an aggregate of approximately $16.8 million through a series of private equity placements to Tevecap and Warburg, Pincus. TV Filme completed the Initial Public Offering in August 1996 with net proceeds of approximately $24.4 million. With proceeds from these financings, the Company increased the channel offerings in Brasilia, launched new wireless cable television systems in Goiania and Belem and expanded its subscriber base. The Company has exclusive rights in its current operating markets to transmit, via MMDS and hardwire cable, programming offered by Tevecap and its subsidiaries.

    In connection with the Initial Public Offering, TV Filme was formed in April 1996 to become the holding company of and successor to ITSA. ITSA was formed in May 1994 as a holding company for and successor to TV Filme Servicos de Telecomunicacoes S.A. ("TVFSA"), the predecessor of TV Filme Servicos.

    In connection with the Initial Public Offering, TV Filme entered into a reorganization (the "Reorganization") pursuant to which all of the preferred stock of ITSA was converted into common stock of ITSA and each share of common stock of ITSA was exchanged for 1,844 shares of Common Stock of TV Filme. Pursuant to the Reorganization, (i) 51% of the voting stock of TV Filme Servicos was transferred to TVTEL Ltda., an entity all the stock of which is owned by certain stockholders of TV Filme who are Brazilian nationals, including certain directors and executive officers of TV Filme (namely Tevecap, Mrs. Maria Nise Studart Lins de Albuquerque, Messrs. Hermano Lins and Carlos Andre Lins and Ms. Maria Veronica Lins) with ITSA retaining 49% of the voting stock and 83% of the economic interests in TV Filme Servicos; (ii) the operating assets of the wireless cable system of Brasilia were transferred from TV Filme Servicos to TV Filme Brasilia; and (iii) TV Filme Servicos entered into various agreements with ITSA and its subsidiaries pursuant to which, among other things, TV Filme Servicos has authorized ITSA to operate the existing wireless cable systems under its current licenses and to operate future cable systems under future license grants. TV Filme owns 100% of ITSA, which holds 49% of the voting stock and 83% of the economic interests of TV Filme Servicos, and 100% of TV Filme Brasilia, TV Filme Goiania and TV Filme Belem.


    TV Filme is a publicly-traded Delaware corporation. Its major stockholders include Tevecap, one of the leading pay television operators in Brazil and one of the country's largest pay television programming distributors, Warburg, Pincus, and certain members of management and their family.

    The Company's organizational structure is as follows:

[Contains a chart describing the organizational structure of the Company. The Chart explains that TV Filme is 100% owned by existing U.S. stockholders and certain existing Brazilian stockholders, that ITSA is 100% owned by TV Filme, that TV Filme Brasilia, TV Filme Goiania and TV Filme Belem are 100% owned by ITSA. In addition, the Chart indicates that ITSA has a 49% voting interest and 83% equity interest in TV Filme Servicos, and that TVTEL Ltda. has a 51% voting interest and 17% total equity interest in TV Filme Servicos. The Chart also shows that TVTEL Ltda. is 100% owned by Brazilian stockholders.]

                                USE OF PROCEEDS



    There will be no cash proceeds to TV Filme from the exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer. See "Plan of Distribution." In accordance with the terms of the Indenture, on the Closing Date the proceeds of the Offering were loaned to ITSA, which loan is evidenced by the Intercompany Note. Of the $140.0 million loaned to ITSA, approximately $33.5 million was used to purchase the Pledged Securities, scheduled interest and principal payments on which is in an amount sufficient to provide for payment in full when due of the first four scheduled interest payments on the Notes. The Pledged Securities have been pledged as security for the repayment of principal and interest on the Notes. See "Description of Exchange Notes--Security." The Pledged Securities are being held by the Collateral Agent under the Pledge Agreement pending disbursement.



    The Company expects to use the balance of the net proceeds as follows: (i) approximately $15.0 million to finance the acquisition of additional MMDS licenses or systems; (ii) approximately $40.0 million to fund the development of new systems launched or acquired, including capital expenditures, working capital needs and operating losses associated with such systems; and (iii) approximately $44.9 million to (a) acquire and develop additional programming for its pay television systems, (b) provide value-added services to existing and potential subscribers, such as Internet access and (c) fund the Company's working capital and capital expenditure needs, including funding continued subscriber growth and exploring and implementing new transmission technologies, which may include digital transmission, for its pay television systems.



    While no new MMDS licenses have been awarded to the Company, it believes it is well-positioned to obtain some of the licenses which it expects to be auctioned by the Ministry of Communications. See "Business--Regulatory Environment--License Procedures." Although the cost of purchasing or acquiring any given license cannot be predicted, the Company believes that such costs have increased substantially in recent years and will continue to increase, due to increased competition. Based upon current market and operating conditions, the Company estimates that the average cost of launching and deploying any additional wireless cable operating system after the granting of a new license in the Company's application markets could be up to approximately $12.0 million, including construction of a headend facility, subscriber-related capital costs and funding initial development and marketing costs and operating losses, depending upon factors particular to each such market.



    A portion of the Company's expansion may occur through joint ventures or acquisitions of both existing pay television systems and new pay television licenses. Currently, the Company is engaged, on a preliminary basis, in evaluations, discussions and other activities relating to the possible acquisition of existing pay television providers. Because of the preliminary nature of all of such acquisition-related activities, there can be no assurance as to whether or when any such transaction will be consummated or as to the terms thereof. See "Description of Exchange Notes--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock."

                                 CAPITALIZATION


    The following table sets forth the actual cash and cash equivalents, pledged securities and capitalization of the Company as of December 31, 1996. This table should be read in conjunction with the Consolidated Financial Statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.



                                                                                                  DECEMBER 31, 1996
                                                                                                  -----------------
Cash and cash equivalents, excluding pledged securities.........................................     $   116,355
Pledged securities(1)...........................................................................          33,512
                                                                                                        --------
  Total cash and cash equivalents, including pledged securities.................................     $   149,867
                                                                                                        --------
                                                                                                        --------
Long-term debt:
  12 7/8% Senior Notes due 2004.................................................................     $   140,000
  Payables to affiliate.........................................................................             200
                                                                                                        --------
    Total long-term debt........................................................................     $   140,200
                                                                                                        --------
Stockholders' equity:
  Preferred stock, $.01 par value; 1,000,000 shares authorized; no shares issued................         --
  Common stock, $.01 par value; 50,000,000 shares authorized and 10,166,176 shares issued and
    outstanding(2)..............................................................................             102
  Additional paid-in capital....................................................................          41,825
  Deficit.......................................................................................          (4,179)
                                                                                                        --------
    Total stockholders' equity..................................................................          37,748
                                                                                                        --------
      Total capitalization......................................................................     $   202,929
                                                                                                        --------
                                                                                                        --------


------------------------


(1) The pledged securities were purchased as collateral for the Notes. See Note 6 to the Consolidated Financial Statements.



(2) Excludes (i) 936,432 shares of Common Stock reserved for issuance upon the exercise of stock options available for grant under TV Filme's 1996 Stock Option Plan (as defined herein) pursuant to which options to purchase 417,000 shares of Common Stock have been granted, 297,000 of which are exercisable at $10.00 per share and 110,000 of which are exercisable at $11.00 per share, and which generally vest and become exercisable at the rate of 20% per year for five years beginning on the first anniversary of the consummation of the Initial Public Offering (August 2, 1997) and 10,000 of which are exercisable at $11.75 per share, and which vest and become exercisable at a rate of 20% per year for five years beginning December 13, 1997 and (ii) 794,764 shares of Common Stock issuable upon the exercise of certain warrants, all of which are currently exercisable at an exercise price of $6.52 per share. See "Management--Stock Options--1996 Stock Option Plan."

                    SELECTED CONSOLIDATED FINANCIAL DATA(1)


    The selected consolidated balance sheet data as of December 31, 1994, 1995 and 1996 and the selected consolidated statement of operations data for each of the years ended December 31, 1993, 1994, 1995 and 1996 are derived from, and are qualified by reference to, the Consolidated Financial Statements, which have been audited by Ernst & Young Auditores Independentes S.C., independent auditors. The selected consolidated balance sheet data as of December 31, 1992 and 1993 and the selected consolidated statement of operations data for the year ended December 31, 1992, are derived from unaudited financial statements and include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. The Consolidated Financial Statements have been prepared in accordance with U.S. GAAP in U.S. dollars. For this purpose, amounts in Brazilian currency for all periods presented have been remeasured into U.S. dollars in accordance with the methodology set forth in Statement of Financial Accounting Standards No. 52 ("SFAS No. 52") as it applies to entities operating in highly inflationary economies. Pursuant to SFAS No. 52, supplies, property, plant and equipment, intangibles and deferred installation fees and the related income statement accounts are remeasured at exchange rates in effect when the assets were acquired or the liabilities were incurred. All other assets and liabilities are remeasured at fiscal year end exchange rates, and all other income and expense items are remeasured at average exchange rates prevailing during the year. Remeasuring adjustments are included in net income
(loss) for the period. The data presented below should be read in conjunction with the Consolidated Financial Statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other information included elsewhere in this Prospectus.


                                                                                       YEAR ENDED DECEMBER 31,
                                                                        -----------------------------------------------------
                                                                          1992       1993       1994       1995       1996
                                                                        ---------  ---------  ---------  ---------  ---------

                                                                               (DOLLARS IN THOUSANDS, EXCEPT RATIO AND
                                                                                        OTHER OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Revenues..............................................................  $      69  $     287  $   2,438  $  11,404  $ $31,388
Operating costs and expenses:
  System operating....................................................          7        196        773      2,957      9,593
  Selling, general and administrative.................................         38        558      2,394      8,975     16,737
  Depreciation and amortization.......................................         11         43        365      2,049      5,921
                                                                        ---------  ---------  ---------  ---------  ---------
    Total operating costs and expenses................................         56        797      3,532     13,981     32,251
                                                                        ---------  ---------  ---------  ---------  ---------
Operating income (loss)...............................................         13       (510)    (1,094)    (2,577)      (863)
Other income (expense)................................................     --             (6)     1,612        360     (1,147)
                                                                        ---------  ---------  ---------  ---------  ---------
Net income (loss).....................................................  $      13  $    (516) $     518  $  (2,217) $  (2,010)
                                                                        ---------  ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------  ---------
Net income (loss) per share (2).......................................  $    0.00  $   (0.10) $    0.08  $   (0.27) $   (0.22)
Weighted average number of common stock and common stock equivalents
  outstanding (2).....................................................      4,516      5,295      6,885      8,086      9,256

OTHER FINANCIAL DATA:
EBITDA(3).............................................................  $      24  $    (467) $    (729) $    (216) $   5,330
Capital expenditures..................................................         31        852      3,637     16,621     25,225
Ratio of earnings to fixed charges(4).................................        5.3x    --           12.5x    --         --

OTHER OPERATING DATA:
Number of subscribers at end of period(5).............................        135      1,864      7,641     36,594     79,176
Average monthly revenue per subscriber(6).............................     --      $   30.43  $   34.13  $   40.00  $   39.63

                                                                                       AS OF DECEMBER 31,
                                                                      -----------------------------------------------------
                                                                        1992       1993       1994       1995       1996
                                                                      ---------  ---------  ---------  ---------  ---------

                                                                                     (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficit)...........................................  $  --      $     279  $   3,204  $  (6,430) $ 123,263
Property, plant and equipment, net..................................         86        895      4,182     18,870     38,333
Total assets........................................................         87      1,795     10,008     23,683    202,929
Total long-term debt................................................     --         --            600        400    140,200
Stockholders' equity(7).............................................         86        982      6,500      7,895     37,748


------------------------

(1) The Selected Consolidated Financial Data includes (i) TV Filme Servicos on a historical basis and (ii) ITSA and its subsidiaries since May 1994 and the predecessor of ITSA on a historical basis, as though they had been part of TV Filme for all periods presented. See Note 1a to the Consolidated Financial Statements.

(2) Net income (loss) per share (after giving effect to the Reorganization) is calculated using the weighted average number of shares of stock outstanding during the period together with the number of shares issuable upon the exercise of options and warrants issued during the twelve months prior to the Offering.

(3) EBITDA is defined as operating income (loss) plus depreciation, amortization and non-cash charges. EBITDA is a commonly used measure of performance in the pay television industry. While EBITDA should not be construed as a substitute for operating income (loss) or a better measure of liquidity than cash flow from operating activities, each of which is determined in accordance with U.S. GAAP, it is included herein to provide additional information regarding the ability of the Company to meet its capital expenditures, working capital requirements and any future debt service. EBITDA, however, is not necessarily a measure of the Company's ability to fund its cash needs, because it does not include capital expenditures, which the Company expects to continue to be significant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."


(4) For the years ended December 31, 1993, 1995 and 1996, earnings were insufficient to cover fixed charges by $516,000, $2,217,000, and $2,010,000, respectively. For purposes of calculating the ratio of earnings to fixed charges: (i) earnings consist of loss before income taxes, plus fixed charges and (ii) fixed charges consist of interest, plus one third of rental payments on operating leases (such amounts having been deemed by the Company to represent the interest portion of such payments).


(5) See "Business--Operating Systems and the Company's Markets."

(6) Average monthly revenue per subscriber is calculated by dividing subscription revenue for the month by the average number of subscribers for the month.

(7) TV Filme has never paid cash dividends on its Common Stock.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS REFLECTS THE HISTORICAL RESULTS OF THE COMPANY. DUE TO THE LIMITED OPERATING HISTORY, STARTUP NATURE AND RAPID GROWTH OF THE COMPANY AND TRANSLATIONS OF BRAZILIAN CURRENCY INTO U.S. DOLLARS, PERIOD-TO-PERIOD COMPARISONS OF FINANCIAL DATA ARE NOT NECESSARILY INDICATIVE, AND SHOULD NOT BE RELIED UPON AS AN INDICATOR, OF THE FUTURE PERFORMANCE OF THE COMPANY.

OVERVIEW


    The Company develops, owns and operates pay television systems in mid-sized markets in Brazil. The Company is the sole provider of MMDS in the cities of Brasilia, Goiania and Belem. Since the beginning of 1994, the Company's subscriber base has grown substantially, increasing from 1,864 subscribers to 79,176 subscribers as of December 31, 1996.



    Historically, the Company has generated operating losses, which may increase to the extent that operations of additional systems are commenced or acquired. As the Company continues to develop systems, positive EBITDA(1) from more developed systems is expected to be partially or completely offset by corporate overhead, negative EBITDA from less developed systems and from development costs associated with establishing new systems. This trend is expected to continue until the Company has a sufficiently large subscriber base to absorb operating and development costs of new systems. There can be no assurance that the Company will be able to achieve or sustain net income in the future. The Company's Brasilia System became system EBITDA positive in the third quarter of 1994, with approximately 6,000 subscribers, and generated system EBITDA of $7.4 million and operating income of $4.0 million for the year ended December 31, 1996. The Company's Belem System became system EBITDA positive in the fourth quarter of 1995, with approximately 5,000 subscribers, and generated system EBITDA of $1.6 million and operating income of $0.3 million for the year ended December 31, 1996.


    Each of the Company's systems has required an initial capital investment of approximately $1.0 million to $1.5 million to build and install a transmission tower, headend facilities and other equipment. These costs are generally depreciated over ten years. In addition, each new subscriber requires an average incremental investment of approximately $470, which includes the cost of a decoder box, installation labor and materials, other equipment and supplies, marketing and selling costs. The Company capitalizes installation costs, including installation labor, decoders and other direct costs, and depreciates these costs over five years. The Company charges new subscribers installation fees which vary from market to market, depending on factors which include the subscriber's access to other forms of pay television and whether the installation is the first installation in a building. The Company charges its subscribers an installation fee ranging from $90-$180. The Company expects to lower installation charges per subscriber as it expands its subscriber base. The Company defers installation fees, net of direct selling expenses, and recognizes these fees as revenues ratably over a five-year period.

    The Company's substantial subscriber growth has resulted from the addition of subscribers in Brasilia and from the launch of operating systems in Goiania and Belem. Television subscription revenues primarily consist of monthly fees paid by subscribers for the programming package as well as installation fees recognized for the period. System operating expenses include programming costs, a portion of the costs of

------------------------

(1) EBITDA is defined as operating income (loss) plus depreciation, amortization and non-cash charges. EBITDA is a commonly used measure of performance in the pay television industry. While EBITDA should not be construed as a substitute for operating income (loss) or a better measure of liquidity than cash flow from operating activities, each of which is determined in accordance with U.S. GAAP, it is included herein to provide additional information regarding the ability of the Company to meet its capital expenditures, working capital requirements and any future debt service. EBITDA, however, is not necessarily a measure of the Company's ability to fund its cash needs, because it does not include capital expenditures, which the Company expects to continue to be significant.

compensation and benefits for the Company's employees, vehicle rental costs, transmitter site rentals, repair and maintenance expenditures and service call costs. Depreciation and amortization expenses consist primarily of depreciation of decoder boxes, headend facilities and installation costs.


    The development of a new system requires significant expenditures, a substantial portion of which are incurred before the realization of revenues. These expenditures, together with the associated early operating expenses, result in negative cash flow until an adequate revenue generating subscriber base is established. As the subscriber base increases, revenue, as well as certain costs such as programming costs, generally increase while other costs, such as tower rental and related maintenance costs, remain constant or increase at proportionately lower levels. Accordingly, although costs increase in the aggregate as the subscriber base grows, costs as a percentage of revenues decrease and operating margins generally increase.


    Although the Company's financial statements are presented pursuant to U.S. GAAP in U.S. dollars, the Company's transactions are consummated in both REAIS and U.S. dollars. Inflation and devaluation in Brazil have had, and may continue to have, substantial effects on the Company's results of operations and financial condition. The Company does not seek to hedge currency risks in the financial markets or otherwise. See "Risk Factors--Risk Factors Relating to Brazil" and "Annex B--The Federative Republic of Brazil--Brazilian Economic Environment--Effects of Inflation."

    TV Filme, as a holding company, is dependent on the receipt of dividends and payment of intercompany obligations from its operating subsidiaries in order to meet its cash requirements. The payment of dividends from the subsidiaries of TV Filme to TV Filme and the payment of any interest on or the repayment of any principal of any loans or advances made by TV Filme to any of its subsidiaries may be subject to statutory or contractual restrictions, are contingent on the earnings and performance of such subsidiaries and are subject to various business considerations.

RESULTS OF OPERATIONS


    SELECTED OPERATING DATA. The following table sets forth certain expense and other data derived from the Consolidated Financial Statements as a percentage of the Company's revenues for each year presented.



                                                                                        YEAR ENDED DECEMBER 31,
                                                                                    -------------------------------
                                                                                      1994       1995       1996
                                                                                    ---------  ---------  ---------
Revenues..........................................................................      100.0%     100.0%       100%
Operating costs and expenses:
  System operating................................................................       31.7       25.9       30.6
  Selling, general and administrative.............................................       98.2       78.7       53.3
  Depreciation and amortization...................................................       15.0       18.0       18.9
                                                                                    ---------  ---------  ---------
    Total operating costs and expenses............................................      144.9      122.6      102.8
                                                                                    ---------  ---------  ---------
Operating income (loss)...........................................................      (44.9)     (22.6)      (2.8)
Other income (expense)............................................................       66.1        3.2       (3.6)
                                                                                    ---------  ---------  ---------
Net income (loss).................................................................      21.2%      (19.4)%      (6.4)%
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------



    REVENUES. The Company's revenues primarily consist of monthly fees paid by subscribers for the programming package, as well as installation fees recognized for the period. Revenues increased from approximately $2.4 million in 1994 to approximately $11.4 million in 1995 primarily due to an increase in the average number of subscribers in the Brasilia System of 16,513 and the launch of two new operating systems in Goiania and Belem, which had average subscribers of 5,605. Additionally, installation fees recognized increased by $1.4 million from 1994 to 1995. The average monthly revenue per subscriber increased due to an increase in monthly subscription fees implemented during 1995. Revenues increased from approximately $11.4 million in 1995 to approximately $31.4 million in 1996, primarily due to an aggregate increase of approximately 39,000 in the average number of subscribers in the Company's three operating systems. Average monthly revenue per subscriber remained essentially constant from 1995 to 1996.



    SYSTEM OPERATING EXPENSES. System operating expenses include programming costs, a portion of costs of compensation and benefits for the Company's employees, vehicle rental costs, transmitter site rentals, repair and maintenance expenditures and service call costs. System operating expenses, net of capitalized installation costs, increased from approximately $800,000 in 1994 to approximately $3.0 million in 1995 due to an increase in programming expenses of $1.2 million and to an increase in compensation and benefits, primarily to employees in the customer service and engineering departments, of $500,000. System operating expenses, net of capitalized installation costs, increased from approximately $3.0 million in 1995 to approximately $9.6 million in 1996, primarily due to an increase in programming expenses of approximately $6.0 million and an increase in compensation and benefits of approximately $0.4 million, primarily to employees in the customer service and engineering departments. From 1994 through 1996, programming expenses were affected by the increase in the number of subscribers over the period, since programming expenses are charged on a per subscriber basis, but this increase was mitigated during 1994 through 1995 by decreasing programming costs per subscriber due to volume discounts. Additionally, the Company received discounts from list prices on Tevecap programming during 1994 and the first ten months of 1995 which amounted to $340,000 and $539,000 in 1994 and 1995, respectively. The Company did not receive any such discounts in 1996 and such discounts are not expected to recur.



    SELLING, GENERAL AND ADMINISTRATIVE COSTS. Selling, general and administrative expenses ("SG&A") increased from approximately $2.4 million in 1994 to approximately $9.0 million in 1995 but as a percentage of revenues decreased to approximately 78.7% from approximately 98.2%. During 1995, compensation and benefits increased by $3.6 million, primarily to employees in the sales department and senior management, advertising increased by $500,000 and there was non-cash compensation expense in 1995 of $300,000 in connection with a grant of stock options. SG&A increased from approximately $9.0 million in 1995 to approximately $16.7 million in 1996, but as a percentage of revenues decreased to approximately 53.3% from 78.7%. Compensation and benefits increased by approximately $3.4 million from 1995 to 1996, primarily due to additions to management, additional employees in the sales department and more commissions paid to sales employees. The Company added employees primarily in the sales department to service the Company's expanded subscriber base and growth, including the expansion into the Goiania and Belem markets. From 1995 to 1996, the Company also added approximately $1.0 million to its allowance for bad debt and incurred approximately $0.8 million of additional expenses associated with advertising. Bank fees and rents also increased from 1995 to 1996 by $0.5 million and $0.3 million, respectively.



    The termination of subscriber accounts resulted in the write-off of accounts receivables of approximately $0.95 million. The result of such terminations increased average monthly churn to 1.22% for the year ended December 31, 1996 from historic levels of less than 1%. As of December 31, 1996, the Company's accounts receivables totaled approximately $4.3 million before an allowance for doubtful accounts of $0.7 million.



    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses consist primarily of depreciation of decoder boxes, headend facilities and capitalized installation costs. Since inception, the Company's direct costs of obtaining subscribers generally have exceeded installation revenues. These costs are capitalized and depreciated over a five year period. Depreciation and amortization expense increased from approximately $400,000 in 1994 to approximately $2.0 million in 1995 due to an increase in the number of subscribers in the Brasilia System and the launch of two new operating systems in Goiania and Belem.

Depreciation and amortization expense increased from approximately $2.0 million in 1995 to approximately $5.9 million in 1996, primarily due to increases in the number of installed subscribers in each of the Company's three operating systems.



    OPERATING INCOME (LOSS). Operating loss increased from 1994 to 1995 and from 1995 to 1996 primarily due to increases in expenses in connection with the development of the Company's business, as explained above. The Company may continue to generate operating losses as it further expands its existing systems and develops additional systems.



    OTHER INCOME (EXPENSE). Interest expense for 1994 was insignificant. Interest expense increased in 1995 as a result of short-term borrowings from Abril and certain of its affiliates of approximately $1.7 million incurred by the Company to finance the development and launch of the Goiania System and the Belem System and to support an increase in the number of subscribers. Interest income during 1994 was generated by the short-term investment of the proceeds of a $5.0 million private placement in 1994. In 1995, interest income was generated by cash on hand at the beginning of 1995 and the short-term investment of the proceeds of a $3.3 million private placement in 1995. Interest expense increased by $1.0 million from 1995 to 1996 primarily as a result of higher average short-term borrowings from Abril and certain of its affiliates and accrued interest associated with the Old Notes. Interest income increased by $0.3 million from 1995 to 1996 primarily as a result of earnings on additional investments.



    Exchange and translation gains have arisen primarily as a result of short-term investments and borrowings denominated in REALS to U.S. dollars in accordance with SFAS No. 52. These amounts can fluctuate significantly as a result of changes in the exchange rate of the REAL relative to the U.S. dollar. In connection with the transfer of the proceeds of the Old Notes to ITSA and the remittance and conversion of REALS to U.S. dollars, the Company incurred exchange losses of approximately $0.6 million. See "Risk Factors--Risk Factors Relating to Brazil."



    INCOME TAXES. At December 31, 1996, the Company had $12.2 million of net operating loss carryforwards, of which approximately $1.2 million were attributable to TV Filme Servicos. As a result of the Reorganization, the net operating loss carryforwards of TV Filme Servicos, which is no longer a wholly-owned subsidiary of the Company, are available only to offset its own income and are not available to offset any profits generated by TV Filme and its consolidated subsidiaries. Under Brazilian law, the carryforward period for net operating losses is unlimited. Use of these losses, however, is restricted to 30% of taxable income in a tax period. The Company has not recorded a tax benefit for any period. The Company's net deferred tax assets have been entirely offset by a valuation allowance, and the Company expects to generate operating losses for the foreseeable future. Effective January 1, 1997, Brazilian effective tax rates increased to approximately 33.5% from 30.5%.


    NET INCOME (LOSS). As explained above, net loss in the periods presented, other than 1994, is primarily attributable to the significant expenses incurred in connection with the development of the Company's business. Net income in 1994 was due to interest income and exchange gains which were greater than operating losses.

    QUARTERLY RESULTS. The following table sets forth summary historical information on a quarterly basis for the Company as a whole.

                                                                       QUARTER ENDED
                         ---------------------------------------------------------------------------------------------------------
                           6/30/94      9/30/94     12/31/94     3/31/95    6/30/95    9/30/95    12/31/95     3/31/96    6/30/96
                         -----------  -----------  -----------  ---------  ---------  ---------  -----------  ---------  ---------

                                                               (DOLLAR AMOUNTS IN THOUSANDS)
Subscribers............       4,480        5,796        7,641      11,924     19,009     27,024      36,594      47,066     59,036
Revenues...............   $     457    $     732    $   1,000   $   1,364  $   2,149  $   3,222   $   4,669   $   5,852  $   6,781
Operating income
  (loss)...............   $    (176)   $    (217)   $    (540)  $    (874) $    (668) $    (523)  $    (512)  $    (139) $    (262)
EBITDA.................   $    (109)   $    (109)   $    (404)  $    (638) $    (306) $     388   $     340   $     959  $   1,065
Net income (loss)......   $    (131)   $     768    $      35   $    (656) $    (619) $    (532)  $    (411)  $    (459) $    (311)

                          9/30/96    12/31/96
                         ---------  -----------
Subscribers............     70,591      79,176
Revenues...............  $   8,654   $  10,101
Operating income
  (loss)...............  $     (15)  $    (447)
EBITDA.................  $   1,557   $   1,749
Net income (loss)......  $     (77)  $  (1,163)

    The Company's growth has resulted from expansion of the Brasilia System's subscriber base, the launch of the Goiania System and Belem System in January 1995 and February 1995, respectively, and the expansion of such systems.

LIQUIDITY AND CAPITAL RESOURCES


    The pay television business is a capital intensive business. The Company made capital expenditures of approximately $3.6 million in 1994, $16.6 million in 1995 and $25.2 million in 1996. Such capital expenditures were financed principally through vendor financing, loans from affiliates and offerings of equity and debt. From 1993 through 1996, the Company raised an aggregate of approximately $16.8 million through a series of private equity placements to Tevecap and Warburg, Pincus. In August 1996, TV Filme completed the Initial Public Offering with net proceeds to the Company of $24.4 million and in December 1996 TV Filme completed the sale of the Old Notes. In the past, working capital requirements have been met primarily by (i) vendor financing which requires payment within 360 days of shipment, some of which has been supported by irrevocable letters of credit guaranteed by Abril and certain of its affiliates and (ii) borrowings from Abril and certain of its affiliates. As of December 31, 1996, the Company had repaid working capital borrowings from Abril and certain of its affiliates in their entirety with a portion of the net proceeds from the Initial Public Offering. As a result of the Initial Public Offering and the Old Notes offering, the Company does not expect to continue borrowing from Abril or its affiliates. As of December 31, 1996, the Company has a payable to Abril of $400,000 in connection with the Company's purchase of the Belem and Goiania licenses from Abril. Such amount is due in two equal installments in February of 1997 and 1998.



    As of December 31, 1996, approximately $7.3 million was outstanding under letters of credit with maturities ranging from 30 days to 360 days, of which approximately $4.1 million was guaranteed by affiliates of TV Filme. As of December 31, 1996, the Company had importation lines of credit in the aggregate amount of $6.0 million with two commercial banks, of which approximately $2.75 million was available on such date. The Company currently believes that lines of credit, additional vendor financing and other credit facilities are available on acceptable terms. As a result of the Initial Public Offering and the Old Notes offering, the Company had positive working capital at December 31, 1996 in the amount of $107.1 million. Net cash provided by operating activities for the year ended December 31, 1996 was approximately $8.4 million.



    For 1997, the Company anticipates that its aggregate capital expenditures in its existing operating markets will be approximately $25.0 million, comprised primarily of subscriber installation equipment. In addition to expanding its subscriber base in its existing systems, the Company is seeking to launch additional systems, and applications have been made for the Company to operate wireless cable systems in 27 additional markets in Brazil. As a result of the uncertainty regarding the process for granting new concessions and licenses for MMDS services following a preliminary injunction issued by the Brazilian Federal Supreme Court and the Presidential Decree, there can be no assurance as to the grant of any such concessions and licenses and the timing of any such grants generally. See "Risk Factors--Risk Factors Relating to the Company and the Exchange Offer--Risks Associated with New Markets and Growth Strategy," "Risk Factors--Risk Factors Relating to the Company and the Exchange Offer--Government Regulation" and "Business--Regulatory Environment--License Procedures." Based on current market and operating conditions, the Company estimates that the average cost of launching and deploying any additional wireless cable operating system after the granting of a new license in the Company's application markets could be up to approximately $12.0 million, including construction of a headend facility, subscriber-related capital costs and funding initial development and marketing costs and operating losses, depending on factors particular to each market. The Company also from time to time may selectively pursue the acquisition of existing pay television systems, although it currently has no understanding, commitment or agreement with respect to any such acquisitions. The Company believes that the Company's current cash and internally generated funds, will be sufficient to fund its cash requirements for at least the next twelve months. In the longer term, the Company's funding needs are subject to a variety of factors, including the number and size of new system launches or acquisitions, the implementation of alternative transmission technologies and the offering of additional communications services. Accordingly, there can be no assurance that the Company will be able to meet its funding needs in the longer term.

    The Company believes it is not likely that the pledge of the Intercompany Note by TV Filme as security for the Notes and the issuance of the Subsidiary Guarantees in support of the Intercompany Note will result in U.S. Federal income tax liability. Although no assurance can be given that the Internal Revenue Service ("IRS") will not assert that TV Filme is subject to U.S. Federal income tax as a result of such pledge and guarantees, the Company does not believe that the amount of any such tax, if imposed, would be material.

INFLATION AND EXCHANGE RATES

    Inflation and exchange rate variations have had, and may continue to have, substantial effects on the Company's results of operations and financial condition. In periods of inflation, many of the Company's expenses will tend to increase. Generally, in periods of inflation, a company is able to raise its prices to offset the rise in its expenses and may set its prices without government regulation. However, under Brazilian law designed to reduce inflation, the rates which the Company may charge to a particular subscriber may not be increased until the next anniversary of the subscribers initial subscription date. Thus, the Company is less able to offset expense increases with revenue increases. Accordingly, inflation may have a material adverse effect on the Company's results of operations and financial condition.


    Generally, the effects of inflation in Brazil have been offset in part by devaluation of the Brazilian currency relative to the U.S. dollar. Devaluation of the REAL may also have an adverse effect on the Company. The Company collects substantially all of its revenues in REAIS, but pays certain of its expenses, including a substantial portion of its equipment costs and substantially all of its programming costs, in U.S. dollars. To the extent the REAL depreciates at a rate greater than the rate at which the Company raises prices, the value of the Company's revenues (as expressed in U.S. dollars) may be adversely affected. This effect on the Company's revenues may negatively impact the Company's ability to fund U.S. dollar-based expenditures. The Company does not currently seek to hedge exchange rate risks in the financial markets or otherwise, as it believes that the costs of such hedging outweigh the related risks. Accordingly, devaluation of the REAL may have a material adverse effect on the Company's results of operations and financial condition.

                                    BUSINESS

BRAZILIAN PAY TELEVISION INDUSTRY


    The pay television industry in Brazil began in 1989 with the commencement of UHF service in Sao Paulo. In contrast to the U.S., the Brazilian hardwire cable industry and wireless cable industry began developing concurrently. By December 31, 1996, approximately 100 hardwire cable licenses and 12 wireless cable licenses had been issued by the Ministry of Communications. The Company believes that as of December 31, 1996, fewer than 15% of Brazilian homes were passed by hardwire cable as compared to over 90% in the U.S. Brazil is the largest television market in Latin America with an estimated 34.5 million television households. As of December 31, 1996, the Company estimates that there were approximately 1.6 million pay television subscribers, representing approximately 4.7% of Brazilian television households. The Ministry of Communications has estimated that Brazil will have approximately 16 million pay television subscribers by the year 2003.



    As of December 31, 1995, Brazilian television households viewed an average of more than 6.5 hours of television per day, as compared to an average of 6.8 hours per day in the United States. Viewers prefer Portuguese language programming, including movies, sports and "novelas" (soap operas). The second language of many Brazilians is English. U.S. culture generally, and U.S. films, shows and sports in particular, are popular with Brazilians. The programming market for pay television is dominated by Brazil's two largest media conglomerates, Abril and the Globo Organization. Both groups offer programming packages including a movie channel, a sports channel, a news channel, U.S. prime time network shows and cartoons. In general, much of the Brazilian programming transmitted by pay television systems, such as HBO Brazil, ESPN International and MTV Latino, is based on formats found in the U.S. In addition, there are programming packages which include channels directly from the U.S., such as Warner, Sony and Superstation, as well as packages from Europe and other countries in Latin America.


COMPANY OVERVIEW


    The Company develops, owns and operates pay television systems in mid-sized markets in Brazil, with populations of between 100,000 and 2.5 million. The Company is the sole provider of MMDS in the cities of Brasilia, Goiania and Belem. Together, these cities have a total population of approximately 5.7 million and encompass approximately 1.3 million households, an estimated 1.1 million of which can be served by the Company's LOS transmission. Since the beginning of 1994, the Company's subscriber base has grown substantially, increasing from 1,864 subscribers to 79,176 subscribers as of December 31, 1996. For the year ended December 31, 1996, average monthly revenue per subscriber was $39.63. For the same period, the Company generated revenues of approximately $31.4 million, an operating loss of approximately $0.9 million, a net loss of approximately $2.0 million and EBITDA of approximately $5.3 million.



    The Company has filed applications for licenses to operate wireless cable systems in an additional 27 markets in Brazil which have an aggregate population of approximately 12.5 million and encompass approximately 2.7 million households. An estimated 2.2 million of such households can be served by LOS transmission. As a result of certain developments concerning the granting of new concessions and licenses for the rendering of commercial telecommunications services in Brazil, in the absence of further governmental action, the process of granting new concessions and licenses for MMDS services is uncertain. There can be no assurance as to the grant of any such concessions and licenses and the timing of any such grants generally. See "Risk Factors--Risk Factors Relating to the Company and the Exchange Offer--Risks Associated with New Markets and Growth Strategy," "Risk Factors--Risk Factors Relating to the Company and the Exchange Offer--Government Regulation" and "Business--Regulatory Environment-- License Procedures."


    Until September 9, 1996, licenses were granted for renewable periods of 10 years; under the Revised MMDS Rule licenses would be awarded for renewable 15-year periods. However, there can be no assurance as to the applicability of the Revised MMDS Rule. Under the Revised MMDS Rule, MMDS licenses have a coverage area of up to a 50 kilometer radius from transmission sites and permit transmission of up to 31 analog wireless cable channels. The Company requested and received approval to increase channel transmission in its existing markets to 31 wireless cable channels from its current 16 wireless cable channels and to extend the coverage area in these markets beyond the existing 25 kilometer range.



    The Company primarily targets mid-sized markets with demographics, competitive environments and topographies that it believes offer the Company the opportunity to become the leading provider of pay television services in those markets. The Company believes that mid-sized markets in Brazil are currently underpenetrated by existing pay television providers. There is only one hardwire cable provider in each of Brasilia and Goiania and no hardwire cable provider in Belem. Of the approximately 1.3 million households in Brasilia, Goiania and Belem, the Company estimates that approximately 70% of such households are currently unpassed by hardwire cable.


    The Company believes that wireless cable technology is well suited to its current and targeted markets and is an attractive alternative to existing television choices. Wireless cable service can be deployed more rapidly than most alternative technologies and provides immediate coverage of entire markets, enabling service to be delivered to all potential subscribers that are in the unobstructed path of the transmission tower. Wireless cable service can be deployed at a significantly lower system capital cost per installed subscriber than hardwire cable because (i) the headend for a wireless cable system has a relatively low cost, (ii) capital expenditures for wireless cable systems are only required at the headend facility and in connection with installation of subscriber reception equipment and (iii) incremental investment is only undertaken in response to customer demand with the addition of each new subscriber. The Company believes that subscribers to television services in Brazil are concerned with such features as programming, service, reliability and price and are generally indifferent to the method of delivery.

STRATEGY

    The Company's objective is to become a leading provider of pay television services in mid-sized markets in Brazil and generally to become the largest provider of pay television services in each of its markets. The Company believes Brazil offers substantial growth opportunities for pay television providers because there is significant demand among television viewers for additional programming choices and the penetration rate for pay television services is currently less than 5% of Brazil's total television households. As demonstrated by the rapid growth in the Company's subscriber base, the Company believes it is well positioned to take advantage of these opportunities. The principal elements of the Company's operating strategy are: (i) increasing penetration of existing markets, (ii) targeting mid-sized markets for expansion, (iii) developing TV Filme brand name recognition through exclusive programming, (iv) providing superior customer service, (v) providing value-added services and (vi) implementing a consistent operating model. These elements of the Company's strategy are discussed below:

    INCREASING PENETRATION OF EXISTING MARKETS. The Company seeks to increase its penetration of existing markets through (i) extensive marketing tied to regional events such as soccer matches, (ii) neighborhood promotional events featuring large screen broadcasts of its channel offerings, (iii) direct mailings, (iv) telemarketing, (v) television and newspaper advertisements, (vi) prewiring arrangements with residential housing developers, (vii) other marketing activities, including referral programs and promotional gifts, and
(viii) adding households to the Company's service area by installing signal repeaters.


    TARGETING MID-SIZED MARKETS FOR EXPANSION. The Company primarily targets markets with populations from approximately 100,000 to 2.5 million with demographics, competitive environments and topographies favorable for implementation of the Company's pay television services. The Company believes that these markets are currently underpenetrated by pay television service providers. The Company intends to pursue development of additional markets by
(i) obtaining new pay television licenses offered by the Brazilian government, (ii) acquiring or investing in existing pay television operations or
(iii) acquiring or co-developing newly issued pay television licenses from or with third parties. The Company has filed applications for licenses to operate wireless cable systems in an additional 27 markets in Brazil which have an aggregate population of approximately 12.5 million and encompass approximately
2.7 million households. In the second half of 1996, the Brazilian government announced its intention to auction MMDS licenses in 15 of its state capitals. The Company has filed applications in 14 of these 15 markets. As a result of certain developments concerning the granting of new concessions and licenses for the rendering of commercial telecommunications services in Brazil, in the absence of further governmental action, the process for granting new concessions and licenses for MMDS services is uncertain. There can be no assurance as to the grant of any such concessions and licenses and the timing of any such grants generally. See "Risk Factors--Risk Factors Relating to the Company and the Exchange Offer--Risks Associated with New Markets and Growth Strategy" and "Risk Factors--Risk Factors Relating to the Company and the Exchange Offer--Government Regulation."


    In addition, the Company is engaged, on a preliminary basis, in evaluations, discussions and other activities relating to the possible acquisition of, or investment in, existing pay television providers or holders of MMDS licenses. Because of the preliminary nature of such acquisition-related activities, there can be no assurance as to whether or when any such transaction will be consummated or as to the terms thereof.


    DEVELOPING TV FILME BRAND NAME RECOGNITION THROUGH EXCLUSIVE
PROGRAMMING. The Company believes that the exclusive programming it offers is superior to that of its hardwire competitors. In its current operating markets, the Company has the exclusive right to transmit, via MMDS and hardwire cable, programming offered by Tevecap and its subsidiaries which, in turn, are the exclusive providers of certain channels, including HBO Brazil, ESPN Brazil and MTV Brazil. In addition to such programming, the Company seeks to secure exclusive television rights to important regional events. For example, the Company owns the right to televise annually through 1998 all of the games of the Goias State Soccer Championship matches, which the Company offers to its subscribers in the Goiania market and the rights to televise annually through 1999 all of the games of the Belem State Soccer Championship which the Company will offer to its subscribers in the Belem market. The Company emphasizes its exclusive programming in attracting new and maintaining existing subscribers and believes that its programming line-up, including its local content, gives the Company a competitive advantage in its markets and enhances the TV Filme brand name. The Company intends to develop additional original programming such as local news and sports channels, to strengthen further the Company's brand name and appeal.


    PROVIDING SUPERIOR CUSTOMER SERVICE. The Company believes that it delivers high levels of customer service to its subscribers. Customer satisfaction is emphasized with all employees, including the telemarketing, installation and customer service teams. The Company's proprietary management information systems greatly facilitate customer service by providing customer service representatives immediate access to relevant customer records, including correspondence history. The Company seeks to install service promptly in a customer's home or business, and service calls are typically responded to in less than 36 hours.

    PROVIDING VALUE-ADDED SERVICES. The Company intends to provide value-added services, such as Internet access, other media and/or communications services and co-branded discount and credit cards. The Company believes that by providing such services to its existing and potential subscribers, it can generate additional revenue, attract new subscribers and increase ties to its subscriber base, thereby increasing customer retention rates.

    IMPLEMENTING A CONSISTENT OPERATING MODEL. The Company believes that its implementation of consistent processes supported by proprietary systems, such as the Company's automated installation, scheduling and billing systems, facilitates the effective development of new markets and rapid subscriber growth. The Company implements targeted marketing plans, conducts employee training programs and uses a sophisticated intra-company telecommunications network and proprietary management information systems to maximize the efficiency of its marketing, customer service, operations and control functions.

OPERATING SYSTEMS AND THE COMPANY'S MARKETS


    The table below provides information regarding the Company's markets as of December 31, 1996:



                                                 ESTIMATED      ESTIMATED      ESTIMATED         NUMBER            FULL
                                                   TOTAL          TOTAL           LOS              OF             LAUNCH
                                                 POPULATION   HOUSEHOLDS(1)  HOUSEHOLDS(2)     CHANNELS(3)         DATE
                                                ------------  -------------  --------------  ---------------  --------------
OPERATING MARKETS:
Brasilia......................................     2,000,000       472,000          417,102            37     Feb. 1994(4)
Belem.........................................     1,900,000       398,000          345,000            36     Feb. 1995
Goiania.......................................     1,800,000       444,000          331,000            36     Jan. 1995
                                                ------------  -------------  --------------           ---
Total in Operating Markets....................     5,700,000     1,314,000        1,093,102
                                                ------------  -------------  --------------
                                                ------------  -------------  --------------
APPLICATION MARKETS:(5).......................    12,500,000     2,700,000        2,200,000
                                                ------------  -------------  --------------
                                                ------------  -------------  --------------


------------------------

(1) Represents the Company's estimate of the number of total households within the greater metropolitan areas of Brasilia, Belem and Goiania. See "Business--Regulatory Environment--License Procedures." The Company's estimates are based on data from the 1991 Census conducted by the IBGE as adjusted to reflect total household growth of 3.13% per year in Brasilia, 2.65% per year in Belem and 2.33% per year in Goiania.



(2) Represents the Company's estimate of the number of Estimated LOS Households within a 35 kilometer radius in Brasilia and a 30 kilometer radius in each of Belem and Goiania that can receive an adequate signal from the Company (eliminating those homes that the Company estimates are unable to receive service due to certain physical characteristics of the particular signal coverage area, such as terrain and foliage, although some of these households can be served with the aid of signal repeaters).



(3) Includes six local off-air VHF/UHF channels in Brasilia and five local off-air VHF/UHF channels in each of Goiania and Belem which are offered to the Company's subscribers in addition to the subscription channels and 15 wireless cable channels which were recently granted to the Company but over which the Company is not currently transmitting programming.


(4) Date when the Brasilia System increased its channel offering from four channels to eight channels. The Brasilia System began service with one channel in 1990.


(5) Represents the 27 markets for which the Company has applied for licenses with the Ministry of Communications. There can be no assurance as to the grant of any such concessions and licenses and the timing of any such grants generally. See "Business-- Strategy" and "Business--Regulatory Environment--License Procedures."



    Since the beginning of 1994, the Company's subscriber base has grown substantially, increasing from 1,864 subscribers to 79,176 subscribers as of December 31, 1996. A description of the Company's current markets follows.



    BRASILIA SYSTEM. Brasilia, the capital of Brazil, had an estimated greater metropolitan population of approximately 2.0 million as of December 31, 1996. Brasilia, which is located in the interior of Brazil, was established in the early 1960's as a planned city when the capital of Brazil was moved from Rio de Janeiro. Brasilia's generally flat topography is advantageous for MMDS. In addition, Brasilia's zoning provisions favor MMDS by requiring that in certain areas residential buildings be of a similar height and located together. The Company's current 35 kilometer coverage territory encompasses approximately 417,102 households which the Company believes can be served by LOS transmission.



    The Brasilia System currently offers a 22 channel package, consisting of 16 wireless cable channels and six local off-air VHF/UHF channels. The Brasilia System, launched in 1990 with one channel, increased to three channels in July 1992, to four channels in September 1992, to eight channels in February 1994 and to 16 wireless cable channels in November 1994. In December 1996, the Company received approval to transmit an additional 15 wireless cable channels. The Company has not yet begun transmitting programming over any of these additional channels. The Brasilia System became system EBITDA positive in the third quarter of 1994 with approximately 6,000 subscribers. In addition to monthly subscriber revenue, the Brasilia system recently began generating advertising revenues. The Brasilia System transmits at 50 watts of power per channel from a transmission tower which is 300 feet above average terrain. The principal pay television competitor in the city of Brasilia is NET Brasilia, a hardwire cable operator.


    BELEM SYSTEM. Belem, with a greater metropolitan population of approximately 1.9 million as of December 31, 1996, lies at the mouth of the Amazon River and is a major trading port for the rich natural resources of the Amazon rain forest. The Company launched service in Belem in February 1995. Although the city is relatively flat, trees block wireless cable transmission in Belem more often than they do in Brasilia and Goiania and thus, the Belem System requires increased utilization of signal repeaters. The Belem System reaches the greater Belem area, including the cities of Mosqueiro, Ananindeua, Icoaraci and Marituba and the islands of Outeiro and Barcarena. The Company's current 30 kilometer coverage territory encompasses approximately 345,000 households which the Company believes can be served by LOS transmission.



    The Belem System currently offers a 21 channel package, consisting of 16 wireless cable channels and five local off-air VHF/UHF channels. In December 1996, the Company received approval to transmit an additional 15 wireless cable channels. The Company has not yet begun transmitting programming over any of these additional channels. The Belem System became system EBITDA positive in the fourth quarter of 1995 with approximately 5,000 subscribers. The Belem System transmits at 50 watts of power per channel from a transmission tower which is 300 feet above average terrain. There currently is no hardwire or other wireless cable provider in the city of Belem.



    GOIANIA SYSTEM. Goiania, with a greater metropolitan population of approximately 1.8 million as of December 31, 1996, is located approximately 100 miles southwest of Brasilia. Goiania is the capital of the state of Goias, and, like Brasilia, its topography is favorable to LOS transmission because the city is relatively flat. The Company launched service in Goiania in January 1995. The Company's current 30 kilometer coverage territory encompasses approximately 331,000 households which the Company believes can be served by LOS transmission.



    The Goiania System currently offers a 21 channel package, consisting of 16 wireless cable channels and five local off-air VHF/UHF channels. In December 1996, the Company received approval to transmit an additional 15 wireless cable channels. The Company has not yet begun transmitting programming over any of these additional channels. The Goiania System transmits at 50 watts of power per channel from a transmission tower which is 350 feet above average terrain. The principal pay television competitor in the city of Goiania is Multicanal, a hardwire cable operator.


APPLICATION MARKETS


    The Company has filed applications for licenses to operate wireless cable systems in an additional 27 markets in Brazil which have an aggregate population of approximately 12.5 million and encompass approximately 2.7 million households. In the second half of 1996, the Brazilian government announced its intention to auction MMDS licenses in 15 of its state capitals. The Company has filed applications in 14 of these 15 markets. As a result of certain developments concerning the granting of new concessions and licenses for the rendering of commercial telecommunications services in Brazil, in the absence of further governmental action, the process for granting new concessions and licenses for MMDS services is uncertain. There can be no assurance as to the grant of any such concessions and licenses and the timing of any such grants generally. See "Risk Factors--Risk Factors Relating to the Company and the Exchange Offer--Risks Associated with New Markets and Growth Strategy" and "Risk Factors--Risk Factors Relating to the Company and the Exchange Offer--Government Regulation."


    In July 1996, TV Filme, through its wholly-owned subsidiary ITSA, entered into an agreement with TV Filme Servicos (the "Operating Agreement") whereby TV Filme Servicos granted exclusive licenses to each of TV Filme Brasilia, TV Filme Goiania and TV Filme Belem to operate wireless cable systems in Brasilia, Goiania and Belem, respectively. TV Filme Servicos also granted ITSA an exclusive license to operate wireless cable systems in any market where the Company is successful in obtaining a new license. The Operating Agreement is valid for the term of each license which it governs.

PROGRAMMING


    The Company currently purchases substantially all of its programming from Tevecap and its subsidiaries pursuant to the Programming Agreement. The Company has agreed that it shall use 50% of its total channel capacity in its operating markets where it has a programming license from Tevecap or its subsidiaries to broadcast TVA Sistema programming, with certain exceptions, and the Company has a right of first refusal to carry any new programming channel that is offered by Tevecap or its subsidiaries. Tevecap may not charge the Company an amount greater than the minimum rates charged by Tevecap to other pay television operators, nor may such charges exceed comparable rates for other programming of a similar nature. The terms of the Programming Agreement terminate on July 2004, with certain limited exceptions with respect to the Company's application markets.



    In addition, pursuant to the Programming Agreement, Tevecap has granted the Company a non-exclusive license to transmit programming in most of the markets where the Company has applications pending if such applications are successful, with exclusivity to be negotiated on a case-by-case basis.


    From time to time, in connection with the Programming Agreement, the Company enters into agreements with Tevecap and its subsidiaries regarding specified channels. The agreements typically have a two year term and determine the monthly fees which the Company pays for such channels.

    In addition, the Programming Agreement provides that if Tevecap obtains a license to operate hardwire cable systems in any of the Company's current operating markets, Tevecap may only develop such hardwire cable systems in a partnership or joint venture with the Company on mutually agreeable terms. The Company also has certain rights with respect to marketing satellite television services in the Company's current operating markets.


    The Company also offers selected local programming to supplement its channel line-up. For example, the Company owns the rights to televise annually through 1998 all of the games of the Goias State Soccer Championship matches, which the Company offers to its subscribers in the Goiania market and the rights to televise annually through 1999 all of the games of the Belem State Soccer Championship, which the Company will offer to its subscribers in the Belem market. In addition, the Company offers certain exclusive sports programming, including ESPN Brazil on which selected games of the Sao Paulo Soccer Championship and the Rio de Janeiro Soccer Championship matches are offered. The Company is exploring other local programming, including local news, cultural events, home shopping and other sporting events, although there can be no assurance that such programming will be offered.

    The Company's channel offerings as of December 31, 1996 are as follows:



CHANNEL                                                                DESCRIPTION
---------------------------------------  ------------------------------------------------------------------------
HBO Brazil.............................  Brazilian version of HBO
HBO Brazil 2...........................  HBO Brazil with a six hour time delay
ESPN Brazil............................  Brazilian version of ESPN
Eurochannel............................  Package of programming from free TV in Europe
Superstation/History...................  Package of programming from ABC, CBS and NBC/Brazilian version of The
                                           History Channel
CMT Brazil.............................  Brazilian version of Country Music Television
MTV Brazil.............................  Brazilian version of MTV
MTV Latino.............................  Spanish language version of MTV
RTPi...................................  Radio and Television Portugal, a free broadcast channel from Portugal
CNN International......................  International version of CNN
TNT....................................  Brazilian version of TNT
Cartoon Network........................  Cartoon Network produced in the U.S.
Fox....................................  General entertainment
Discovery Channel......................  Brazilian version of Discovery Channel
ESPN International.....................  International version of ESPN
Warner.................................  Warner channel produced in the U.S.
Bravo..................................  Brazilian version of Bravo
Sony...................................  Sony channel produced in the U.S.
Globo..................................  Local off-air channel
SBT....................................  Local off-air channel
Bandeirantes...........................  Local off-air channel
Record.................................  Local off-air channel
Nacional...............................  Local off-air channel
Manchete...............................  Local off-air channel
Cultura................................  Local off-air channel


    The following channels are expected to be offered by Tevecap and its subsidiaries in the Brazilian pay television marketplace and, therefore, by the Company to its subscribers, in 1997:


CHANNEL                                                                DESCRIPTION
---------------------------------------  ------------------------------------------------------------------------

Cinemax................................  Brazilian version of Cinemax
CNA....................................  Brazilian news channel
E! Entertainment.......................  Brazilian version of E! Entertainment
Mundo Ole..............................  Variety channel


OPERATIONS

    MARKETING. Prior to commencing operations in a potential new market, the Company conducts pre-marketing surveys to evaluate the demographics and terrain of such market. The Company then develops a plan designed to manage subscriber growth by maintaining a manageable backlog of installations. Such backlog is maintained at a manageable level by adjusting installation capacity to correspond with sales levels. The amount of time a subscriber waits for the commencement of service is determined based on several factors, including whether the subscriber has access to hardwire cable and whether the subscriber is in a single family home or multiple dwelling unit. This development plan ensures that the quality of installations and customer service remains high. In each market, the Company's marketing staff typically applies the following programs to attract subscribers: (i) extensive marketing tied to regional events such as soccer matches, (ii) neighborhood promotional events featuring large screen broadcasts of its channel offerings, (iii) direct mailings, (iv) telemarketing,
(v) television and newspaper advertisements, (vi) prewiring arrangements with residential housing developers and (vii) other marketing activities, including referral programs and promotional gifts.

    INSTALLATION. The Company's installation package features a standard rooftop mount linked to a small antenna and related equipment, including a decoder, located at the subscriber's location. Installations at single-family homes require an entire installation package, while installations at multiple dwelling units in which drop lines already have been installed require less time and, accordingly, are less costly. The Company charges its subscribers an installation fee ranging from $90 to $180. The Company expects to lower installation charges per subscriber as it expands its subscriber base.


    CUSTOMER SERVICE. The Company believes that delivering high levels of customer service in installation and maintenance enables it to maintain customer satisfaction and to minimize churn. To this end, the Company (i) schedules installations promptly, (ii) provides a customer service hotline, (iii) provides quick response repair service and (iv) makes follow-up calls to new subscribers shortly after installation to ensure customer satisfaction. The Company seeks to instill a customer service focus in all its employees through ongoing training and has established an intra-company electronic mail system to provide a forum for employees to exchange ideas concerning means to increase customer satisfaction. The Company also has various employee bonus programs linked to measures of customer satisfaction.



    MANAGEMENT INFORMATION SYSTEMS. The Company believes that its proprietary management information systems enable it to deliver superior customer service, monitor customer payment patterns and facilitate the efficient management of each of its operating systems. The Company has 11 employees dedicated to the development, enhancement and integration of the Company's customer information systems.


EMPLOYEES


    As of December 31, 1996, the Company had a total of 655 employees, substantially all of whom are employed by TV Filme's subsidiaries. All of the Company's employees, except for Messrs. Hermano Lins, Carlos Andre Lins and Alvaro Aguirre, are subject to collective bargaining agreements which expire from October 1997 to March 1998. The collective bargaining agreements are with the Union for the Employees of Radio and TV Broadcasting Companies. The Company has experienced no work stoppages. The Company provides its employees with health insurance (which is not required by law in Brazil) and certain other benefits which it believes enable it to attract and retain qualified and motivated employees. The Company believes that its relationships with its employees are good.


FACILITIES AND EQUIPMENT

    ADMINISTRATIVE FACILITIES. A centralized administrative facility is located in Brasilia to handle training, engineering, computer systems development, controller services and strategic planning. In addition, the Company has established regional offices in Brasilia, Goiania and Belem to coordinate sales, billing, telemarketing, general marketing, customer service and certain other administrative functions on a regional level. Each facility is connected to the Company's computer telecommunications network.


    TRANSMISSION FACILITIES. The Company's headend and transmitter facilities are located in leased buildings at the Company's transmission tower sites in Brasilia, Goiania and Belem. The transmitting antennas generally are able to serve the maximum regulatory range for license coverage areas of 50 kilometers. In certain areas within the Company's markets that are otherwise terrain-blocked, the Company utilizes signal repeaters to enhance signal coverage.


    DIGITAL TECHNOLOGY. The Company currently transmits in analog format. Should competitive conditions require or if the Company deems such technology to be cost effective and practical to provide, it may implement digital technology.

COMPETITION


    Through its affiliate, TV Filme Servicos, the Company is the only entity licensed to operate wireless cable systems in Brasilia, Goiania and Belem. The Company currently provides service via 16 wireless cable channels in each such market and has authority to provide service via an additional 15 wireless cable channels in each such market. The Company believes it is the largest pay television provider in Brasilia based on total number of subscribers. The Company's principal competitor in the city of Brasilia is NET Brasilia, a hardwire cable operator. The Company believes it is the second largest pay television provider in Goiania based on total number of subscribers. The Company's principal competitor in the city of Goiania is Multicanal, a hardwire cable operator. There currently is no hardwire or other wireless cable provider in the city of Belem.



    In addition to other wireless cable and hardwire cable operators, wireless cable television operators in Brazil face or may face competition from several other sources, such as DTH systems, DBS, local off-air VHF/UHF channels, home videocassette recorders and out-of-home theaters. Competition in the pay television industry is based upon program offerings, customer service, reliability and pricing. Many actual and potential competitors have greater financial, marketing and other resources than the Company. No assurance can be given that the Company will be able to compete successfully. See "--Brazilian Pay Television Industry," and "--Operating Systems and the Company's Markets."


REGULATORY ENVIRONMENT

    GENERAL. The pay television industry is subject to regulation by the Ministry of Communications pursuant to the Brazilian Telecommunications Code of 1962, as amended (the "Telecommunications Code"). The Telecommunications Code empowers the Ministry of Communications, among other things, to issue, revoke, modify and renew licenses within the spectrum available to MMDS, to approve the assignments and transfer of control of such licenses, to approve the location of channels that comprise MMDS systems, to regulate the type, configuration and operation of equipment used by MMDS systems, and to impose certain other reporting requirements on MMDS license holders and MMDS operators. On February 10, 1994, the Ministry of Communications issued Administrative Rule No. 43, which adopted Rule 002/94 (the "MMDS Rule"), which regulated the MMDS service.


    On November 28, 1995, Decree No. 1719 was issued providing for specific competitive procedures for the granting of concessions and licenses for the rendering of commercial telecommunication services (including MMDS) in Brazil. Based on the provisions of Decree No. 1719, the Ministry of Communications revised the MMDS Rule, by means of Directive No. 1085, dated September 9, 1996 (the "Revised MMDS Rule"). However, on December 4, 1996, following the issuance of a preliminary injunction by the Brazilian Federal Supreme Court, Decree No. 1719 was revoked by the Presidential Decree and, as a result, the applicability of the Revised MMDS Rule is uncertain.


    Wireless cable or MMDS is defined as the special service of telecommunication which uses microwaves to transmit codified signals to be received in pre-established points on a contractual basis. Any company in which nationals of Brazil own at least 51% of the voting capital is eligible to be granted a license to operate an MMDS service. Until September 9, 1996, licenses were granted for renewable periods of ten years; under the Revised MMDS Rule, MMDS licenses were granted for renewable periods of 10 years; under the Revised MMDS Rule, licenses would be awarded for renewable 15-year periods. However, there can be no assurance as to the applicability of the Revised MMDS Rule.


    Under the terms of the Revised MMDS Rule, each license holder and its affiliates could have been granted permission to operate MMDS systems in different areas of Brazil, provided that no holder could be granted licenses for
(i) more than seven municipalities with a population equal to or exceeding 700,000 inhabitants or (ii) more than 12 municipalities with a population between 300,000 and 700,000 inhabitants. In accordance with the Revised MMDS Rule, the restrictions would only apply to areas in which the MMDS system operator (or an affiliate thereof) faces no competition from other pay television services, excluding services that utilize a satellite to transmit their signal. Under the Revised MMDS Rule, the Ministry of Communications would have discretion to alter or eliminate such restrictions, taking into account the level of diversity among information sources available and ownership of MMDS providers. The term affiliate is defined for these purposes as (i) any legal entity that directly or indirectly holds at least 20% of the voting capital of another legal entity or any of two legal entities under common ownership of at least 20% of their respective voting capital, with successive interests in a chain being multiplied against each other to calculate the 20%,
(ii) any of two legal entities that have at least one officer or director in common, (iii) any of two legal entities when, due to a financial relationship between them, one entity is dependent on the other. If all of the 27 additional markets for which applications have been made for the Company to operate MMDS systems were to be granted, no more than 7 of the Company's total markets with a competitor to MMDS would have populations exceeding 700,000 inhabitants and no more than 12 of the Company's total markets with a competitor to MMDS would have populations between 300,000 and 700,000 inhabitants. The Company faces competition from other terrestrial pay television services in two of its three current operating markets and one of the 27 application markets.



    Prices for pay television services currently in operation may be freely established by the system operator, although the Ministry of Communications may interfere in the event of abusive pricing. The Ministry of Communications may impose penalties including fines, suspension or revocation of the license if the license holder fails to comply with applicable regulations or becomes legally, technically or financially unable to provide MMDS service. The Ministry of Communications also may intervene to the extent operators engage in unfair practices intended to eliminate competition.



    CHANNELS AVAILABLE FOR WIRELESS CABLE. The Ministry of Communications grants licenses and regulates the use of channels by MMDS operators to transmit video programming, entertainment services and other information. Under the Revised MMDS Rule, MMDS licensees are permitted to transmit up to 31 analog MMDS channels (constituting a spectrum bandwidth of 186 MHz). Historically, however, only 16 analog channels have been available. The Revised MMDS Rule allows for the utilization of all 31 analog channels in markets with more than 700,000 inhabitants. If a license is for 16 or more channels, at least two channels must be reserved for educational and cultural programming. If a license involves 15 channels, only one channel must be reserved for educational and cultural purposes. The Company believes, but can give no assurance, that channels such as Discovery and Bravo qualify as cultural and educational programming.



    LICENSE PROCEDURES. On November 28, 1995, Decree No. 1719 was enacted, which provided that all granting of concessions and licenses for the rendering of most commercial telecommunications services in Brazil, including MMDS, would be made through bidding procedures. In accordance with Decree No. 1719 and the Revised MMDS Rule, the Ministry of Communications would have been permitted, in its discretion or by means of applications filed by interested parties, to publish public notices requesting comments by interested parties to determine, among other things, the geographic area where the services were to be provided and the number of concessions to be granted. In both cases, the interested party would have been required to present to or file with the Ministry of Communications its comments or application, as the case may be, containing, among other things, the technical feasibility of a proposed MMDS system and a demonstration of the market potential for the targeted area. The Ministry of Communications would have thereafter ascertained the public interest in granting the concession and could have decided to open the public bid process for the granting of such concessions. During such public bid, applicants would have been evaluated based on a number of factors including: (i) participation of local residents as stockholders of the applicant, (ii) the number of days for the installation of the MMDS system, (iii) the schedule for the implementation of the programs (including the number of programs available at the start of operations, and one and two years thereafter), (iv) the minimum time reserved for local programs, (v) the number of cultural or educational programs, (vi) the number of local community establishments that would receive cultural and educational programs free of charge and (vii) the subscription price. These items would have been rated according to certain criteria established in the Revised MMDS Rule and licenses could have been granted: (i) in the case of areas with less than 300,000 inhabitants, to the applicant that offered the highest score, (ii) in the case of areas with more than 300,000 and less than 700,000 inhabitants, to the applicant whose score multiplied by a number based on the offered price of the license was the highest, and (iii) in the case of areas with more than 700,000 inhabitants, to the applicant that offered the highest price for the license. Once an MMDS concession was granted by the Ministry of Communications, the license holder would have been required to submit, within three months, an installation proposal for its MMDS system's headend. Subsequent to approval of such proposal, construction would have been required to be finalized and operations commenced within 12 months, which period could have been extended by an additional 12 months.


    On December 4, 1996, in response to a preliminary injunction granted by the Brazilian Federal Supreme Court suspending the effectiveness of Decree No. 1719, the President of Brazil signed the Presidential Decree, which revoked Decree No. 1719. The effect of the revocation is that the process for granting new concessions and licenses for MMDS services remains uncertain. Until such time as further governmental action is taken to provide for the granting of concessions and licenses for MMDS services, there can be no assurance as to the grant of any such concessions and licenses and the timing of any such grants generally. The Company believes, based on discussions with the Ministry of Communications, that revised MMDS regulations will be issued, although there can be no assurance when, and if, such regulations will be issued.



    In addition to qualifying under the application and bid process ultimately adopted, a license holder may also be required to demonstrate that its proposed signal does not violate interference standards in the area of another MMDS channel license holder. The maximum area to be covered by the services is a radius of up to 50 kilometers around the transmission site. If a license holder's proposed service would cause interference in the area of another wireless cable channel license holder, the proposed operator may be required to obtain the consent of such other license holder.


    OTHER REGULATIONS. MMDS license holders are subject to regulation with respect to the construction, marking and lighting of transmission towers pursuant to the Brazilian Aviation Code and certain local zoning regulations affecting construction of towers and other facilities. There may also be restrictions imposed by local authorities. The pay television industry also is subject to the Brazilian Consumer Code. The Consumer Code entitles the purchasers of goods or services to certain rights, including the right to discontinue a service and obtain a refund if the services are deemed to be of low quality or not rendered adequately. For instance, in case of a suspension of the transmission for a given period, the subscriber shall be entitled to a discount on the monthly fees. The MMDS Rule and the Revised MMDS Rule also contain certain provisions relating to consumer rights, including a provision for mandatory discounts in the event of interruption of service.

    Due to the regulated nature of the pay television industry, the adoption of new, or changes to existing, laws or regulations or the interpretations thereof may impede the Company's growth and may otherwise have a material adverse effect on the Company's results of operations and financial condition.

LEGAL PROCEEDINGS

    The Company is not a party to any legal proceedings that would have a material adverse effect on its results of operations and financial condition.

PROPERTIES


    The Company leases approximately 32,000 square feet of office space for its corporate headquarters and the Brasilia System in Brasilia under leases that expire in April 1997. The Company has no reason to believe that the leases expiring in April 1997 will not be renewed. The Company leases additional office space for the Goiania System and Belem System of approximately 40,000 and 35,000 square feet, respectively. In addition to leased office space, the Company also owns less than 1,500 square feet of office space in Goiania and leases space for transmission towers located in Brasilia, Goiania and Belem. The Company believes that office space and space for transmission towers is readily available on acceptable terms in the markets where the Company operates wireless cable systems.

                            PAY TELEVISION INDUSTRY

INTRODUCTION


    The pay television industry began in the late 1940's in the U.S with the introduction of hardwire cable. The pay television industry did not begin in Brazil until 1989 when hardwire cable and wireless cable were introduced concurrently. As of December 31, 1996, the Company believes that there were approximately 1.6 million Brazilian pay television customers.


TRADITIONAL HARDWIRE CABLE TECHNOLOGY


    Traditional hardwire cable systems use coaxial cable to transmit television signals. Traditional hardwire cable operators receive, at a headend, signals for programming services, which have been either broadcast or transmitted to such operators by satellite. A headend consists of signal reception, encryption, transmission, decryption and related equipment. The signal is then delivered from the headend to customers via a cable plant. Traditional hardwire cable systems are susceptible to signal quality problems because signals can be transmitted via coaxial cable only a relatively short distance without amplification; each time a television signal passes through an amplifier, some measure of noise is added. A series, or "cascade," of amplifiers between the headend and a customer leads to progressively greater noise and for some viewers, a degraded picture. Regular system maintenance is required due to water ingress, temperature changes and other equipment problems, all of which may affect the quality of a signal. Hardwire cable companies have begun installing fiber optic networks, which will substantially reduce the transmission and reception problems currently experienced by traditional hardwire cable systems and will expand the channel capacity of their systems. However, the installation of such networks will require a substantial investment by hardwire cable operators. In the Company's existing markets, the Company estimates that approximately 70% of homes are unpassed by hardwire cable.


WIRELESS CABLE TECHNOLOGY

    Wireless cable can provide subscribers the same or superior video television signal as that provided by traditional hardwire cable. Like a traditional hardwire cable system, a wireless cable system receives programming at a headend. Unlike traditional hardwire cable systems, however, the programming is then retransmitted via microwave transmission from an antenna located on a tower associated with the headend to a small antenna located at a subscriber's premises. At the subscriber's premises, the signals are converted to frequencies that can pass through conventional coaxial cable into a descrambling converter located on top of a television set. Wireless cable requires a clear LOS because the microwave frequencies used will not pass through dense foliage, hills, buildings or some other obstructions. Some of these obstructions can be bypassed with the use of signal repeaters which retransmit an otherwise blocked signal over a limited area. Because wireless cable systems do not require an extensive cable plant, wireless cable operators can provide subscribers with a high quality picture with few transmission disruptions at a significantly lower system capital cost per installed subscriber than traditional hardwire cable systems.

DIRECT-TO-HOME

    DTH satellite television services are available via satellite receivers which are 7-to-12 foot dishes mounted in the yards of homes to receive television signals from orbiting satellites. Until the implementation of encryption, these dishes enabled reception of any and all signals without payment of fees. The need to purchase decoders and pay for programming has reduced the popularity of DTH, although the Company competes with DTH systems to some degree.

DIRECT BROADCASTING SATELLITE

    DBS involves the transmission of a compressed encoded signal directly from a satellite to the customer's home. Because the signal is at a higher power level and frequency than most satellite-transmitted signals, its reception can be accomplished with an 18-inch or larger dish mounted on a rooftop or in the yard. DBS currently cannot, for practical reasons, provide local off-air VHF/UHF channels as part of its service, although many DBS subscribers receive such channels via standard over-the-air antennas. Both Tevecap and the Globo Group recently began to advertise and market alternative DBS services in Brazil. In the U.S., the cost to a DBS subscriber for equipment is generally substantially higher than such cost to wireless cable subscribers and the Company expects such costs will be higher in Brazil, as well.

PROGRAMMING

    Currently, with the exception of the retransmission of local off-air VHF/UHF channels, programming is made available to wireless cable operators pursuant to contracts with program suppliers under which the system operator generally pays a fee based on the number of subscribers receiving service each month. Individual program pricing varies from supplier to supplier. Under Brazilian copyright law, license from the copyright holder generally must be secured before any video program may be retransmitted.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information as of the date of this Prospectus with respect to each person who is an executive officer or director of the Company and the general managers of the Company's three operating systems:


NAME                                                                              POSITION
--------------------------------------------------------  --------------------------------------------------------
Douglas M. Karp(1)......................................  Chairman of the Board
Hermano Studart Lins de Albuquerque.....................  Chief Executive Officer, Secretary and Director
Carlos Andre Studart Lins de Albuquerque................  President, Chief Operating Officer, Treasurer and
                                                            Director
Alvaro J. Aguirre.......................................  Chief Financial Officer and Director
David E. Libowitz(1)....................................  Director
Jose Augusto Pinto Moreira(1)...........................  Director
Claudio Dascal..........................................  Director
Adriano Nascimento Barbosa..............................  General Manager of the Brasilia System
Ivan Alexandre Barcellos................................  General Manager of the Goiania System
Rafael Augusto Colino...................................  General Manager of the Belem System


------------------------

(1)  Member of the Compensation Committee and Audit Committee.


    DOUGLAS M. KARP has served as Chairman of the Board of TV Filme since its incorporation. Mr. Karp has been a Managing Director of E.M. Warburg, Pincus & Co., LLC (or its predecessor, E.M. Warburg, Pincus & Co., Inc.) since May 1991. Prior to joining E. M. Warburg, Pincus & Co., LLC, Mr. Karp held several positions with Salomon Inc, including Managing Director from January 1990 to May 1991, Director from January 1989 to December 1989 and Vice President from October 1986 to December 1988. Mr. Karp is a director of LCI International, Inc., TresCom International, Inc. and several privately held companies. Mr. Karp is 41 years old.



    HERMANO STUDART LINS DE ALBUQUERQUE, one of the co-founders of the Company, has served as Chief Executive Officer, Secretary and a director of TV Filme since its incorporation. Mr. Lins received a Master's degree in Artificial Intelligence from the University of Sussex, England and a Bachelor of Science degree in Electronic Engineering from the University of Brasilia. Mr. Lins was a member of the MMDS Regulation Commission, a Brazilian government advisory board and is a member of the Technical Advisory Board for National Satellite Publishing Inc. Mr. Lins is 34 years old.


    CARLOS ANDRE STUDART LINS DE ALBUQUERQUE, one of the co-founders of the Company, has served as President, Chief Operating Officer, Treasurer and a director of TV Filme since its incorporation. Mr. Lins received a Bachelor of Science degree in Physics from the University of Brasilia and a Bachelor of Science degree in Mathematics from the University of Ceub. Mr. Lins is 32 years old.

    ALVARO J. AGUIRRE has served as Chief Financial Officer and a director of TV Filme since June 1996. Prior to joining TV Filme, Mr. Aguirre was a member of the Latin America Corporate Finance Group of Morgan Stanley & Co., Incorporated from 1994 to 1996 and a securities attorney at the law firm of Sullivan & Cromwell from 1991 to 1994. Mr. Aguirre is 30 years old.


    DAVID E. LIBOWITZ has served as a director of TV Filme since April 1997. Mr. Libowitz is a Vice President of E.M. Warburg, Pincus & Co., LLC and has been associated with E.M Warburg Pincus & Co., LLC (or its predecessor E.M. Warburg, Pincus & Co., Inc.) since July 1991. Mr. Libowitz is a director of Caribiner International, Inc. Mr. Libowitz is 34 years old.

    JOSE AUGUSTO PINTO MOREIRA has served as a director of TV Filme since its incorporation. Mr. Moreira has been the Executive Vice-President of Finance and Administration of Abril since 1982. Mr. Moreira is a director of several privately held companies. Mr. Moreira is 53 years old.

    CLAUDIO DASCAL has served as a director of TV Filme since July 1996. Mr. Dascal has been a Vice President of Tevecap since April 1996. Prior to joining Tevecap, Mr. Dascal held several senior management positions at Alcatel Standard Electrica, S.A. and its affiliates from 1991 to 1996. Mr. Dascal is 53 years old.


    ADRIANO NASCIMENTO BARBOSA has served as the General Manager of the Brasilia System since November 1995. Prior to joining the Company, Mr. Barbosa served as Commercial Director of Down Tec Engenharia Sameamento e Servicos, Ltda., an engineering company, from 1993 to 1995 and held several positions with Badius Engenharia Ltda., an engineering company, from 1988 to 1993, including Director, Head Office Manager and Information Manager. Mr. Barbosa is 33 years old.


    IVAN ALEXANDRE BARCELLOS has served as the General Manager of the Goiania System since its inception in late 1994. Prior to joining the Company, Mr. Barcellos served as National Commercial Manager for Industrias Reunidas Sao Jorge, a food manufacturing and processing company, from 1985 to 1994. Mr. Barcellos is 45 years old.

    RAFAEL AUGUSTO COLINO has served as the General Manager of the Belem System since its inception in late 1994. Prior to joining the Company, Mr. Colino served as Regional Manager of Listel, a subsidiary of Abril in the telephone directory printing business, from 1987 to 1994. Mr. Colino is 50 years old.

    The Board of Directors of TV Filme (the "Board of Directors") is currently composed of seven directors. Warburg, Pincus, Tevecap, Mrs. Maria Nise Lins, Mr. Hermano Lins, Mr. Carlos Andre Lins and Ms. Maria Veronica Lins (with Mrs. Maria Nise Lins, Mr. Hermano Lins and Mr. Carlos Andre Lins, the "Lins Family") are parties to a Stockholders Agreement (the "Warburg Stockholders Agreement"), pursuant to which, among other things, Warburg, Pincus and the Lins Family have agreed to vote for (i) current designees of Tevecap to the Board of Directors, as long as Tevecap and its affiliates own at least 13% of the outstanding shares of Common Stock and (ii) one designee of Tevecap to the Board of Directors, as long as Tevecap and its affiliates own at least 5% of the outstanding shares of Common Stock. Jose Augusto Pinto Moreira and Claudio Dascal are Tevecap's current designees to the Board of Directors. Pursuant to the Warburg Stockholders Agreement, Warburg, Pincus has also agreed to provide Tevecap with certain rights of first offer in the event Warburg, Pincus proposes to sell shares of the Common Stock. See "Principal Stockholders."


    The Board of Directors is divided into three classes serving staggered three-year terms. At each annual meeting of stockholders of TV Filme, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms and until their successors are elected and qualified. Messrs. Hermano Lins and Libowitz are Class I directors and their terms expire at the Company's annual meeting in 1997; Messrs. Karp, Carlos Andre Lins and Dascal are Class II directors and their terms expire at the Company's annual meeting in 1998; and Messrs. Moreira and Aguirre are Class III directors and their terms expire at the Company's annual meeting in 1999. Executive officers hold office until their successors are chosen and qualified, subject to earlier removal by the Board of Directors. Mr. Hermano Lins and Mr. Carlos Andre Lins are brothers. There are no other family relationships among any of the directors or executive officers of the Company.


    The Board of Directors has established two committees, a Compensation Committee and an Audit Committee. The Compensation Committee reviews general policy matters relating to compensation and benefits of employees and officers of the Company and administers the 1996 Stock Option Plan. The Audit Committee recommends the firm to be appointed as independent accountants to audit the Company's financial statements, discusses the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's interim and year-end operating results, considers the adequacy of the internal controls and audit procedures of the Company and reviews the non-audit services to be performed by the independent accountants.

    Independent directors are eligible to receive an annual fee of $10,000, a meeting fee of $1,000 for every meeting of the Board of Directors attended and each committee meeting held separately and a $500 fee for each meeting of the Board of Directors or committee meeting participated in by telephone. All directors are reimbursed for out-of-pocket expenses. Under the 1996 Stock Option Plan, the Company may, from time to time and in the sole discretion of the Board of Directors, grant options to directors who are not members of the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    TV Filme did not have a Compensation Committee during the first seven months of 1996. As a result, Messrs. Karp, Gary D. Nusbaum (a former director and Vice President of TV Filme), Hermano Lins, Carlos Andre Lins and Moreira participated in deliberations concerning executive officer compensation. In connection with the Initial Public Offering, the Board of Directors established a Compensation Committee comprised of Messrs. Karp, Nusbaum and Moreira. Mr. Karp is a general partner of Warburg, Pincus & Co., a New York general partnership ("WP") which is the sole general partner of Warburg, Pincus. Mr. Moreira is the Executive Vice-President of Finance and Administration of Abril. Mr. Libowitz became a member of the Compensation Committee in April 1997 to fill the vacancy created by Mr. Nusbaum's resignation.


EXECUTIVE COMPENSATION


    The following table sets forth a summary of the compensation paid or accrued by the Company for services rendered to the Company in all capacities for the fiscal year ended December 31, 1996 by its Chief Executive Officer and each of the Company's other executive officers whose total salary and bonus exceeded $100,000 during the last fiscal year (collectively, the "Named Executive Officers"):



                           SUMMARY COMPENSATION TABLE



                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                                                       -------------
                                                       ANNUAL COMPENSATION                AWARDS
                                            -----------------------------------------  -------------
                                                                          OTHER         SECURITIES
                                                                         ANNUAL         UNDERLYING       ALL OTHER
       NAME AND POSITION           YEAR     SALARY ($)  BONUS ($)     COMPENSATION      OPTIONS (#)   COMPENSATION ($)
-------------------------------  ---------  ----------  ----------  -----------------  -------------  ----------------
Hermano Studart................       1996  $  113,979  $  200,000(1)               -0- $     110,000        $6,520(2)
  Lins de Albuquerque,                1995      98,463     111,500                -0-         49,788(3)
  Chief Executive Officer
Carlos Andre Studart...........       1996     113,979     200,000(1)            -0-        110,000          12,084   (2)
  Lins de Albuquerque,                1995      98,463     111,500             -0-           49,788 (3)
  President, Chief Operating
  Officer and Treasurer
Alvaro J. Aguirre,.............       1996      62,499     200,000   (5)             --   (6)      110,000             0
  Chief Financial Officer(4)


------------------------


(1) Includes non-cash bonus payments made to the Named Executive Officers in the form of Common Stock in the amounts of $123,333 for Messrs. Hermano Lins and Carlos Andre Lins and $25,000 for Mr. Aguirre.



(2) The Compensation reflected in this column represents Company paid life insurance premiums.



(3) These options were exercised by Messrs. Hermano Lins and Carlos Andre Lins in 1995.

(4) Mr. Aguirre joined the Company in June 1996.



(5) Includes a special one-time sign on bonus in the amount of $50,000.



(6) The aggregate value of perquisites and other personal benefits have not been reflected because the amounts were below the Securities and Exchange Commission's (the "Commission") threshold for disclosure (i.e., the lesser of $50,000 or 10% of the total of annual salary and bonus for such officer).


EMPLOYMENT AGREEMENTS

    TV Filme and ITSA have entered into employment agreements with each of Messrs. Hermano Lins and Carlos Andre Lins, pursuant to which Mr. Hermano Lins has agreed to serve full time as Chief Executive Officer and Secretary of TV Filme, Mr. Carlos Andre Lins has agreed to serve full time as President, Chief Operating Officer and Treasurer of TV Filme, and each has agreed to serve in comparable executive positions at ITSA. The annual base salary under such agreements for each of Messrs. Lins is $125,000. Such salaries will be reviewed at least annually by the Board of Directors and may be increased but not decreased. In addition, each of Messrs. Lins are eligible to receive an annual bonus, payable by ITSA, in amounts to be determined by the Board of Directors taking into consideration, among other things, the financial and operating performance of the Company. Pursuant to each of Messrs. Lins's employment agreements, if TV Filme terminates the executive's employment either without "cause" (as defined therein) or because of the death of the executive, ITSA is required to pay the executive any unpaid base salary accrued through the date of termination, plus an amount equal to an additional 12 months' base salary. Although Brazilian law does not permit employment agreements of this type to be for a fixed term, each agreement does include a non-competition provision and a prohibition on the solicitation of clients and employees.

    TV Filme has entered into an employment agreement with Mr. Aguirre, pursuant to which Mr. Aguirre has agreed to serve full time as Chief Financial Officer of TV Filme until December 31, 1998, unless terminated earlier in accordance with the terms of such agreement. The annual base salary under such agreement is $125,000. Such salary will be reviewed at least annually by the Board of Directors of TV Filme and may be increased but not decreased. In addition, Mr. Aguirre is eligible to receive an annual bonus. Such annual bonus will be $125,000 for the period ending December 31, 1996, with amounts for subsequent years to be determined by the Board of Directors of TV Filme, taking into consideration, among other things, the financial and operating performance of the Company. Upon executing his employment agreement, Mr. Aguirre received a one-time bonus of $50,000. Pursuant to Mr. Aguirre's employment agreement, if TV Filme terminates Mr. Aguirre's employment because of the death or disability of Mr. Aguirre, TV Filme is required to pay Mr. Aguirre or his estate any unpaid base salary accrued through the date of termination, plus an amount equal to an additional 12 months' base salary. If TV Filme terminates Mr. Aguirre without "cause" (as defined therein), TV Filme is required to pay Mr. Aguirre any unpaid base salary accrued through the date of termination, plus an amount equal to the unpaid base salary for the balance of the term and the pro rata portion of any agreed annual bonus. The agreement includes a non-competition provision and a prohibition on the solicitation of clients and employees.

STOCK OPTIONS

    1996 STOCK OPTION PLAN

    On July 18, 1996, the Board of Directors adopted and the stockholders of TV Filme approved the 1996 Stock Option Plan (the "1996 Stock Option Plan"), which provides for the grant to officers, key employees and consultants of the Company of both "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and stock options that are non-qualified for U.S. Federal income tax purposes. The total number of shares of Common Stock for which options may be granted pursuant to the 1996 Stock Option Plan is 936,432, subject to certain adjustments reflecting changes in the Company's capitalization. In addition, no employee may receive options for more than 200,000 shares of Common Stock in the aggregate in any fiscal year. The 1996 Stock Option Plan is administered by the Compensation Committee. The Compensation Committee determines, among other things, which officers, employees and consultants receive options under the plan, the time when options are granted, the type of option (incentive stock options or non-qualified stock options, or both) to be granted, the number of shares subject to each option, the time or times when the options become exercisable, and, subject to certain conditions discussed below, the option price and duration of the options. Members of the Compensation Committee are not eligible to receive options under the 1996 Stock Option Plan.

    The exercise price of incentive stock options will be determined by the Compensation Committee, but may not be less than the fair market value on the date of grant and the term of any such option may not exceed ten years from the date of grant. With respect to any participant in the 1996 Stock Option Plan who owns stock representing more than 10% of the voting power of the outstanding capital stock of the Company, the exercise price of any incentive stock option may not be less than 110% of the fair market value of such shares on the date of grant and the term of such option may not exceed five years from the date of grant.

    The exercise price of non-qualified stock options will be determined by the Compensation Committee on the date of grant, but may not be less than the par value of the Common Stock on the date of grant, and the term of such option may not exceed ten years from the date of grant.

    Payment of the option price may be made by certified or bank cashier's check, by tender of shares of Common Stock then owned by the optionee or by any other means acceptable to the Company. Options granted pursuant to the 1996 Stock Option Plan are not transferable, except by will or the laws of descent and distribution in the event of death. During an optionee's lifetime, the options are exercisable only by the optionee.

    The Board of Directors has the right at any time and from time to time to amend or modify the 1996 Stock Option Plan, without the consent of TV Filme's stockholders or optionees; provided that no such action may adversely affect options previously granted without the optionee's consent, and provided further that no such action, without the approval of the stockholders of TV Filme, may increase the total number of shares of Common Stock which may be purchased pursuant to options under the plan, expand the class of persons eligible to receive grants of options under the plan, decrease the minimum option price, extend the maximum term of options granted under the plan or extend the term of the plan. The expiration date of the 1996 Stock Option Plan after which no option may be granted thereunder is 2006.

    Options to purchase 407,000 shares of Common Stock were granted upon the consummation of the Initial Public Offering, of which 297,000 are exercisable at $10.00 per share and 110,000 of which are exercisable at $11.00 per share, and which generally vest and become exercisable at the rate of 20% per year for five years beginning on August 2, 1997.

    TV Filme has filed with the Commission a Registration Statement on Form S-8 covering the shares of Common Stock underlying options granted under the 1996 Stock Option Plan.


STOCK OPTION GRANTS



    The following table sets forth information regarding grants of options to purchase Common Stock during the fiscal year ended December 31, 1996 to each of the Named Executive Officers. No stock appreciation rights were granted in 1996.

                             OPTION GRANTS IN 1996



                                                                                                     POTENTIAL REALIZABLE
                                                           INDIVIDUAL GRANTS                                VALUE
                                       ----------------------------------------------------------     AT ASSUMED ANNUAL
                                        NUMBER OF     PERCENT OF                                     RATES OF STOCK PRICE
                                       SECURITIES    TOTAL OPTIONS                                     APPRECIATION FOR
                                       UNDERLYING     GRANTED TO      EXERCISE                          OPTION TERM(3)
                                         OPTIONS     EMPLOYEES IN     PRICE ($/     EXPIRATION     ------------------------
NAME                                   GRANTED(#)       1996(1)       SHARE)(2)        DATE           (5%)        (10%)
-------------------------------------  -----------  ---------------  -----------  ---------------  ----------  ------------
Hermano Studart Lins de
  Albuquerque........................     110,000(4)         26.4%    $   10.00        08/02/06    $  691,784  $  1,753,116
Carlos Andre Studart Lins de
  Albuquerque........................     110,000(4)         26.4%        10.00        08/02/06       691,784     1,753,116
Alvaro J. Aguirre....................     110,000(4)         26.4%        11.00        07/26/06       760,962     1,928,428


------------------------------


(1) The Company granted options to purchase a total of 417,000 shares of Common Stock in 1996.



(2) Each of the Company's stock options were granted at or above the fair market value on the date of grant. The fair market value of the Common Stock on December 31, 1996 was $13.00 per share.



(3) Amounts reported in these columns represent amounts that may be realized upon exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the Common Stock over the term of the options. These assumptions are based on rules promulgated by the Commission and do not reflect the Company's estimate of future stock price appreciation. Actual gains, if any, on the stock option exercises and common stock holdings are dependent on the timing of such exercise and the future performance of the underlying common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the option holder.



(4) These options vest and become fully exercisable as to 20% on the first anniversary of the date of grant (August 2, 1997 for each of Messrs. Hermano Lins and Carlos Andre Lins and July 26, 1997 for Mr. Aguirre) and as to an additional 20% on each anniversary thereafter until all such options are fully vested and exercisable. Mr. Aguirre's options also vest, to the extent not then vested, on December 31, 1998 if his employment agreement with the Company is not renewed.



OPTION EXERCISES AND YEAR-END VALUE TABLE



    The following table sets forth information regarding the exercise of stock options during fiscal 1996 and the number and year end value of unexercised options held at December 31, 1996 by each of the Named Executive Officers. No stock appreciation rights were exercised by the Named Executive Officers during fiscal 1996.



                           FISCAL 1996 OPTION VALUES



                                                                NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED         IN-THE-MONEY(1)
                                                             OPTIONS AT FISCAL YEAR-END          (OPTIONS)
                                                                        (#)                AT FISCAL YEAR-END($)
NAME                                                         EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
----------------------------------------------------------  ----------------------------  -----------------------
Hermano Studart Lins de Albuquerque.......................             0/110,000               $   0/330,000
Carlos Andre Studart Lins de Albuquerque..................             0/110,000                   0/330,000
Alvaro J. Aguirre.........................................             0/110,000                   0/220,000


------------------------


(1) Options are "in-the-money" if the fair market value of the underlying securities exceeds the exercise price of the options.



(2) The amounts set forth represent the difference between $13.00 per share, the fair market value of the Common Stock issuable upon exercise of options at December 31, 1996, and the exercise price of the option, multiplied by the applicable number of options.

                              CERTAIN TRANSACTIONS

    The Company has been a party to the following transactions with its executive officers, directors and five percent stockholders:

    In May 1993, the Company issued and sold 1,169,096 shares of Common Stock to Tevecap for a purchase price of $1.3 million.

    In July 1994, the Company effected a recapitalization pursuant to which Mrs. Maria Nise Lins, Mr. Hermano Lins, Mr. Carlos Andre Lins and Tevecap exchanged all of their shares of common stock of TVFSA on a one-for-one basis for shares of common stock of ITSA (the predecessor company of TV Filme).

    In July 1994, the Company issued and sold 2,126,132 shares of Common Stock (after giving effect to the Reorganization) to Warburg, Pincus for an aggregate purchase price of $5.0 million.

    In August 1995, the Company issued and sold 1,052,924 shares of Common Stock (after giving effect to the Reorganization) to Warburg, Pincus for an aggregate purchase price of $3.3 million.

    In March 1996, the Company issued and sold 783,700 shares of Common Stock and warrants to purchase an additional 567,952 shares of Common Stock (after giving effect to the Reorganization) to Warburg, Pincus for approximately $5.1 million, and issued and sold 287,664 shares of Common Stock and warrants to purchase an additional 208,372 shares of Common Stock (after giving effect to the Reorganization) to Tevecap for approximately $1.9 million. Such warrants are exercisable at $6.52 per share.

    Immediately prior to the consummation of the Initial Public Offering, in connection with the Reorganization TV Filme issued 3,962,756, 1,456,760, 254,472, 254,472 and 1,069,520 shares of Common Stock to Warburg, Pincus, Tevecap, Mr. Hermano Lins, Mr. Carlos Andre Lins and Mrs. Maria Nise Lins, respectively, with a value of $39.6 million, $14.6 million, $2.5 million, $2.5 million and $10.7 million, respectively, based on the price of the Common Stock sold in the Initial Public Offering. Such shares were issued in exchange for all of their shares of common stock of ITSA, which had the same value as the shares of Common Stock received in the exchange.

    Immediately prior to the consummation of the Initial Public Offering, in connection with the Reorganization TV Filme issued warrants to purchase 567,952 shares of Common Stock to Warburg, Pincus and warrants to purchase 208,372 shares of Common Stock to Tevecap in exchange for all of their warrants to purchase shares of common stock of ITSA.

    From time to time during January 1994 to March 1996, Tevecap and certain of its affiliates made short-term loans to the Company for working capital purposes. During this period, the maximum amount outstanding pursuant to such loans was approximately $6.4 million. During April 1996, the Company resumed borrowing from Tevecap and its affiliates for working capital purposes, all of which borrowings were repaid with the proceeds of the Initial Public Offering with the exception of $200,000 due February 1997 and $200,000 due February 1998.

    From December 1993 to April 2, 1996, certain members of the Lins Family, including Mr. Hermano Lins, Chief Executive Officer and Secretary of the Company, Mr. Carlos Andre Lins, the President, Chief Operating Officer and Treasurer of the Company, their mother Mrs. Maria Nise Lins and several of her other children, owned in the aggregate 100% of Prava Sistemas de Comunicacoes Ltda. ("Prava"), which provides wireless cable installation services to hotels, hospitals and single-family houses, among other services. Messrs. Lins each owned approximately 7% of Prava and Mrs. Maria Nise Lins owned approximately 40% of Prava during such period. In the years ended December 31, 1995, 1994 and 1993, respectively, Prava's revenues from the Company were approximately $260,000, $70,000, and $0 representing, respectively, approximately 65%, 37% and 0% of Prava's total revenues for such year. On April 2, 1996, the Lins Family sold all of their interests in Prava to unrelated third parties.

    In July 1994, the Company, Tevecap and certain other parties thereto entered into an agreement pursuant to which Tevecap agreed to provide programming exclusively to the Company in certain areas. In June 1996, the Programming Agreement was amended and restated effective August 2, 1996. See "Business--Programming." From time to time, in connection with the Programming Agreement, the Company enters into agreements with TVA Sistema and certain of its affiliates regarding specified channels. The agreements typically have a two-year term and determine the monthly fees which the Company pays for such channels. In the years ended December 31, 1996, 1995 and 1994, TVA Sistema's and its affiliates' revenues from the Company aggregated approximately $6.7 million, $1.3 million and $178,000, respectively, net of discounts on programming fees compared to list prices. Such discounts received by the Company in 1994 and the first ten months of 1995, and in 1994 and 1995 were $340,000 and $539,000, respectively. No discounts were received in 1996 and such discounts are not expected to recur. The Company purchases from Tevecap a program guide which it distributes to its subscribers monthly. Amounts paid to Tevecap in 1994, 1995 and 1996 were $0, $113,000 and $750,000, respectively.



    In late 1994, TV Filme Servicos purchased licenses to operate the Company's wireless cable systems in Goiania and Belem from an affiliate of TVA Sistema for a purchase price of $400,000 each. The Company believes such prices were below fair market value. Such purchase prices were payable in equal annual installments of $100,000 per license, due in February of each of the years 1995, 1996, 1997 and 1998. Such installment payments do not bear interest. As of April 4, 1997, $200,000 remained outstanding.


    In connection with the Initial Public Offering, TV Filme entered into the Reorganization pursuant to which all of the preferred stock of ITSA was converted into common stock of ITSA and each share of common stock of ITSA was exchanged for 1,844 shares of Common Stock of TV Filme. Pursuant to the Reorganization, (i) 51% of the voting stock of TV Filme Servicos was transferred to TVTEL Ltda., an entity all the stock of which is owned by certain stockholders of TV Filme who are Brazilian nationals, including certain directors and executive officers of TV Filme (namely Tevecap, Mrs. Maria Nise Lins de Albuquerque, Messrs. Hermano Lins and Carlos Andre Lins and Ms. Maria Veronica Lins), with ITSA retaining 49% of the voting stock and 83% of the economic interests in TV Filme Servicos; (ii) the operating assets of the wireless cable system of Brasilia were transferred from TV Filme Servicos to TV Filme Brasilia; and (iii) TV Filme Servicos entered into various agreements with ITSA and its subsidiaries pursuant to which, among other things, TV Filme Servicos has authorized ITSA to operate the existing wireless cable systems under its current licenses and to operate future cable systems under future license grants. The Company has a representative on the executive management team of TV Filme Servicos and any sale or transfer of any current or future license held by TV Filme Servicos is prohibited. ITSA entered into various agreements with TV Filme Servicos which authorize ITSA's subsidiaries to operate the existing wireless cable systems under its current licenses and all other pay television systems under future licenses. See "The Company."

    The Company believes that the above transactions were or are on terms no less favorable to the Company than could have been obtained in transactions with independent third parties. All future transactions between the Company and its officers, directors, principal stockholders or their respective affiliates, will be on terms no less favorable to the Company than can be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS



    The following table sets forth certain information regarding the beneficial ownership of Common Stock as of April 4, 1997 with respect to (i) each person known by TV Filme to be the beneficial owner of more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers and (iv) all directors and officers as a group.



                                                                                            NUMBER
                                                                                              OF        PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                                                    SHARES(2)    OF TOTAL(2)
----------------------------------------------------------------------------------------  -----------  -------------
Warburg, Pincus Investors, L.P.
 466 Lexington Avenue
 New York, New York 10017(3)(4).........................................................   4,530,708          42.2%
Tevecap S.A.
 Rua do Rocio, 313
 Suite 101
 Sao Paulo, Brazil(5)...................................................................   1,665,132          16.1
Maria Nise Studart Lins de Albuquerque..................................................   1,069,520          10.5
Hermano Studart Lins de Albuquerque.....................................................     254,472           2.5
Carlos Andre Studart Lins de Albuquerque................................................     254,472           2.5
Douglas M. Karp(4)(6)...................................................................   4,530,708          42.2
Jose Augusto Pinto Moreira(5)(7)........................................................   1,665,132          16.1
Claudio Dascal(5)(7)....................................................................   1,665,132          16.1
David E. Libowitz.......................................................................      --            --
Alvaro J. Aguirre.......................................................................       3,000         *
All executive officers and directors as a group (7 persons).............................   6,707,784          61.3%


------------------------


*   Less than 1%.


(1) Unless otherwise indicated above, the address for each stockholder identified above is TV Filme, Inc. c/o ITSA-Intercontinental
    Telecomunicacoes Ltda, SCS, Quadra 07-Bl.A, Ed. Executive Tower, Sala 601, 70.300-911 Brasilia-DF, Brazil.


(2) Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of April 4, 1997 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.



(3) E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("E.M. Warburg"), manages Warburg, Pincus. WP, the sole general partner of Warburg, Pincus, has a 20% interest in the profits of Warburg, Pincus. Lionel I. Pincus is the managing partner of WP and the managing member of E.M. Warburg and may be deemed to control both WP and E.M. Warburg. The members of E.M. Warburg are substantially the same as the partners of WP.


(4) Includes 567,952 shares of Common Stock which Warburg, Pincus has the right to acquire through exercise of a warrant issued by the Company in March 1996.

(5) Includes 208,372 shares of Common Stock which Tevecap has the right to acquire through exercise of a warrant issued by the Company in March 1996.


(6) All of the shares indicated as owned by Mr. Karp are owned directly by Warburg, Pincus and are included because of Mr. Karp's affiliation with Warburg, Pincus. Mr. Karp, the Chairman of the Board of the Company, is a Managing Director and member of E.M. Warburg and a general partner of WP. As such, Mr. Karp may be deemed to have an indirect pecuniary interest, within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in an indeterminate portion of the shares of Common Stock beneficially owned by Warburg, Pincus and WP. Mr. Karp disclaims "beneficial ownership" of these shares within the meaning of Rule 13d-3 under the Exchange Act.


(7) All of the shares indicated as owned by Mr. Moreira and Mr. Dascal, respectively, are owned directly by Tevecap and are included because of Mr. Moreira's and Mr. Dascal's respective affiliations with Tevecap. Mr. Moreira and Mr. Dascal each disclaim "beneficial ownership" of these shares within the meaning of Rule 13d-3 under the Exchange Act.

    Pursuant to the Warburg Stockholders Agreement, (i) Warburg, Pincus granted Tevecap a right of first offer until July 1999 whenever Warburg, Pincus proposes to sell its shares of Common Stock in a private sale in an amount at least equal to 20% of the Company's then outstanding shares of Common Stock to a single purchaser (or group of related purchasers) in one transaction (or a series of related transactions) and (ii) the Lins Family are entitled to certain "tag-along" rights. Pursuant to the Warburg Stockholders Agreement, Warburg, Pincus and the Lins Family also have agreed to vote for up to two Tevecap designees to the Board of Directors. See "Management--Executive Officers and Directors."

    Pursuant to a stockholders agreement between Tevecap and the Lins Family, the Lins Family granted Tevecap a right of first offer until July 1999 whenever the Lins Family proposes to sell its shares of Common Stock in a private sale in an amount at least equal to 5% of the Company's then outstanding shares of Common Stock to a single purchaser (or group of related purchasers) in one transaction (or a series of related transactions).

    Under the terms of the Registration Rights Agreement entered into in connection with the Initial Public Offering, TV Filme granted Tevecap, Warburg, Pincus, the Lins Family and Messrs. Wallach and Pearson (the "Rights Holders") registration rights, covering an aggregate of 7,071,740 shares of Common Stock. If TV Filme proposes to register any of its securities under the Securities Act, the Rights Holders are entitled to notice of such registration and to include their Registrable Shares (as defined therein) in such registration, subject to certain limitations. In addition, Warburg, Pincus, Tevecap or the Lins Family may require TV Filme to register any or all of their Registrable Shares, provided that TV Filme is only required to effect the following registrations:
(i) two (2) such registrations requested by Warburg, Pincus, (ii) two (2) such registrations requested by Tevecap and (iii) two (2) such registrations requested by the Lins Family, subject to certain limitations. Each of the Rights Holders is entitled to notice of such request for registration and to have all or any portion of their Registrable Shares included in such registration, subject to certain limitations. All expenses relating to the filing of such registration statements, excluding underwriting discounts and selling commissions attributable to the Registrable Shares and the fees and expenses of such Rights Holder's own counsel, will be paid by TV Filme. TV Filme is required to use its diligent best efforts to effect such registrations, subject to certain conditions and limitations.


    Under the terms of outstanding warrants issued by the Company, if TV Filme proposes to register any of its securities under the Securities Act, the holders of such warrants are entitled to notice of such registration and to include the shares underlying such warrants in such registration, subject to certain limitations. All expenses relating to the filing of such registration statements, excluding underwriting discounts and selling commissions attributable to the underlying shares and the fees and expenses of such warrant holder's own counsel, will be paid by TV Filme. Prior to the closing of the Offering, TV Filme obtained from the Rights Holders and the warrant holders waivers of any registration rights which they may have with respect to any registration statement which TV Filme is required to file in connection with the Notes. See "Description of Exchange Notes--Registration Rights; Liquidated Damages."


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
                         DESCRIPTION OF EXCHANGE NOTES

GENERAL

    The Exchange Notes will be issued pursuant to the Indenture, dated December 20, 1996 (the "Indenture"), between TV Filme and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"). The terms of the Exchange Notes will include those stated in the Indenture and the Pledge Agreement and those made part of the Indenture and the Pledge Agreement by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Exchange Notes will be subject to all such terms, and holders ("Holders") of Exchange Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture, the Pledge Agreement, the Note Pledge Agreement and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Indenture, the Pledge Agreement, the Note Pledge Agreement and the Registration Rights Agreement, including the definitions therein of certain terms used below. As used herein the term "Notes" shall mean the Old Notes and the Exchange Notes, unless otherwise indicated. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

    Currently all of TV Filme's Subsidiaries are Restricted Subsidiaries. However, under certain circumstances, TV Filme will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

    The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rates, and maturity) to the terms of the Old Notes for which they may be exchanged pursuant to the Exchange Offer, except that (i) the Exchange Notes are freely transferable by the holders thereof (other than as provided herein), and are not subject to any covenant regarding registration under the Securities Act, (ii) holders of the Exchange Notes will not be entitled to Liquidated Damages and (iii) holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement intended for the holders of unregistered securities, except in limited circumstances. The Exchange Notes will be issued solely in exchange for an equal principal amount of Old Notes. As of the date hereof, $140.0 million aggregate principal amount of Old Notes is outstanding. See "The Exchange Offer."

RANKING


    The Exchange Notes will be senior obligations of TV Filme, will rank PARI PASSU in right of payment with all existing and future senior Indebtedness of TV Filme and will rank senior in right of payment to any subordinated Indebtedness of TV Filme. As of December 31, 1996, the aggregate principal amount of outstanding senior Indebtedness of TV Filme would have been approximately $140.0 million. The Exchange Notes will be effectively subordinated, however, to all Indebtedness and other liabilities (including payables) of TV Filme's Subsidiaries. As of December 31, 1996, the aggregate amount of outstanding liabilities (including payables) of TV Filme's Subsidiaries, on a consolidated basis, but excluding the Intercompany Note and the Subsidiary Guarantees, would have been approximately $16.5 million.


SECURITY

    PLEDGED SECURITIES. In accordance with the terms of the Indenture, on the date (the "Closing Date") of the closing of the Offering, TV Filme caused ITSA to purchase and pledge to the Trustee, for the benefit of the Holders of the Notes, approximately $33.5 milion of Pledged Securities, scheduled interest and principal payments on which is in an amount, in the opinion of a nationally recognized firm of independent public accountants selected by TV Filme, to provide for payment in full when due of the first four scheduled interest payments on the Notes. The Pledged Securities have been pledged by ITSA to the Trustee for the benefit of the Holders of the Notes pursuant to the Pledge Agreement and are being held by the Trustee in the Pledge Account. Pursuant to the Pledge Agreement, immediately prior to an interest payment date on the Notes, TV Filme may either deposit with the Trustee from funds otherwise available to TV Filme cash sufficient to pay the interest scheduled to be paid on such date or TV Filme may direct the Trustee to release from the Pledge Account proceeds sufficient to pay the interest scheduled to be paid on such date. In the event that TV Filme exercises the former option, the Pledge Agreement provides that TV Filme may thereafter direct the Trustee to release to ITSA proceeds or Pledged Securities from the Pledge Account in a like amount. A failure by TV Filme to pay interest on the Notes in a timely manner through December 15, 1998 will constitute an immediate Event of Default under the Indenture, with no grace or cure period. See "--Events of Default and Remedies."

    Interest earned on the Pledged Securities will be added to the Pledge Account. In the event that the funds or Pledged Securities held in the Pledge Account exceed the amount sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by TV Filme, to provide for payment in full of the first four scheduled interest payments due on the Notes (or, in the event an interest payment or interest payments have been made, an amount sufficient to provide for payment in full of any interest payments remaining, up to and including the fourth scheduled interest payment), the Trustee will be permitted to release to ITSA at TV Filme's request any such excess amount. The Exchange Notes will be secured by a first priority security interest in the Pledged Securities and in the Pledge Account and, accordingly, the Pledged Securities and the Pledge Account will also secure repayment of the principal amount of the Exchange Notes to the extent of such security.

    Under the Pledge Agreement, assuming that TV Filme makes the first four scheduled interest payments on the Notes in a timely manner, all of the Pledged Securities will be released from the Pledge Account and thereafter the Notes will be secured only pursuant to the Note Pledge Agreement.

    PLEDGED INTERCOMPANY NOTE. On the Closing Date, the proceeds of the Offering were loaned by TV Filme to ITSA, which loan is guaranteed by the Intercompany Note. The Intercompany Note has been pledged by TV Filme to the Trustee for the benefit of the Holders of the Notes pursuant to the Note Pledge Agreement as security for repayment of principal and interest under the Notes. Each of TV Filme Brasilia, TV Filme Goiania, TV Filme Belem have unconditionally guaranteed, and each other Restricted Subsidiary that may from time to time exist and that gives such a guarantee under the terms of the Indenture (each, a "Guarantor") will unconditionally guarantee (the "Subsidiary Guarantees"), jointly and severally, to the holder of the Intercompany Note, on an unsecured basis, the full and prompt performance of ITSA's obligations under the Intercompany Note. Additionally, the current Guarantors have agreed, and future Guarantors will agree, to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the holder of the Intercompany Note in enforcing any rights under the Subsidiary Guarantees.

    Each existing Subsidiary Guarantee is, and all future Subsidiary Guarantees will be, limited to an amount not to exceed the maximum amount that can be Guaranteed, as it relates to such Guarantor, without such Subsidiary Guarantee being voidable or unlawful under applicable law, including laws relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See "Risk Factors--Risk Factors Relating to the Company and the Exchange Offer--Fraudulent Conveyance Considerations."

    Each existing Subsidiary Guarantee is, and all future Subsidiary Guarantees will be, a continuing Guarantee and shall (i) remain in full force and effect until payment in full of all the obligations under the Intercompany Note, (ii) be binding upon such Guarantor and (iii) inure to the benefit of and be enforceable by the holder of the Intercompany Note and its successors, transferees and assigns.

    The Indenture provides that, subject to the provisions described in the next succeeding paragraph, no Guarantor may consolidate or merge with or into (whether or not such Guarantor is the surviving entity or Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, entity or Person unless (i) the entity or Person formed by or surviving any such consolidation or merger (if other than such

Guarantor) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of such Guarantor under the Subsidiary Guarantee, in form satisfactory to the Trustee; (ii) immediately after such transaction, no Default or Event of Default exists; (iii) TV Filme and its Restricted Subsidiaries will have Consolidated Net Worth immediately after such transaction equal to or greater than the Consolidated Net Worth of TV Filme and its Restricted Subsidiaries immediately preceding such transaction; (iv) TV Filme and its Restricted Subsidiaries would, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described under "--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock;" (v) TV Filme shall have delivered to the Trustee an Officers' Certificate, and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the Indenture; and (vi) such Guarantor shall have delivered a written instrument in form satisfactory to the Trustee confirming its Subsidiary Guarantee after giving effect to such consolidation, merger or transfer. Notwithstanding the foregoing, any Guarantor may merge into, consolidate with or transfer all or part of its properties or assets to TV Filme, one or more Guarantors or one or more Restricted Subsidiaries which become Guarantors concurrently therewith.

    Notwithstanding the preceding paragraph, if no Default exists or would exist under the Indenture, concurrently with any sale or disposition (by merger or otherwise) of any Guarantor in accordance with the terms of the Indenture (other than a transaction subject to the provisions of the preceeding paragraph) by TV Filme or any of its Restricted Subsidiaries to any Person that is not an Affiliate of TV Filme or any of its Restricted Subsidiaries, such Guarantor will automatically and unconditionally be released from all obligations under its Subsidiary Guarantee; PROVIDED, HOWEVER, that any such release shall occur only to the extent that all obligations of such Guarantor under, and all of its guarantees of, and all of its pledges of assets or other security interests which secure, any other Indebtedness of TV Filme or any of its Restricted Subsidiaries shall also terminate upon such release, sale or transfer.

PRINCIPAL, MATURITY AND INTEREST

    The Exchange Notes will be limited in aggregate principal amount to $140.0 million and will mature on December 15, 2004. Interest on the Exchange Notes will accrue at the rate of 12 7/8% per annum and will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 1997, to Holders of record on the immediately preceding June 1 and December 1. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of and premium, if any, and interest on the Exchange Notes will be payable by wire transfer of immediately available funds to the holder of the Global Exchange Notes (as defined herein) and with respect to holders of Certificated Exchange Notes (as defined herein), at the office or agency of TV Filme maintained for such purpose or, at the option of TV Filme, payment of interest may be made by check mailed to the Holders of the Exchange Notes at their respective addresses set forth in the register of Holders of the Exchange Notes; PROVIDED that all payments with respect to Exchange Notes the Holders of which have given wire transfer instructions to TV Filme will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by TV Filme, TV Filme's office or agency will be the office of the Trustee maintained for such purpose. The Exchange Notes will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

    The Exchange Notes will not be redeemable at TV Filme's option prior to December 15, 2000. Thereafter, the Exchange Notes will be subject to redemption at the option of TV Filme, in whole or in

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
part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

YEAR                                                                               PERCENTAGE
--------------------------------------------------------------------------------  ------------
2000............................................................................      106.4375%
2001............................................................................      104.2917%
2002............................................................................      102.1458%
2003 and thereafter.............................................................      100.0000%

    Notwithstanding the foregoing, on or prior to December 15, 1999, TV Filme may, at its option, redeem, from time to time, up to 35% in aggregate principal amount of the Notes at a redemption price of 112 7/8% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date with the net proceeds of a Public Equity Offering; PROVIDED that no less than 65% of the aggregate principal amount of Notes initially issued remains outstanding immediately after the occurrence of such redemption; and PROVIDED, FURTHER, that notice of such redemption shall have been given not later than 30 days, and such redemption shall occur not later than 90 days, after the date of the closing of such Public Equity Offering.

SELECTION AND NOTICE

    If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a PRO RATA basis, by lot or by such method as the Trustee shall deem fair and appropriate; PROVIDED that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

    Except as set forth below under "--Repurchase at the Option of Holders" and "--Merger, Consolidation, or Sale of Assets" TV Filme is not required to make mandatory redemption or sinking fund payments with respect to the Exchange Notes.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL. Upon the occurrence of a Change of Control, TV Filme will be required to make an offer (a "Change of Control Offer") to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder's Notes, at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, to the date of repurchase (the "Change of Control Payment"). Within 20 days following any Change of Control, TV Filme will mail a notice to each Holder describing the transaction that constitutes the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. TV Filme will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

    On a date that is at least 30 but no more than 60 days from the date on which TV Filme mails notice of the Change of Control (the "Change of Control Payment Date"), TV Filme will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Trustee an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by TV Filme. The Trustee will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; PROVIDED that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. TV Filme will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. Unless TV Filme defaults in the payment for any Notes properly tendered pursuant to the Change of Control Offer, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date.

    The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable.

    The occurrence of a Change of Control, or the exercise by the Holders of Notes of their right to require TV Filme to repurchase the Notes upon a Change of Control, could cause a default under other senior indebtedness of TV Filme. TV Filme's ability to pay cash to the Holders of Notes and to holders of any such other senior indebtedness upon a Change of Control may be limited by TV Filme's then existing financial resources.

    TV Filme will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by TV Filme and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

    "CHANGE OF CONTROL" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of TV Filme and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange
Act) other than Warburg, Pincus, TVA Sistema or members of the Lins Family, (ii) the adoption of a plan relating to the liquidation or dissolution of TV Filme,
(iii) the consummation of any transaction (including, without limitation, any merger or consolidation, but excluding any foreclosure on the Pledged Securities by the Trustee) the result of which is that any "person" (as defined above), other than Warburg, Pincus, TVA Sistema or members of the Lins Family, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of (a) more than 35% of the voting stock of TV Filme and (b) more of the voting stock of TV Filme than is at the time "beneficially owned" (as defined above) by Warburg, Pincus, TVA Sistema and members of the Lins Family in the aggregate or (iv) the first day on which a majority of the members of the Board of Directors of TV Filme are not Continuing Directors.

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of TV Filme and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Exchange Notes to require TV Filme to repurchase such Exchange Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of TV Filme and its Subsidiaries taken as a whole to another Person or group may be uncertain.

    "CONTINUING DIRECTOR" means, as of any date of determination, any member of the Board of Directors of TV Filme who (i) was a member of such Board on the date of the Indenture, (ii) was nominated for election or elected to such Board by Warburg, Pincus, TVA Sistema or members of the Lins Family or (iii) was nominated for election or elected to such Board with the approval of two-thirds of the following members of such Board: (a) the members of such Board who are described in clause (i) or (ii) of this definition and (b) members of such Board previously nominated for election or elected to such Board as described in this clause (iii).

    ASSET SALES. The Indenture provides that TV Filme will not, and will not permit any of its Restricted Subsidiaries to, engage in an Asset Sale unless (i) TV Filme or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (which, if it exceeds $1.0 million (or the equivalent thereof at the time of determination), shall be determined by, and set forth in, a resolution of the Board of Directors of TV Filme and described in an Officers' Certificate of TV Filme delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by TV Filme or such Restricted Subsidiary is in the form of cash or Cash Equivalents; PROVIDED that the amount of (a) any liabilities (as shown on TV Filme's or such Restricted Subsidiary's most recent balance sheet) of TV Filme or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are cancelled or assumed by the transferee of any such assets pursuant to a customary novation agreement that releases TV Filme or such Restricted Subsidiary from further liability and (b) any notes or other obligations received by TV Filme or such Restricted Subsidiary from such transferee that are promptly (but in any event, within 30 days) converted by TV Filme or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) shall be deemed to be cash or Cash Equivalents for purposes of this provision. For purposes of this covenant, TV Filme Servicos shall be deemed a Restricted Subsidiary of TV Filme.

    Within 270 days after the receipt of any Net Proceeds from an Asset Sale, TV Filme may apply, directly or indirectly, such Net Proceeds (a) to permanently reduce Indebtedness under the Bank Credit Agreement (and to correspondingly reduce commitments with respect thereto) or (b) to the acquisition of a majority interest in another business, the making of a capital expenditure or the acquisition of other long-term assets, in each case in the Telecommunications Business. Pending the final application of any such Net Proceeds, TV Filme may temporarily reduce Indebtedness under the Bank Credit Agreement or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million (or its equivalent thereof at time of determination), TV Filme will be required to make an offer to all Holders of Notes and to all other holders of senior Indebtedness (other than holders of Indebtedness under the Bank Credit Agreement) (an "Asset Sale Offer") to purchase the maximum principal amount of Notes and of such other senior Indebtedness, on a pro rata basis, that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to, in the case of the Notes, 100% of the principal amount thereof, plus accrued and unpaid interest thereon, to the date of purchase, and, in the case of all other senior Indebtedness, 100% of the principal amount thereof, plus accrued and unpaid interest, or premium, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, TV Filme may use any remaining Excess Proceeds for general corporate purposes (subject to the restrictions of the Indenture). If the aggregate principal amount of Notes and such other senior Indebtedness surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a PRO RATA basis (with such adjustments as may be deemed appropriate by TV Filme so that only Notes with denominations of $1,000 or integral multiples thereof shall be purchased). Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. Notwithstanding the preceding provisions of this paragraph which may be to the contrary, TV Filme shall not be required to

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
include in any Asset Sale Offer any offer to purchase any Indebtedness (other than the Notes) which by its terms does not require such offer.

    The Indenture provides that TV Filme will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary of TV Filme to any Person (other than TV Filme or a Restricted Subsidiary of TV Filme), unless
(i)(a) after giving effect to such transfer, conveyance, sale, lease or other disposition, the Restricted Subsidiary which is subject to such transaction remains a Restricted Subsidiary or (b) such transfer, conveyance, sale, lease or other disposition is of all of the Capital Stock of such Restricted Subsidiary owned by TV Filme and its Restricted Subsidiaries and (ii) such transaction is conducted in accordance with the covenant described under "--Repurchase at the Option of Holders--Asset Sales."

    TV Filme will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes using Excess Proceeds.

CERTAIN COVENANTS

    RESTRICTED PAYMENTS. The Indenture provides that TV Filme will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly,
(i) declare or pay any dividend or make any other payment or distribution on account of TV Filme's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving TV Filme) or to any direct or indirect holder of TV Filme's Equity Interests in its capacity as such, other than dividends or distributions (a) paid or payable in Equity Interests (other than Disqualified Stock) of TV Filme or (b) paid or payable to TV Filme or any Wholly Owned Restricted Subsidiary of TV Filme or (c) paid or payable in respect of Equity Interests of a Restricted Subsidiary to Persons other than TV Filme or a Restricted Subsidiary of TV Filme on not more favorable terms than a PRO RATA basis with dividends or distributions being paid in respect of Equity Interests held by TV Filme or a Restricted Subsidiary of TV Filme; (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of TV Filme or any direct or indirect parent of TV Filme or other Affiliate of TV Filme or any Restricted Subsidiary of TV Filme (other than any such Equity Interests owned by TV Filme or any Restricted Subsidiary of TV Filme); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except at or following final maturity of such Indebtedness; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted
Payment:

    (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

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    (b) TV Filme would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Stock;" and

    (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made by TV Filme and its Restricted Subsidiaries after the date of the Indenture shall not exceed, at the date of determination, the sum of (1) an amount equal to TV Filme's Consolidated Cash Flow from the first day of TV Filme's first full fiscal quarter following the date of the Indenture to the end of TV Filme's most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, less the product of 1.5 times TV Filme's Consolidated Interest Expense from the first day of TV Filme's first full fiscal quarter following the date of the Indenture to the end of TV Filme's most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, plus (2) 100% of the aggregate amount of cash and marketable securities contributed to the capital of TV Filme after the date of the Indenture, plus (3) 100% of the aggregate net cash proceeds received by TV Filme from the issue or sale after the date of the Indenture of Equity Interests of TV Filme or of Disqualified Stock or debt securities of TV Filme that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of TV Filme and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (4) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (5) the aggregate amount of any cash dividends or distributions on any Restricted Investment and any repayment in cash of loans constituting Restricted Investments and the amount of any guarantee that constituted a Restricted Investment and is or has been released.

    The foregoing provisions do not prohibit (i) the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of TV Filme in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of TV Filme) of other Equity Interests of TV Filme (other than any Disqualified Stock); PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c) of the preceding paragraph; (iii) the defeasance, redemption, retirement or acquisition for value or repurchase of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Debt or the substantially concurrent sale (other than to a Subsidiary of TV Filme) of Equity Interests of TV Filme (other than Disqualified Stock); PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c) of the preceding paragraph; (iv) the redemption, repurchase, retirement or other acquisition of any Equity Interests of TV Filme from an employee or former employee of TV Filme or any of its Subsidiaries in connection with such employee's death, disability or termination of employment; PROVIDED that the amount expended by TV Filme or any of its Restricted Subsidiaries in connection with such redemption, repurchase, retirement or other acquisition does not exceed $500,000 (or the equivalent thereof at time of determination) per year; PROVIDED, FURTHER, that any amount of such permitted amount which is not expended may be carried over to any subsequent year; and (v) the redemption, repurchase, retirement or other acquisition of any Equity Interest of any of TV Filme's Restricted Subsidiaries.

    The Board of Directors of TV Filme may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by TV Filme and its Restricted Subsidiaries (except to the extent repaid in cash)

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in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of (i) the net book value of such Investments at the time of such designation, (ii) the Fair Market Value of such Investments at the time of such designation and (iii) the original Fair Market Value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Upon being so designated as an Unrestricted Subsidiary, any Subsidiary Guarantee which was previously executed by such Unrestricted Subsidiary shall be deemed terminated.

    The amount of all Restricted Payments not made in cash shall be the Fair Market Value (which, if it exceeds $1.0 million (or the equivalent thereof at the time of determination thereof), shall be determined by, and set forth in, a resolution of the Board of Directors of TV Filme and described in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by TV Filme or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the fiscal quarter end following the date of making any Restricted Payment, TV Filme shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payments during such quarter were permitted and setting forth the basis upon which the calculations required by the covenant described under "--Restricted Payments" were computed, which calculations may be based upon TV Filme's latest available financial statements.

    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED STOCK. The Indenture provides that TV Filme will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) or Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; PROVIDED, HOWEVER, that TV Filme may incur Indebtedness (including Acquired
Debt) or issue shares of Disqualified Stock if, at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock, after giving PRO FORMA effect to such incurrence or issuance as of such date and to the use of proceeds therefrom (including the application or the use of the net proceeds therefrom to repay Indebtedness or make any Restricted Payment) as if the same had occurred at the beginning of the most recently ended full fiscal quarter of TV Filme for which internal financial statements are available, TV Filme's Leverage Ratio would have been no greater than 6.5 to 1.

    The foregoing provisions will not apply to:

    (i) the incurrence by TV Filme or any of its Restricted Subsidiaries of Indebtedness pursuant to the Bank Credit Agreement in an amount not to exceed $40.0 million (or the equivalent thereof at time of determination) at any time outstanding, less the aggregate amount of all permanent reductions thereto pursuant to the covenant described under "--Repurchase at the Option of Holders--Asset Sales;"

    (ii) Indebtedness of any Restricted Subsidiary consisting of a guarantee of Indebtedness under the Bank Credit Agreement;

    (iii) Existing Indebtedness;

    (iv) the incurrence by TV Filme of Indebtedness represented by the Notes and the Indenture;

    (v) the incurrence of intercompany Indebtedness between or among TV Filme and any of its Restricted Subsidiaries or TV Filme Servicos; PROVIDED that (a) if TV Filme is an obligor on such Indebtedness, such Indebtedness is expressly subordinate to the payment in full of all Obligations with respect to the Notes and (b) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than TV Filme or a Restricted Subsidiary of TV Filme, or any sale or other transfer of any such Indebtedness to a Person that is not either TV Filme or a Restricted

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Subsidiary of TV Filme, shall be deemed to constitute an incurrence of such
Indebtedness by TV Filme or such Restricted Subsidiary, as the case may be;

    (vi) the incurrence by TV Filme or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding or currency exchange rate risk;

    (vii) the incurrence by TV Filme or any of its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness that was permitted by the Indenture to be incurred; and

    (viii) the incurrence of Indebtedness by TV Filme or any of its Restricted Subsidiaries having a Weighted Average Life to Maturity in excess of the Weighted Average Life to Maturity on the Notes lent by one or more Strategic Investors (or any Subsidiaries thereof and including any refinancing of such outstanding amount) resulting in up to $50.0 million (or the equivalent thereof at time of determination) in aggregate Net Proceeds; PROVIDED that (a) such Indebtedness (and any refinancing thereof) is subordinated in right of payment to the prior payment in full in cash of all Obligations (including principal, interest and premium, if any) of TV Filme under the Notes and the Indenture (including as a consequence of any repurchase, redemption or other repayment of the Notes, including, without limitation, by way of optional redemption, Asset Sale Offer or Change of Control Offer to the extent such rights to repayment are exercised by the Holders) such that (I) TV Filme or such Restricted Subsidiary shall make no payment or distribution in respect of such Indebtedness and may not acquire such Indebtedness until the prior payment in full in cash of all Obligations in respect of the Notes if any Default on the Notes shall occur and be continuing and (II) the holders of such Indebtedness may not take any action to enforce or accelerate such Indebtedness until the Holders of the Notes have taken such action in respect of the Notes, (b) such Indebtedness (and any refinancing thereof) is not guaranteed by any of TV Filme's Subsidiaries and is not secured by any Lien on any property or asset of TV Filme or any Subsidiary (other than an escrow of proceeds of such Indebtedness or similar arrangement pending use by or disbursement to TV Filme or a Subsidiary), (c) such Indebtedness (and any refinancing thereof) has no scheduled maturity of principal earlier than a date at least one year after the final stated maturity of the Notes, (d) accreted interest on such Indebtedness shall only be payable on the maturity thereof and cash interest on such Indebtedness shall only be payable to the extent that immediately prior to and after such payment of interest TV Filme is permitted to incur $1.00 of Indebtedness under the ratio described in the first paragraph of this covenant and (e) the holders of such Indebtedness shall assign any rights to vote, including by way of proxy, in a bankruptcy, insolvency or similar proceeding to the Trustee;

    (ix) issuance of preferred stock by a Restricted Subsidiary of TV Filme to TV Filme or any of its Restricted Subsidiaries; or

    (x) issuance of preferred stock, which is not Disqualified Stock, by a Restricted Subsidiary of TV Filme which is a Guarantor to any Person.

    ASSET SWAPS. The Indenture provides that TV Filme will not, and will not permit any of its Restricted Subsidiaries to, in one or a series of related transactions, directly or indirectly, engage in any Asset Swaps, unless:

    (i) at the time of entering into the agreement to swap assets and immediately after giving effect to the proposed Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

    (ii) TV Filme would, at the time of entering into the agreement to swap assets and after giving PRO FORMA effect to the proposed Asset Swap as if such Asset Swap had occurred at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described under "--Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock;"

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    (iii) the respective Fair Market Values of the assets being purchased and sold by TV Filme or any of its Restricted Subsidiaries are substantially the same at the time of entering into the agreement to swap assets; and

    (iv) at the time of the consummation of the proposed Asset Swap, the percentage of any decline in the Fair Market Value of the asset or assets being acquired by TV Filme and its Restricted Securities shall not be significantly greater than the percentage of any decline in the Fair Market Value of the assets being disposed of by TV Filme or its Restricted Subsidiaries, calculated from the time the agreement to swap assets was entered into.

    LIENS. The Indenture provides that TV Filme will not, and will not permit any of its Restricted Subsidiaries or TV Filme Servicos to, directly or indirectly, create, incur, affirm, assume or suffer to exist any Lien of any kind on any property or asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, unless (i) in the case of Liens securing Indebtedness subordinate to the Notes, the Notes are secured by a valid, perfected Lien on such property or asset that is senior in priority to such Liens and (ii) in all other cases, the Notes are equally and ratably secured; PROVIDED, HOWEVER, that the foregoing shall not prohibit or restrict Permitted Liens.

    LIMITATIONS ON ISSUANCE OF GUARANTEES OF INDEBTEDNESS. The Indenture provides that TV Filme will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee the payment of any other Indebtedness of TV Filme (other than Indebtedness permitted under the Bank Credit Agreement pursuant to clause (i) of the second paragraph of the covenant described under "--Incurrence of Indebtedness and Issuance of Disqualified Stock") unless such Restricted Subsidiary simultaneously executes and delivers a guarantee providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee shall be senior to or PARI PASSU with such Restricted Subsidiary's Guarantee of such other Indebtedness, except that (i) such Guarantee need not be secured unless required pursuant to the provisions of the covenant described under "--Liens," and (ii) if such Indebtedness is by its terms expressly subordinated to the Notes, any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated to such Restricted Subsidiary's assumption, guarantee or other liability with respect to the Notes to the same extent as such Indebtedness is subordinated to the Notes. Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon either (i) the release or discharge of such Guarantee of Indebtedness, except a discharge by or as a result of payment under such Guarantee or (ii) any sale, exchange or transfer to any Person not an Affiliate of TV Filme, of all of TV Filme's stock in, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture. The form of such Guarantee is attached as an exhibit to the Indenture.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Indenture provides that TV Filme will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to TV Filme or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or (b) pay any indebtedness owed to TV Filme or any of its Restricted Subsidiaries, (ii) make loans or advances to TV Filme or any of its Restricted Subsidiaries, (iii) transfer any of its properties or assets to TV Filme or any of its Restricted Subsidiaries, (iv) grant any Liens or security interests in favor of the Holders of the Notes and the Trustee or (v) guarantee the Notes or any renewals or refinancings thereof, except for such encumbrances or restrictions existing under or by reason of (A) Existing Indebtedness or the Bank Credit Agreement, (B) applicable law, (C) any instrument governing Indebtedness or Capital Stock of a Person acquired by TV Filme or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is

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not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, PROVIDED that in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (D) by reason of (x) customary non-assignment provisions in leases, licenses, sales agreements or other contracts entered into in the ordinary course of business and consistent with past practices or (y) restrictions imposed pursuant to a binding agreement for the sale or disposition of all or substantially all of the Equity Interests or assets of any Restricted Subsidiary, PROVIDED such restrictions apply solely to the Equity Interests or assets being sold, (E) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (F) restrictions imposed by Permitted Liens on the transfer of the assets that are subject to such Liens,
(G) Permitted Refinancing Debt, PROVIDED that the restrictions contained in the agreements governing such Permitted Refinancing Debt are no more restrictive, as a whole, than those contained in the agreements governing the Indebtedness being refinanced or (H) provisions in agreements with other persons who own Equity Interests in a Restricted Subsidiary which have the effect of requiring that transactions described in clauses (ii) or (iii) above be effected on terms no more favorable to TV Filme or its Restricted Subsidiaries than a PRO RATA basis in accordance with Equity Interests owned in such Restricted Subsidiary.

    MERGER, CONSOLIDATION, OR SALE OF ASSETS. The Indenture provides that TV Filme may not consolidate or merge with or into (whether or not TV Filme is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity, unless (i) TV Filme is the surviving entity or the entity or the Person formed by or surviving any such consolidation or merger (if other than TV Filme) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than TV Filme) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of TV Filme under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after giving effect to such transaction, no Default or Event of Default exists or would exist; (iv) such transaction will not result in the loss or suspension or material impairment of any Material Telecommunications License; (v) except in the case of a merger of TV Filme with or into a Wholly Owned Restricted Subsidiary of TV Filme, TV Filme or the entity or Person formed by or surviving any such consolidation or merger (if other than TV Filme) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will (treating any Indebtedness not previously an obligation of TV Filme or any of its Restricted Subsidiaries as a result of such transaction as having been incurred at the time of such transaction) have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of TV Filme immediately preceding the transaction and (B) will, at the time of such transaction and after giving PRO FORMA effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described under "--Incurrence of Indebtedness and Issuance of Disqualified Stock;" and (vi) TV Filme shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more of the Subsidiaries of TV Filme, the Capital Stock of which constitutes all or substantially all of the properties and assets of TV Filme, shall be deemed to be the transfer of all or substantially all of the properties and assets of TV Filme. Notwithstanding the foregoing clause (v), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to TV Filme and (b) TV Filme may merge with an Affiliate incorporated solely for the purpose of reincorporating TV Filme in another State of the United States so long as the amount of Indebtedness of TV Filme and its Restricted

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Subsidiaries is not increased thereby. For restrictions on mergers, consolidations and disposition of assets involving Guarantors, see "--Security--Pledged Intercompany Note."

    TRANSACTIONS WITH AFFILIATES. The Indenture provides that TV Filme will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (other than TV Filme or a Wholly Owned Restricted Subsidiary) (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to TV Filme or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction with an unrelated Person and (ii) TV Filme delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions after December 20, 1996 involving aggregate consideration in excess of $2.0 million (or the equivalent thereof at time of determination), a resolution described in an Officers' Certificate, certifying that such Affiliate Transaction complies with clause (i) above and such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of TV Filme and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions after the Closing Date involving aggregate consideration in excess of $5.0 million (or the equivalent thereof at time of determination), an opinion as to the fairness to the Holders of the Notes of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of recognized national standing; PROVIDED that (1) any transaction with an officer or director of TV Filme or any Restricted Subsidiary (in connection with such person's compensation, employee benefit or severance arrangements) entered into by TV Filme or any of its Restricted Subsidiaries in the ordinary course of business and customary in the industry of TV Filme or such Restricted Subsidiary, (2) transactions between or among TV Filme and its Restricted Subsidiaries, (3) the Programming Agreement, (4) the Operating Agreement and (5) Restricted Payments and Permitted Investments that are permitted by the provisions of the covenant described under "--Restricted Payments," in each case, shall not be deemed Affiliate Transactions.

    SALE AND LEASEBACK TRANSACTIONS. The Indenture provides that TV Filme will not, and will not permit any of its Restricted Subsidiaries or TV Filme Servicos to, enter into any sale and leaseback transaction; PROVIDED that TV Filme may enter into a sale and leaseback transaction if TV Filme could have (i) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described under "--Incurrence of Indebtedness and Issuance of Disqualified Stock" and (ii) incurred a Lien to secure such Indebtedness pursuant to the covenant described under "--Liens."

    BUSINESS ACTIVITIES. The Indenture provides that TV Filme will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than the Telecommunications Business and such business activities as are incidental or directly related thereto. The Indenture further provides that TV Filme will not permit (i) TV Filme Servicos to engage in any business other than the holding of authorizations, licenses or permits issued by the Ministry of Communications or such other applicable Brazilian governmental authority or agency in connection with the Telecommunications Business and business activities incidental or directly related thereto; (ii) TV Filme Servicos to incur any Indebtedness other than Indebtedness to TV Filme or any of its Restricted Subsidiaries; (iii) the Operating Agreement to terminate or be modified in any way which prevents TV Filme and its Restricted Subsidiaries from operating pay television systems relating to such authorizations, licenses or permits; and (iv) its ownership interest in TV Filme Servicos to be decreased.

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    ADDITIONAL SUBSIDIARY GUARANTEES.  The Indenture provides that, if TV Filme or any of its Restricted Subsidiaries shall acquire or create another Restricted Subsidiary after December 20, 1996, and such newly acquired or created Restricted Subsidiary shall be required pursuant to the terms of the Indenture to execute and deliver a Subsidiary Guarantee, such Subsidiary Guarantee shall be so executed by such Restricted Subsidiary and delivered to the Trustee, together with an opinion of counsel, in accordance with the terms of the Indenture.

    PAYMENTS FOR CONSENT. The Indenture provides that TV Filme will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the Notes, the Pledge Agreement, the Note Pledge Agreement, the Intercompany Note or the Subsidiary Guarantees unless such consideration is offered to be paid or is paid to all Holders of the Notes that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

    REPORTS. The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, TV Filme will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if TV Filme was required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of TV Filme and its Subsidiaries and, with respect to the annual information only, a report thereon by TV Filme's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if TV Filme was required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, following consummation of the Exchange Offer, TV Filme will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, TV Filme has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture provides that each of the following constitutes an "Event of Default": (i) default in the payment when due of any interest payable on or prior to December 15, 1998, with respect to the Notes; (ii) default for 30 days in the payment when due of any interest payable after December 15, 1998; (iii) default in payment when due of the principal of or premium, if any, on the Notes; (iv) failure by TV Filme to comply with the provisions described under "--Security," "--Repurchase at the Option of Holders-- Change of Control," "--Repurchase at the Option of Holders--Asset Sales" or "--Certain Covenants-- Merger, Consolidation, or Sale of Assets;" (v) failure by TV Filme for 30 days after notice from the Trustee or Holders of at least 25% in aggregate principal amount of the Notes to comply with any of its other agreements in the Indenture and the Notes; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by TV Filme or any of its Restricted Subsidiaries (or the payment of which is guaranteed by TV Filme or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness following the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million (or the equivalent thereof at time of determination) or more; (vii) failure by TV Filme or any of its Restricted

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Subsidiaries to pay final non-appealable judgments rendered against TV Filme or any of its Restricted Subsidiaries aggregating in excess of $2.5 million (or the equivalent thereof at time of determination), which judgments are not paid, discharged or stayed for a period of 60 days after such judgments become final and non-appealable; and (viii) certain events of bankruptcy or insolvency with respect to TV Filme and its Restricted Subsidiaries.

    If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to TV Filme, any Significant Subsidiary of TV Filme or any group of Restricted Subsidiaries of TV Filme that, taken together, would constitute a Significant Subsidiary of TV Filme, all outstanding Notes will become due and payable without further action or notice by the Trustee or any Holder. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of TV Filme with the intention of avoiding payment of the premium that TV Filme would have had to pay if TV Filme then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to December 15, 2000 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of TV Filme with the intention of avoiding the prohibition on redemption of the Notes prior to such date, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

    The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of or premium, if any, or interest on the Notes.

    TV Filme is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and TV Filme is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, PARTNERS AND
  STOCKHOLDERS

    No past, present or future director, officer, employee, incorporator, partner or stockholder of either of TV Filme or any of its Subsidiaries, as such, shall have any liability for any obligations of TV Filme or its Subsidiaries under the Exchange Notes, the Intercompany Note, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder of Exchange Notes by accepting an Exchange Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Notes and the Subsidiary Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    TV Filme may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes, the obligations of the Guarantors under the Subsidiary Guarantees and the obligations of ITSA under the Intercompany Note ("Legal Defeasance") except for (i) the rights of

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Holders of outstanding Notes to receive payments in respect of the principal of and premium, if any, and interest on the Notes when such payments are due from the trust referred to below, (ii) TV Filme's obligations with respect to the Notes concerning issuing temporary notes, registration of transfers or exchanges of Notes, replacement of mutilated, destroyed, lost or stolen Notes as required by the Indenture and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and TV Filme's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, TV Filme may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) TV Filme must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars or non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, TV Filme shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (a) TV Filme has received from, or there has been published by, the IRS a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, TV Filme shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which TV Filme or any of its Subsidiaries is a party or by which TV Filme or any of its Subsidiaries is bound; (vi) TV Filme shall have delivered to the Trustee an opinion of counsel to the effect that after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) TV Filme shall have delivered to the Trustee an Officer's Certificate stating that the deposit was not made by TV Filme with the intent of preferring the Holders of Notes over the other creditors of TV Filme with the intent of defeating, hindering, delaying or defrauding creditors of TV Filme or others; and (viii) TV Filme shall have delivered to the Trustee an Officer's Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange Exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and TV Filme may require a Holder to pay any taxes and fees required by law or

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permitted by the Indenture. TV Filme is not required to transfer or exchange any
Exchange Note selected for redemption. Also, TV Filme is not required to transfer or exchange any Exchange Note for a period of 15 days before a selection of Exchange Notes to be redeemed.

    The registered Holder of a Exchange Note will be treated as the owner of such Exchange Note for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture, the Pledge Agreement, the Note Pledge Agreement, the Notes, the Intercompany Note or the Subsidiary Guarantees may be amended or supplemented by TV Filme, each Guarantor, ITSA and the Trustee with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or non-compliance with any provision of the Indenture, the Pledge Agreement, the Note Pledge Agreement, the Notes, the Intercompany Note or the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes).

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the fixed maturity of any Note or the Intercompany Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described under "--Repurchase at the Option of Holders"); (iii) reduce the rate of or change the time for payment of interest on any Note or the Intercompany Note; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration) or the Intercompany Note; (v) make any Note or the Intercompany Note payable in money other than that stated in the Notes or the Intercompany Note; (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes; (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described under "-- Repurchase at the Option of Holders"); (viii) release any Collateral from the Lien created by the Pledge Agreement or the Note Pledge Agreement, except in accordance with the terms thereof, or amend such terms; or
(ix) make any change in the foregoing amendment and waiver provisions.

    Notwithstanding the foregoing, without the consent of any Holder of Notes, TV Filme, the Guarantors and ITSA and the Trustee may amend or supplement the Indenture, the Pledge Agreement, the Note Pledge Agreement, the Notes, the Intercompany Note or the Subsidiary Guarantees to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of TV Filme's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to add Guarantors with respect to the Notes or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

SATISFACTION AND DISCHARGE

    The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of Notes) as to all outstanding Notes when (i) either (a) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or

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paid and Notes for whose payment money has theretofore been deposited in trust with the Trustee and thereafter repaid to TV Filme or discharged from such trust) have been delivered to the Trustee for cancellation; or (b) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable by their terms and TV Filme has irrevocably deposited or caused to be deposited with the Trustee funds in an amount of money in U.S. dollars sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for the principal amount, premium, if any, accrued and unpaid interest to the date of such deposit together with irrevocable instructions from TV Filme directing the Trustee to apply such funds to the payment thereof; (ii) TV Filme has paid all other sums payable by it under the Indenture; and (iii) TV Filme has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity, as the case may be. In addition, TV Filme must deliver an Officers' Certificate and an opinion of counsel stating that all conditions precedent under the Indenture to satisfaction and discharge have been complied with.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of TV Filme, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue, or resign.

    The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

    Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to TV Filme, Inc., c/o ITSA-Intercontinental Telecomunicacoes Ltda., SCS, Quadra 07-B1.A, Ed. Executive Tower, Sala 601, 70.300-911 Brasilia-DF, Brazil, Attention: Chief Financial Officer.

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
BOOK-ENTRY, DELIVERY AND FORM

    Except as set forth below, the Exchange Notes will initially be represented by one or more permanent global certificates in definitive, fully registered form (each a "Global Exchange Note"). Each Global Exchange Note will be deposited with, or on behalf of, the Depository and registered in the name of Cede, as nominee of the Depository, or will remain in the custody of the Trustee under the Indenture, pursuant to the FAST Balance Certificate Agreement between the Depository and the Trustee.

    Holders of Exchange Notes who elect to take physical delivery of their certificates instead of holding their interests through the Global Exchange Note (collectively referred to herein as the "Non-Global Holders") will be issued in registered form (a "Certificated Exchange Note"). Upon the transfer of any Certificated Exchange Note initially issued to a Non-Global Holder, such Certificated Exchange Note will, unless the transferee requests otherwise or a Global Exchange Note has previously been exchanged in whole for Certificated Exchange Notes, be exchanged for an interest in such Global Exchange Note.

    The Company understands that the Depository is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" with the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. The Depository was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. The participants include securities brokers, and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    The Company expects that pursuant to procedures established by the Depository (i) upon the issuance of the Global Exchange Note, the Depository or its custodian will credit the accounts of participants designated by the Initial Purchasers with an interest in the Global Exchange Note and (ii) ownership of beneficial interests in the Global Exchange Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository or its nominee (with respect to the interests of participants and the records of participants and the indirect participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Exchange Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

    So long as the Depository, or its nominee, is the registered owner or holder of a Global Exchange Note, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Exchange Note for all purposes under the Indenture and the Exchange Notes. No beneficial owner of an interest in a Global Exchange Note will be able to transfer that interest except in accordance with applicable procedures of the Depository, in addition to those provided for under the Indenture with respect to the Exchange Notes.

    Payments of the principal of, premium, if any, and interest on any Exchange Notes represented by a Global Exchange Note will be payable by the Trustee to or at the direction of the Depository or its nominee in its capacity as the registered holder of the Global Exchange Note. Neither the Company, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Exchange Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

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    The Company expects that the Depository or its nominee, upon receipt of any payment of principal, premium, if any, and interest in respect of a Global Exchange Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Exchange Notes as shown on the records of the Depository or its nominee. The Company also expects that payments by participants and indirect participants to owners of beneficial interests in such Global Exchange Note will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants and indirect participants, as the case may be.

    Transfers between participants will be effected in the ordinary way in accordance with the Depository's rules and will be settled in same-day funds. If a holder requires physical delivery of a Certificated Exchange Note for any reason, including to sell Exchange Notes to persons in states which require such delivery of such Exchange Notes or to pledge such Exchange Notes, such holder must transfer its interests in the Global Exchange Note, in accordance with the normal procedures of the Depository and the procedures set forth in the Indenture.

    The Company expects that the Depository will take any action permitted to be taken by a holder of Exchange Notes (including the presentation of Exchange Notes for exchange as described below) only at the direction of one or more participants to whose account the Depository's interests in a Global Exchange
Note is credited and only in respect of such portion of the aggregate principal amount of Exchange Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, the Depository will exchange the applicable Global Exchange Note for Certificated Exchange Notes, which it will distribute to its participants.

    Although the Depository is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Exchange Note among participants of the Depository it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee nor the paying agent will have any responsibility for the performance by the Depository or its participants or indirect participants of its obligations under the rules and procedures governing its operations.

    If the Depository is at any time unwilling or unable to continue as a depository for the Global Exchange Notes and a successor depository is not appointed by the Company within 90 days, the Company will issue Certificated Exchange Notes, in exchange for the Global Exchange Notes.

SAME-DAY SETTLEMENT AND PAYMENT

    The Indenture requires that payments in respect of the Exchange Notes represented by the Global Exchange Note (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Holder of the Global Exchange Note. With respect to Certificated Securities, TV Filme will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Exchange Notes represented by the Global Exchange Note are expected to be eligible to trade in the PORTAL Market and to trade in the Depository's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Exchange Notes will, therefore, be required by the Depository to be settled in immediately available funds. TV Filme expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

    On December 20, 1996, TV Filme and the Initial Purchasers entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, TV Filme agreed to file with the Commission

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
the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, TV Filme agreed to offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange its Transfer Restricted Securities for Exchange Notes. If (i) TV Filme is not required to file the Exchange Offer Registration Statement or permitted to commence or accept tenders pursuant to the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies TV Filme within 20 business days after the consummation of the Exchange Offer that (a) it is prohibited by law or Commission policy from participating in the Exchange Offer or (b) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (c) that it is a broker-dealer and owns Old Notes acquired directly from TV Filme or an affiliate of TV Filme, TV Filme has agreed to file with the Commission a Shelf Registration Statement to cover resales of the Old Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. TV Filme has agreed to use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Old Note until (i) the date on which such Old Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an Old Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Old Note is distributed to the public pursuant to Rule 144 under the Securities Act.

    The Registration Rights Agreement provides that (i) TV Filme will file an Exchange Offer Registration Statement with the Commission on or prior to February 18, 1997, (ii) TV Filme will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission under the Securities Act on or prior to April 19, 1997, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, TV Filme will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement is declared effective by the Commission, Exchange Notes in exchange for all Old Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, TV Filme will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 60 days after such filing obligation arises (and in any event by April 19, 1997) and to cause the Shelf Registration to be declared effective by the Commission on or prior to 120 days after such obligation arises. If (a) TV Filme fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) TV Filme fails to commence, accept tenders and, in the case of accepted tenders, issue registered Exchange Notes in respect of accepted tenders under the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then TV Filme will pay Liquidated Damages to each Holder of Old Notes, with respect to the first 90-day period immediately following the occurrence of such Registration Default, in an amount equal to $.05 per week per $1,000 principal amount of Old Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Old Notes with respect to each subsequent 90-day period until all Registration

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Defaults have been cured, up to a maximum amount of Liquidated Damages of $.20 per week per $1,000 principal amount of Old Notes. All accrued Liquidated Damages will be paid by TV Filme on each Damages Payment Date to the holder of the Global Note by wire transfer of immediately available funds and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to its registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

    Holders of Old Notes will be required to make certain representations to TV Filme (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

    The Registration Statement of which this Prospectus is a part constitutes the Exchange Offer Registration Statement.

FOREIGN EXCHANGE RESTRICTIONS; CURRENCY INDEMNITY

    As a result of TV Filme being a holding company, TV Filme's operating cash flow and its ability to service indebtedness, including the Notes, is dependent upon the operating cash flow of its subsidiaries and the payment of funds by such subsidiaries to TV Filme in the form of loans, dividends or otherwise. In the event that on any payment date in respect of the Notes, any restrictions or prohibition on access to the Brazilian foreign exchange market exists which impairs the ability of TV Filme's subsidiaries to pay funds to TV Filme, TV Filme agrees to, and to cause each of its subsidiaries to provide TV Filme with all funds necessary to, pay all amounts payable under the Notes in the currency of such Notes by means of any legal procedure existing in Brazil (except commencing legal proceedings against the Central Bank) on any due date for payment under the Notes. All costs and taxes payable in connection with the procedures referred to in this covenant shall be borne by TV Filme.

    Payments in respect of the Intercompany Note or any Subsidiary Guarantee shall be made in U.S. dollars as shall be legal tender at the time of payment for the payment of public and private debts in that currency. In the event that, on any payment date in respect of the Intercompany Note or any Subsidiary Guarantee, any restrictions or prohibition of access to the Brazilian foreign exchange market exists, ITSA and each Guarantor agree to pay all amounts payable under the Intercompany Note in the currency of the Intercompany Note by means of any legal procedure existing in Brazil (except commencing legal proceedings against the Central Bank) on any due date for payment under Intercompany Note. All costs and taxes payable in connection with the procedures referred to in this covenant shall be borne by ITSA and the Guarantors.

    U.S. dollars are the sole currency of account and payment for all sums payable by ITSA and the Guarantors under or in connection with the Intercompany Note and the Subsidiary Guarantees, including damages. Any amount received or recovered in a currency other than U.S. dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of ITSA and the Guarantors or otherwise) by any Holder of a Note in respect of any sum expressed to be due to it from the ITSA and the Guarantors shall only constitute a discharge to ITSA and the Guarantors to the extent of the U.S. dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that U.S. dollar amount is less than the U.S. dollar amount expressed to be due to the recipient under the Intercompany Note, ITSA and the Guarantors shall, jointly and severally, indemnify it against any loss sustained by it as a result. In any event ITSA and the Guarantors shall, jointly and severally, indemnify the recipient against the cost of making any such purchase. For the purposes of this paragraph, it will be

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sufficient for the holder of the Intercompany Note to certify in a satisfactory manner (indicating sources of information used) that it would have suffered a loss had an actual purchase of dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from other obligations of ITSA and the Guarantors, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any holder of the Intercompany Note and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under the Intercompany Note.

ENFORCEABILITY OF JUDGMENTS WITH RESPECT TO THE INTERCOMPANY NOTE AND SUBSIDIARY
  GUARANTEES

    Service of process upon ITSA or any Guarantor in an action (other than an insolvency, liquidation or bankruptcy proceeding or any other proceeding in the nature of an in rem or quasi in rem proceeding) to enforce their obligations under the Note Pledge Agreement, the Intercompany Note or the Subsidiary Guarantees may be obtained within the U.S. by service upon Corporation Service Company. See "Risk Factors--Risk Factors Relating to Brazil--Potential Unenforceablility of Civil Liabilities and Judgments." Since substantially all of the assets of ITSA and its subsidiaries are outside the U.S., any judgment obtained in the United States against ITSA or any Guarantor, including judgments with respect to the payment of amounts owing with respect to the Note Pledge Agreement, the Intercompany Note or the Subsidiary Guarantees, may not be collectible within the United States.

    Judgments for monetary claims obtained in U.S. courts arising out of or in relation to the obligations of ITSA and the Guarantors under the Note Pledge Agreement and the Intercompany Note and the Subsidiary Guarantees will be enforceable in Brazil, PROVIDED that such judgment has been previously confirmed by the Brazilian Federal Supreme Court. In order to be confirmed by the Brazilian Federal Supreme Court of Brazil, such foreign judgment must meet the following conditions: (a) it must comply with all formalities required for its enforceability under the laws of the country where it was issued; (b) it must have been given by a competent court after the proper service of process on the parties; (c) it must not be subject to appeal; (d) it must not offend Brazilian national sovereignty, public policy or good morals; and (e) it must be duly authenticated by a competent Brazilian consulate and be accompanied by a sworn translation thereof into Portuguese. Notwithstanding the foregoing, no assurance can be given that such confirmation will be obtained, that the process described above can be conducted in a timely manner or that a Brazilian court will enforce such monetary judgment. See "Risk Factors--Risk Factors Relating to Brazil--Potential Unenforceability of Civil Liabilities and Judgments."

    Any judgment obtained against ITSA or the Guarantors in a court in Brazil under the Intercompany Note, the Note Pledge Agreement or any Subsidiary Guarantee will be expressed in the Brazilian currency equivalent to the U.S. dollar amount. See "Risk Factors--Risk Factors Relating to Brazil--Foreign Exchange Controls and Exchange Rates," "Risk Factors--Risk Factors Relating to Brazil--Restrictions on Conversion and U.S. Remittances Abroad" and "Risk Factors--Risk Factors Relating to Brazil--Potential Unenforceability of Civil Liabilities and Judgments."

    The purchase of U.S. dollars for the payment by ITSA or the Guarantors of any such judgment requires approval of the Central Bank. See "Risk Factors--Risk Factors Relating to the Company and the Exchange Offer--Exchange Control Regulations."

CERTAIN BANKRUPTCY LAW CONSIDERATIONS

    Brazilian Bankruptcy Law (Decree-law No. 7661, of June 21, 1945, the "Brazilian Bankruptcy Law") establishes two different proceedings for the resolution of debts of commercial companies which are insolvent or do not pay their obligations when due; the bankruptcy proceeding ("FALENCIA") and the

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reorganization proceeding ("CONCORDATA"). Both proceedings apply to all unsecured creditors of a company which is declared bankrupt or which is under a reorganization proceeding. In the event that ITSA or any of the Guarantors is declared bankrupt or enters into a CONCORDATA, the Intercompany Note will be considered general unsecured indebtedness of ITSA and the Guarantors and therefore will be subject to such proceedings.

    Under a bankruptcy proceeding (essentially a liquidation proceeding), payments in respect of the Notes will be subject to an order of priority. Generally, Brazilian Bankruptcy Law and other applicable rules establish that claims of employees for wages or indemnity and tax or social security claims have priority over other claims against the bankrupt estate. Other claims are subject to the following order of priority: (i) secured credits, (ii) credits with special privileges over certain assets, (iii) credits with general privilege, (iv) unsecured credits (including the Intercompany Note) and (v) subordinated credits. Credits in foreign currency are converted into Brazilian currency on the date the company is declared bankrupt and are not subject to adjustment in accordance with the exchange variation. Such amount in Brazilian currency must be monetarily adjusted to account for inflation (in accordance with the rules applicable from time to time) and bears no interest.

    Under a CONCORDATA proceeding, which is a protection available under the Brazilian Bankruptcy Law for commercial companies experiencing financial distress to avoid the declaration of bankruptcy, the company's unsecured credits existing at the time the CONCORDATA is declared are rescheduled for one of the periods defined in the law which in virtually all cases is 24 months (in which event 40.0% of the debt must be paid in the first year). The benefit may be given by the court without any prior consultation with or manifestation by the creditors, so long as the beneficiary demonstrates, INTER ALIA, that its assets are worth at least 50.0% of its unsecured indebtedness. The CONCORDATA proceeding has the following basic characteristics: (i) it only affects unsecured creditors; (ii) it does not affect the day-to-day management of the company, the other commercial obligations of the company and the obligations assumed after the date on which the CONCORDATA is declared; (iii) amounts due in foreign currency subject to the CONCORDATA are converted into local currency on the date on which the CONCORDATA is accepted by the court and are not subject to adjustment in accordance with the exchange variation; (iv) amounts due under the CONCORDATA, either in local currency or converted into local currency, must be monetarily adjusted to account for inflation (in accordance with the rules applicable from time to time) and bear interest at the rate of 12.0% per annum;
(v) a company under CONCORDATA which fails to meet its rescheduled obligations will be declared bankrupt; and (vi) a company that benefits from CONCORDATA protection shall not be eligible for such protection for a period of five years.

CONSENT TO JURISDICTION AND SERVICE

    Pursuant to the terms of the Intercompany Note and the Subsidiary Guarantees ITSA and the Guarantors have appointed Corporation Service Company as their agent for service of process in any suit, action or proceeding with respect to the Intercompany Note or the Subsidiary Guarantees and for actions brought under Federal or state securities laws brought in any Federal or state court located in the City of New York and have agreed to submit to such jurisdiction. See "Risk Factors--Risk Factors Relating to Brazil--Potential Unenforceability of Civil Liabilities and Judgments."

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full description of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED DEBT" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of,

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such other Person merging with or into or becoming a Subsidiary of such specified Person and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control and PROVIDED, FURTHER, that TV Filme Servicos shall not be deemed to be an Affiliate of TV Filme or any of its other Restricted Subsidiaries for the purposes of the covenant described under "--Certain Covenants--Transactions with Affiliates."

    "ASSET SALE" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback or similar arrangement) other than sales or dispositions in the ordinary course of business consistent with past practices; PROVIDED that the sale, lease, conveyance or other disposition of all or substantially all of the assets of TV Filme and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described under "-- Repurchase at the Option of Holders--Change of Control" and/or the provisions described under "-- Certain Covenants--Merger, Consolidation, or Sale of Assets" and not by the provisions of the covenant described under "--Repurchase at Option of Holders--Asset Sales," and (ii) the issuance or sale by TV Filme or any of its Restricted Subsidiaries of Equity Interests of TV Filme's Restricted Subsidiaries. Notwithstanding the foregoing, none of the following will be deemed an Asset Sale: (i) a transfer of assets by TV Filme to a Restricted Subsidiary or by a Restricted Subsidiary to TV Filme or to another Restricted Subsidiary; (ii) an issuance of Equity Interests by a Restricted Subsidiary to TV Filme or to another Restricted Subsidiary; (iii) a Restricted Payment that is permitted by the covenant described under "--Certain Covenants--Restricted Payments;" (iv) dispositions in any fiscal year with Net Proceeds in the aggregate of $1.0 million (or the equivalent thereof at time of determination) or less; (v) an Asset Swap that is permitted by the covenant described under "--Certain Covenants--Asset Swaps;" (vi) a contribution to an Unrestricted Subsidiary which complies with the covenant described under "--Certain Covenants--Restricted Payments;" (vii) a sale and leaseback which complies with the covenant described under "--Certain Covenants--Sale and Leaseback Transactions;" (viii) any liquidation of any Cash Equivalent; and (ix) the issuance or sale of Equity Interests of a Restricted Subsidiary of TV Filme to TV Filme or one of its other Restricted Subsidiaries.

    "ASSET SWAP" means the execution of a definitive agreement, subject only to approvals of the Ministry of Communications or such other applicable Brazilian governmental authority or agency and other customary closing conditions, that TV Filme in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange, of Telecommunications Assets between TV Filme or any of its Restricted Subsidiaries and another Person or group of Persons who are Affiliates of one another; PROVIDED that any amendment to or waiver of any closing condition which individually or in the aggregate is material to the Asset Swap shall be deemed to be a new Asset Swap.

    "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

    "BANK CREDIT AGREEMENT" means loans or advances made by banks, trust companies or other institutions, which are, principally engaged in the business of lending money to businesses to TV Filme or a Restricted Subsidiary under credit facilities, loan agreements or similar agreements.

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    "CAPITAL LEASE OBLIGATION"  means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL STOCK"  means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CASH EQUIVALENTS" means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than twelve months from the date of acquisition, (ii) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any Brazilian regulated bank or member bank of the U.S. Federal Reserve System having capital and surplus in excess of $500 million (or equivalent thereof at the time of determination) (or a branch of any such bank), (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause (ii) above and (iv) commercial paper having the rating of at least P-1 from Moody's Investors Service, Inc., or any successor to its rating business, or at least A-1 from Standard & Poor's Ratings Group, or any successor to its rating business, and in each case maturing within 180 days after the date of acquisition.

    "CLOSING PRICE" on any Trading Day with respect to the per share price of any shares of Capital Stock means the last reported sale price regular way or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of Capital Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on such automated quotation system but the issuer is a Foreign Issuer (as defined in Rule 3b-4(b) under the Exchange
Act) and the principal securities exchange on which such shares are listed or admitted to trading is a Designated Offshore Securities Market (as defined in Rule 902(a) under the Securities Act), the average of the reported closing bid and asked prices regular way on such principal exchange, or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on such automated quotation system and the issuer and principal securities exchange do not meet such requirements, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm that is selected from time to time by TV Filme for that purpose and is reasonably acceptable to the Trustee.

    "COLLATERAL" means the Pledged Securities, the Intercompany Note and the proceeds thereof.

    "COMMON EQUITY INTERESTS" means (i) with respect to a person which is a corporation, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person's common stock and includes, without limitation, all series and classes of such common stock and (ii) with respect to a Person which is not a corporation, Equity Interests which have characteristics similar in all material respects to those of common stock of a corporation.

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    "CONSOLIDATED CASH FLOW"  means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, to the extent deducted in computing Consolidated Net Income, (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale,
(ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, (iii) Consolidated Interest Expense and
(iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries for such period, and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period), minus (v) non-cash items increasing consolidated revenues in determining such Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserves for, anticipated cash charges in any prior period and excluding the recognition of deferred sign-on or hook-up fee revenue), in each case, on a consolidated basis and determined in accordance with GAAP and (vi) to the extent included in computing Consolidated Net Income, an amount equal to any extraordinary gain. Notwithstanding the foregoing, the amounts referred to in clauses (i) through
(vi) of the preceding sentence with respect to Restricted Subsidiaries shall only be added to (deducted from) Consolidated Net Income to compute Consolidated Cash Flow to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be paid as a dividend to TV Filme by such Restricted Subsidiary without direct or indirect restriction pursuant to the terms of its charter and by-laws and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

    "CONSOLIDATED INDEBTEDNESS" means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus (ii) the aggregate liquidation value of all Disqualified Stock of such Person, in each case, determined on a consolidated basis in accordance with GAAP, less the Fair Market Value of the Pledged Securities then held by the Trustee as determined in good faith by the Board of Directors of TV Filme.

    "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, interest payments in respect of Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (if such Guarantee or Lien is called upon and to the extent such interest payments are satisfied under or by means of such Lien), commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, in each case, on a consolidated basis and in accordance with GAAP.

    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person as to which Consolidated Net Income is being calculated or a Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such Net Income would not be permitted at the date

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of determination directly or indirectly, pursuant to the terms of its charter and by-laws and all agreements, instruments, judgments, decrees, orders, statutes, rules or governmental regulations applicable to such Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income of any Unrestricted Subsidiary shall be excluded, except to the extent of the amount of dividends or distributions paid in cash by such Unrestricted Subsidiary to TV Filme or its Restricted Subsidiaries.

    "CONSOLIDATED NET WORTH" means, (a) with respect to a partnership as of any date, the sum of the common and preferred partnership interests of such Person and its consolidated Restricted Subsidiaries as of such date, as determined on a consolidated basis in accordance with GAAP, and (b) with respect to any other Person as of any date, the sum of (i) the consolidated equity of the common equity holders of such Person and its consolidated Restricted Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred equity; PROVIDED that the preferred partnership interests or the preferred equity, as the case may be, is not (A) Disqualified Stock and (B) by its terms entitled to the payment of dividends or other distributions, unless such dividends or other distributions may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred partnership interests or preferred equity, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Restricted Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EXISTING INDEBTEDNESS" means Indebtedness of TV Filme and its Restricted Subsidiaries in existence on the date of the Indenture listed on Annex I to the Indenture, until such amounts are repaid.

    "FAIR MARKET VALUE" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy; PROVIDED that if such value exceeds $1.0 million (or the equivalent thereof at the time of determination), such determination shall be made in good faith by the Board of Directors of TV Filme.

    "GAAP" means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

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    "GOVERNMENT SECURITIES"  means direct obligations of, or obligations fully guaranteed by, or participations in pools consisting solely of obligations of or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.

    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest or currency exchange rate swap agreements, interest or currency exchange rate cap agreements and interest or currency exchange rate collar agreements and (ii) other agreements or arrangements, in any case, designed to protect such Person against fluctuations in interest or currency exchange rates.

    "INDEBTEDNESS" means, with respect to any Person, without duplication, (i) any liability, contingent or otherwise, of such Person (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), whether as a cash advance, bill, overdraft or money market facility loan, or (b) evidenced by a note, debenture or similar instrument or, to the extent drawn upon and not reimbursed, letters of credit or other similar liability evidenced by book-entry mechanism, or (c) for the payment of money relating to a Capital Lease Obligation or other obligation relating to the deferred purchase price of property; PROVIDED, HOWEVER, that Indebtedness shall not include trade payables arising in the ordinary course of business consistent with past practice, or (d) in respect of any Hedging Obligation; (ii) any liability of others of the kind described in the preceding clause (i) which the Person has Guaranteed or which is otherwise its legal liability; and (iii) any obligation secured by a Lien to which the property or assets of such Person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability; PROVIDED, HOWEVER, for purposes of this clause (iii), if such obligation is not assumed by such Person, or not otherwise the legal liability of such Person, such obligation shall only be included in Indebtedness to the extent of the Fair Market Value of such property or assets.

    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to directors, officers and employees made in the ordinary course of business), purchases or other acquisitions (for consideration) of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; PROVIDED that an acquisition of assets, Equity Interests or other securities by TV Filme or any of its Restricted Subsidiaries for consideration consisting of common equity securities of TV Filme shall not be deemed to be an Investment.

    "LEVERAGE RATIO" means, with respect to any Person as of any date of determination (the "Calculation Date"), the ratio of (i) the Consolidated Indebtedness of such Person as of the Calculation Date to (ii) the result of the multiplication of the Consolidated Cash Flow of such Person for the most recent full fiscal quarter ending immediately prior to the Calculation Date for which internal financial statements are available times four. In the event that TV Filme or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings with respect to which the related commitment remains outstanding) or issues or redeems Disqualified Stock subsequent to the commencement of the period for which the Leverage Ratio is being calculated but prior to the Calculation Date then the Leverage Ratio shall be calculated giving PRO FORMA effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of Disqualified Stock, as if the same had occurred at the beginning of the applicable period. For purposes of making the computation referred to above, Investments, acquisitions, dispositions which constitute all or substantially all of an operating unit of a business and discontinued operations (as determined in accordance with GAAP) that

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have been made by TV Filme or any of its Restricted Subsidiaries, including all mergers, consolidations and dispositions, during the quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be calculated on a PRO FORMA basis assuming that all such Investments, acquisitions, dispositions, discontinued operations, mergers, consolidations (and the reduction of any associated fixed charge obligations and the change in Consolidated Cash Flow resulting therefrom) has occurred on the first day of such reference period and without regard to clause (iii) of the definition of Consolidated Net Income. If since the beginning of such reference period any Person (that subsequently became a Restricted Subsidiary or was merged with or into TV Filme or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition which constitutes all or substantially all of an operating unit of a business, discontinued operation, merger or consolidation that would have required adjustment pursuant to this definition, the Leverage Ratio shall be calculated giving PRO FORMA effect thereto for such reference period as if such Investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of such reference period and without regard to clause (iii) of the definition of Consolidated Net Income. For purposes of this definition, whenever PRO FORMA effect is to be given to a transaction, the PRO FORMA calculations shall be made in good faith by a responsible financial or accounting officer of TV Filme.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, and any lease in the nature thereof).

    "MATERIAL TELECOMMUNICATIONS LICENSE" means one or more authorizations issued by the Ministry of Communications or such other applicable Brazilian governmental authority or agency used or useful in the operation of a Telecommunications Business that individually or collectively have a Fair Market Value exceeding $1.0 million (or the equivalent thereof at time of determination).

    "NET INCOME" means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sales (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

    "NET PROCEEDS" means the aggregate cash proceeds received by TV Filme or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions), any relocation expenses incurred as a result thereof, any taxes paid or payable by TV Filme or any of its Restricted Subsidiaries as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be paid to any Person (other than TV Filme, its Restricted Subsidiaries or its Affiliates) having a Lien on the assets subject to the Asset Sale, amounts required to be paid to any Person (other that TV Filme or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP; PROVIDED, HOWEVER, that if such proceeds are received by any such Restricted Subsidiary, all of the Equity Interests of which are not owned directly or indirectly by TV Filme, as a result of an Asset Sale by it, Net Proceeds for purposes of the covenant described under "--Repurchase at Option of Holder--Asset Sales" shall mean the proportion of such proceeds (as so adjusted) which is the same as the proportion of such Equity Interests owned directly or indirectly by TV Filme.

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    "NON-RECOURSE DEBT"  means Indebtedness (i) as to which neither TV Filme nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender, (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of TV Filme or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and (iii) as to which the lenders have expressly waived any recourse which they may have, in law, equity or otherwise, whether based on misrepresentation, control, ownership or otherwise, to TV Filme or any of its Restricted Subsidiaries, including, without limitation, a waiver of the benefits of the provisions of Section 1111(b) of the U.S. Bankruptcy Code (Title 11, United States Code), as amended.

    "NOTE PLEDGE AGREEMENT" means the Note Pledge Agreement, dated as of the date of the Indenture, by and between the Trustee and TV Filme, governing the pledge of the Intercompany Note.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "OFFICER" means, with respect to any Person, the chief executive officer, the president, the chief operating officer, the chief financial officer, the chief accounting officer, the treasurer, any assistant treasurer, the controller, the secretary, any assistant secretary or any vice-president of such Person.

    "OFFICERS' CERTIFICATE" means a certificate signed on behalf of a Person by two Officers of such Person, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of such Person, that meets the requirements set forth in the Indenture.

    "OPERATING AGREEMENT" means the Master Operating Agreement dated July 24, 1996, between ITSA and TV Filme Servicos.

    "PERMITTED INVESTMENTS" means (i) any Investment in TV Filme or in a Restricted Subsidiary of TV Filme which is a Guarantor; (ii) any Investment in Cash Equivalents; (iii) any Investment by TV Filme or any of its Restricted Subsidiaries in a Person engaged in the Telecommunications Business if, as a result of such Investment, (a) such Person becomes a Restricted Subsidiary of TV Filme and a Guarantor or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, TV Filme or a Restricted Subsidiary of TV Filme which is a Guarantor; (iv) any Investment in TV Filme Servicos; (v) Investments in Restricted Subsidiaries that are not Guarantors in an aggregate amount not to exceed $30.0 million (or the equivalent thereof at time of determination), PROVIDED, HOWEVER, that Investments in such Restricted Subsidiaries shall be excluded from the calculation of such aggregate amount (A) if concurrently with such Investment such Restricted Subsidiary becomes a Guarantor or (B) from the time after such Investment such Restricted Subsidiary becomes a Guarantor; (vi) any Investment in Government Securities in accordance with the provisions of the Pledge Agreement; (vii) Investments in Persons engaged in the Telecommunications Business, taken together with all other Investments made pursuant to this clause
(vii), in an aggregate amount not to exceed $15.0 million (or the equivalent thereof at time of determination); (viii) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under "--Repurchase at the Option of Holders--Asset Sales;" (ix) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business; (x) Investments the payment for which consists exclusively of Equity Interests (excluding Disqualified Stock) of TV Filme; (xi) any Investment acquired by TV Filme or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by TV Filme or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of

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the issuer of such other Investment or accounts receivable or (B) as a result of the foreclosure by TV Filme or any of its Restricted Subsidiaries with respect to any secured Investment or default; (xii) Investments in shares of money market funds having assets in excess of $500 million; and (xiii) Investments existing on December 20, 1996.

    "PERMITTED LIENS" means (i) Liens securing Indebtedness which may be incurred pursuant to clause (i) of the second paragraph of "--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock;" (ii) Liens in favor of TV Filme or any of its Restricted Subsidiaries; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with TV Filme or any of its Restricted Subsidiaries, PROVIDED that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with TV Filme or any such Restricted Subsidiary;
(iv) Liens on property or securing any Acquired Debt and which exist at the time of acquisition thereof by TV Filme or any of its Restricted Subsidiaries, PROVIDED that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens arising under the Indenture in favor of the Trustee; (vi) Liens existing on the date of the Indenture; (vii) Liens arising by reason of
(1) any judgment, decree or order of any court, so long as enforcement of such Lien is effectively stayed and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (2) taxes not yet delinquent or which are being contested in good faith; (3) security for payment of workers' compensation or other insurance; (4) good faith deposits in connection with tenders, leases and contracts (other than contracts for the payment of money), bids, licenses, performance or similar bonds and other obligations of a like nature, in the ordinary course of business; (5) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessees), none of which materially impairs the use of any parcel of property material to the operation of the business of TV Filme or any Restricted Subsidiary or the value of such property for the purpose of such business; (6) deposits to secure public or statutory obligations or in lieu of surety or appeal bonds; (7) surveys, exceptions, title defects, encumbrances, easements, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph or telephone lines and other similar purposes or zoning or other restrictions as to the use of real property not interfering with the ordinary conduct of the business of TV Filme or any of its Restricted Subsidiaries; or
(8) operation of law or statute and incurred in the ordinary course of business, including without limitation, those in favor of mechanics, materialman, suppliers, laborers or employees, and, if securing sums of money, for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof; (viii) Liens created by the Pledge Agreement and the Note Pledge Agreement; (ix) Liens securing purchase money Indebtedness, including pursuant to clause (i) under the second paragraph of the covenant described under "--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock;" (x) Liens incurred in the ordinary course of business of TV Filme or any of its Restricted Subsidiaries which do not secure obligations of TV Filme or any Restricted Subsidiary, including, without limitation, licenses and leases granted or made by TV Filme or any Restricted Subsidiary as licensor or lessor or which secure obligations that do not exceed $2.0 million (or the equivalent thereof at time of determination) at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by TV Filme or any such Restricted Subsidiary; and (xi) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; PROVIDED that the principal amount of the Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured immediately prior to the time of such extension, renewal or replacement (or with respect to

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the Bank Credit Agreement, the maximum amount then permitted to be borrowed thereunder), and that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property).

    "PERMITTED REFINANCING DEBT" means any Indebtedness of TV Filme or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of TV Filme or any such Restricted Subsidiary; PROVIDED that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded, plus accrued interest and the amount of any premiums and transaction costs and reasonable expenses incurred in connection therewith; (ii) such Permitted Refinancing Debt has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Debt is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred only by TV Filme or the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "PERSON" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "PLEDGE ACCOUNT" means an account established with the Trustee pursuant to the terms of the Pledge Agreement for the deposit of the Pledged Securities purchased by ITSA with a portion of the proceeds from the sale of the Notes.

    "PLEDGE AGREEMENT" means the Collateral Pledge and Security Agreement, dated as of the date of the Indenture, by and among ITSA, TV Filme and the Trustee governing the disbursement of funds from the Pledge Account.

    "PLEDGED SECURITIES" means the securities purchased by ITSA with a portion of the proceeds from the sale of the Notes, which shall consist of Government Securities, deposited in the Pledge Account.

    "PUBLIC EQUITY OFFERING" means an underwritten public offering of Common Equity Interests made on a primary basis by TV Filme pursuant to a registration statement filed with, and declared effective by, the Commission in accordance with the Securities Act.

    "RESTRICTED INVESTMENT"  means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

    "SECURITIES ACT"  means the Securities Act of 1933, as amended.

    "SIGNIFICANT SUBSIDIARY" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

    "STRATEGIC INVESTOR" means any Person (i) engaged in the Telecommunications Business that as of the date of determination has a Total Equity Market Capitalization of at least $500 million (or the equivalent thereof at time of determination) or (ii) any corporation, partnership, joint venture, limited liability company or similar entity of which a stockholder, general partner, joint venturer or member with more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by a Person that satisfies clause (i) of this definition; PROVIDED that clause (ii) of this definition may be satisfied by any group of stockholders, general partners, joint venturers or members so long as (a) each Person included in such group satisfies clause (i), (b) at least one member in such group owns or controls, directly or indirectly, 35% or more of the capital accounts, distribution rights, total equity and voting rights or general or limited partnership interests of such Strategic Investor,
(c) no more than five Persons may be included in such group and (d) the stockholders, general partners, joint venturers or members to be included in such group shall act as a group and in concert.

    "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

    "TELECOMMUNICATIONS ASSETS" means assets used or useful in the ownership or operation of a Telecommunications Business.

    "TELECOMMUNICATIONS BUSINESS" means, when used in reference to any Person, that such Person, directly or indirectly, is engaged primarily in the business of (i) transmitting video, voice or data, (ii) creating, developing or packaging entertainment or communications programming, (iii) offering private telephony services or (iv) evaluating, participating or pursuing any other activity or opportunity that is related to those identified in (i), (ii) or (iii) above.

    "TOTAL EQUITY MARKET CAPITALIZATION" of any Person means, as of any date of determination, the product of (i) the aggregate number of outstanding shares of common stock of such Person on such date (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of common stock of such Person) and (ii) the average Closing Price of such common stock over the 20 consecutive Trading Days immediately preceding such date. If no such Closing Price exists with respect to shares of any such class, the value of such shares shall be determined by the Board of Directors of TV Filme in good faith and evidenced by a resolution of the Board of Directors of TV Filme filed with the Trustee.

    "TRADING DAY" with respect to a securities exchange or automated quotation system means a day on which such exchange or system is open for a full day of trading.

    "UNRESTRICTED SUBSIDIARY" means any Subsidiary that is designated by the Board of Directors of TV Filme as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of TV Filme, but only to the extent that such Subsidiary (i) has no Indebtedness other than Non-Recourse Debt, (ii) does not own any Equity Interests of, or own or hold any Lien on, any property of TV Filme or any Subsidiary of TV Filme (other than any Subsidiary of the Subsidiary to be so designated), (iii) has not, and the Subsidiaries of such Subsidiary have not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of TV Filme or any of its Restricted Subsidiaries, (iv) is not party to any material agreement, contract, arrangement or understanding with TV Filme or any of its Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to TV Filme or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of TV Filme, (v) is a Person with respect to which neither TV Filme nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results, (vi) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of TV Filme or any of its Restricted Subsidiaries and (vii) has at least one director on its board of directors that is not a director or executive officer of TV Filme or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of TV Filme or any of its Restricted Subsidiaries. Any such designation by the Board of Directors of TV Filme shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of TV Filme giving effect to such designation and an Officers' Certificate certifying that (i) such designation complied with the foregoing conditions, (ii) was permitted by the covenant described under "--Certain Covenants--Restricted Payments" and (iii) immediately after giving effect to such designation, TV Filme could incur at least $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under "--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of TV Filme as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under "--Certain Covenants-- Incurrence of Indebtedness and Issuance of Disqualified Stock," TV Filme shall be in default of such covenant). The Board of Directors of TV Filme may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, PROVIDED that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of TV Filme of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under "--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock," and (ii) no Default or Event of Default would be in existence following such designation.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means a Restricted Subsidiary of such Person 95% or more of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

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                               TAX CONSIDERATIONS

FEDERAL INCOME TAXATION

    The following summary sets forth the opinion of Kelley Drye & Warren LLP, special counsel to the Company, as to the principal U.S. Federal income tax consequences to holders from the acquisition, ownership and disposition of Exchange Notes as of the date hereof. This summary does not purport to consider all the possible U.S. Federal tax consequences of the ownership and disposition of the Exchange Notes, and is not intended to reflect the particular tax position of any purchaser. It deals only with Exchange Notes held as capital assets and does not address investors that may be subject to special tax rules, such as individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, banks, insurance companies, dealers in securities or currencies, purchasers that hold the Exchange Notes as a hedge against currency risks or as part of a straddle with other investments (including a "conversion transaction") comprised of an Exchange Note and one or more investments, or purchasers that have a "functional currency" other than the U.S. dollar.

    This summary is based on the Internal Revenue Code, final, temporary and proposed Treasury regulations thereunder (the "Regulations"), revenue rulings, court cases, and other legal authorities as now in effect (or proposed) and as currently interpreted, and does not take into account possible changes in such tax laws or other legal authorities or such interpretations. No rulings on any of the issues discussed below will be sought from the the IRS. In addition, except as otherwise indicated, the following does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

    THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. THE TAX TREATMENT OF A HOLDER OF THE EXCHANGE NOTES MAY VARY DEPENDING UPON SUCH HOLDER'S PARTICULAR SITUATION. EACH HOLDER OF EXCHANGE NOTES SHOULD CONSULT HIS, HER OR ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF ACQUIRING, HOLDING, EXCHANGING AND DISPOSING OF THE EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

    For purposes of the discussion below, the payment of Liquidated Damages should be includable in a holder's gross income as ordinary income in accordance with the holders method of accounting for such purposes.

    EXCHANGE OFFER

    The exchange of an Old Note for an Exchange Note should not constitute a taxable exchange because the Exchange Notes should not be considered to differ materially either in kind or extent from the Old Notes. Moreover, any increase in the interest rate of the Old Notes through the payment of Liquidated Damages resulting from a Registration Default would not be treated as a taxable exchange, as such change in interest rate would occur pursuant to the original terms of the Old Notes. As a result of the foregoing, there should be no Federal income tax consequences to a holder who exchanges an Old Note for an Exchange Note and such holder should have the same tax basis and holding period in the Exchange Notes as it had in the Old Notes immediately before the exchange.

    U.S. HOLDERS

    In general, interest on the Exchange Notes will be taxable to a beneficial owner that is (1) a citizen or resident of the U.S., (2) a corporation that is organized under the laws of the U. S. or any State thereof (including the District of Columbia), or (3) a person otherwise subject to U.S. Federal income taxation on its worldwide income (a "U.S. Holder") as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes. A U.S. Holder's tax basis in an Exchange Note will, in general, be the U.S. Holder's cost therefor. A U.S. Holder will recognize a gain or loss upon a sale or other disposition (including redemption) of its Exchange Notes in an amount equal to the difference between the amount realized from such sale or other disposition (less any accrued interest upon redemption, which will be taxable as such) and the U.S. Holder's adjusted tax basis in the Exchange Notes. Such gain or loss will be a capital gain or loss, provided the holder has held the Exchange Notes as a capital asset, and will be long-term capital gain or loss if the holder held the Exchange Notes for more than one year at the time of sale or other disposition.

    If a U.S. Holder purchases an Exchange Note for an amount that is less than its stated principal amount, the amount of the difference will be treated as "market discount" for U.S. Federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, an Exchange Note as ordinary income to the extent such principal payment or gain does not exceed the market discount accrued on such Exchange Note at the time of such payment or disposition. In addition, the U.S. Holder may be required to defer, until the maturity of the Exchange Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Exchange Note.

    Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Exchange Note, unless the U.S. Holder elects to accrue on a constant interest rate method. A U.S. Holder of an Exchange Note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest rate method), in which case the rules described in the preceding paragraph will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

    A U.S. Holder that purchases an Exchange Note for an amount in excess of the sum of all amounts payable on the Exchange Note after the purchase date other than stated interest will be considered to have purchased the Exchange Note at a "premium." A U.S. Holder generally may elect to amortize the premium over the remaining term of the Exchange Note on a constant yield method. The amount amortized in any year will be treated as a reduction of the U.S. Holder's interest income from the Exchange Note. Bond premium on an Exchange Note held by a U.S. Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Exchange Note. The election to amortize premium on a constant yield method once made applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

    NON-U.S. HOLDERS

    Subject to the discussion below under "INFORMATION REPORTING AND BACKUP WITHHOLDING":

    (a) payments of interest on the Exchange Notes by TV Filme or any agent of TV Filme to any holder of an Exchange Note that is not a U.S. Holder (a "Non-U.S. Holder") will not be subject to U.S. Federal withholding tax if
       (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of TV Filme entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and regulations thereunder, (2) the Non-U.S. Holder is not a "controlled foreign corporation" (within the meaning of the Internal Revenue Code) that is related to TV Filme (directly or indirectly) through stock ownership, (3) the beneficial owner is not a bank whose receipt of interest on an Exchange Note is described in section 881(c)(3)(A) of the Internal Revenue Code, and (4) the beneficial owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Internal Revenue Code and the Regulations thereunder;

    (b) no withholding of U.S. Federal income tax will be required with respect to any gain or income realized by a Non-U.S. Holder upon the sale, exchange, retirement or other disposition of an Exchange Note; and

    (c) an Exchange Note beneficially owned by an individual who at the time of death is a Non-U.S. Holder will not be subject to U.S. Federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the company entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and provided that the interest payments with respect to such Exchange Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a U.S. trade or business by such individual.

    To satisfy the requirement referred to in (a)(4) above, the beneficial owner of such Exchange Note, or a financial institution holding the Exchange Note on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of the Company with a statement to the effect that the beneficial owner is not a United States person. Pursuant to current temporary Regulations, these requirements will be met if (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a United States person (which certification may be made on Internal Revenue Service Form W-8 (or successor form)) or (2) a financial institution holding the Exchange Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof.

    If the conditions set forth in the preceding paragraph are not satisfied, interest received by a Non-U.S. Holder of the Exchange Notes will be subject to U.S. withholding tax at a rate of 30% of the gross amount thereof (or such other rate prescribed by an applicable income tax treaty) unless the beneficial owner of the Exchange Note provides the Company or its paying agent, as the case may be, with a properly executed (1) IRS Form 1001 (or successor form) claiming an exemption from withholding under the benefit of a tax treaty or (2) IRS Form 4224 (or successor form) stating that interest paid on the Exchange Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

    Moreover, if a Non-U.S. Holder is engaged in a trade or business in the U.S. and the interest on the Exchange Notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed above, will be subject to U.S. Federal income tax at the same rates and in the same manner as if the income had been received by a U.S. Holder. In the case of Non-U.S. Holders that are corporations, such effectively connected income also may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, such payment on an Exchange Note will be included in such foreign corporation's earnings and profits.

    Generally, a Non-U.S. Holder will not be subject to U.S. Federal income tax on any gain realized upon a sale, exchange, retirement or other disposition of the Exchange Notes unless (1) such gain is effectively connected with a U.S. trade or business of the Non-U.S. Holder or, if a tax treaty applies, is attributable to a permanent establishment (generally an office or other fixed place of business maintained by the Non-U.S. Holder in the U.S.) or (2) the Non-U.S. Holder is an individual and is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met. Gain that is effectively connected with the conduct of a trade or business within the U.S. by a Non-U.S. Holder will be subject to U.S. Federal income tax on net income that applies to U.S. Holders, but will not be subject to withholding. An individual described in (2) above generally will be subject to tax at a 30% rate on any gain recognized on such disposition, but will not be subject to withholding. Individual Non-U.S. Holders also may be subject to tax pursuant to provisions of U.S. Federal income tax law applicable to expatriates of the U.S.

    INFORMATION REPORTING AND BACKUP WITHHOLDING

    For each calendar year in which the Exchange Notes are outstanding, TV Filme is required to provide the IRS with certain information, including the holder's name, address and taxpayer identification number, the aggregate amount of principal and interest paid to that holder during the calendar year and the amount of tax withheld, if any. This reporting obligation, however, does not apply with respect to certain U.S. Holders such as corporations. Payment of the proceeds from the sale of an Exchange Note to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting may apply to such payments if the broker is a U.S. person, a "controlled foreign corporation" (within the meaning of the Internal Revenue Code) or a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, unless (1) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a U.S. person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption. Temporary Regulations provide that the Treasury is considering whether backup withholding will apply with respect to payments of principal, interest or the proceeds of a sale that are not subject to backup withholding under the current regulations. Payment of the proceeds from a sale of an Exchange Note to or through the U.S. office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

    In the event that a U.S. Holder subject to the foregoing reporting requirements fails to supply its correct taxpayer identification number in the manner required by applicable law or under reports its tax liability, TV Filme, its agents or a broker may be required to "backup" withhold a tax equal to 31% of each payment of interest and principal on the Exchange Notes. Backup withholding is not an additional tax and may be credited against the U.S. Holder's U.S. Federal income tax liability, provided that the required information is furnished to the IRS.

    Under current Regulations, information reporting and backup withholding will not apply to payments made by TV Filme or any agent thereof (in its capacity as such) to a Non-U.S. Holder of an Exchange Note if such holder has provided the required certification that it is not a United States person as set forth in clause (a)(4) under "NON-U.S. HOLDERS," or has otherwise established an exemption (provided that neither TV Filme nor its agent has actual knowledge that the holder is a United States person or that the conditions of any exemption are not in fact satisfied).

    The Treasury Department has issued proposed Regulations that would modify the information reporting and withholding rules as they apply to Non-U.S. Holders. The Regulations would unify the current certification procedures and forms and would, in certain circumstances, require additional information from Non-U.S. Holders claiming treaty benefits. The proposed Regulations are scheduled to take effect January 1, 1998, and are subject to further changes.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that holds Old Notes that were acquired for its own account as a result of market-making or other trading activities (other than Old Notes acquired directly from TV Filme), may exchange Old Notes for Exchange Notes in the Exchange Offer. However, any such broker-dealer may be deemed to be an "underwriter" within the meaning of such term under the Securities Act and must, therefore, acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes received in the Exchange Offer. This prospectus delivery requirement may be satisfied by the delivery by such broker-dealer of this Prospectus, as amended or supplemented. TV Filme has agreed that, for a period of twelve months after the date of this Prospectus, it will make this Prospectus, as amended or supplemented, available to any broker-dealer who receives Exchange Notes in the Exchange Offer for use in connection with any such sale.

    TV Filme will not receive any proceeds from any sales of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own accounts pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale of Exchange Notes by broker-dealers may be made directly to a purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

    TV Filme has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify Eligible Holders (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

    By acceptance of the Exchange Offer, each broker-dealer that receives Exchange Notes pursuant to the Exchange Offer hereby agrees to notify TV Filme prior to using this Prospectus in connection with the sale or transfer of Exchange Notes, and acknowledges and agrees that, upon receipt of notice from TV Filme of the happening of any event which makes any statement in this Prospectus untrue in any material respect or which requires the making of any changes in this Prospectus in order to make the statements herein not misleading (which notice TV Filme agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of this Prospectus until TV Filme has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such broker-dealer.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the Exchange Notes will be passed upon for the Company by Kelley Drye & Warren LLP, New York, New York.

                                    EXPERTS

    The financial statements of the Company appearing in this Prospectus have been audited by Ernst & Young Auditores Independentes S.C., independent auditors, as set forth in their report thereon appearing elsewhere herein.

                        TV FILME, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Auditors.............................................................................        F-2
Consolidated Balance Sheets as of December 31, 1995 and 1996...............................................        F-3
Consolidated Statements of Operations for the years ended December 31,
  1994, 1995 and 1996......................................................................................        F-4
Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1994, 1995 and
  1996.....................................................................................................        F-5
Consolidated Statements of Cash Flows for the years ended December 31,
  1994, 1995 and 1996......................................................................................        F-6
Notes to Consolidated Financial Statements.................................................................        F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
TV Filme, Inc.


    We have audited the accompanying consolidated balance sheets of TV Filme, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of TV Filme, Inc. and subsidiaries at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years ended December 31, 1996, in conformity with generally accepted accounting principles in the United States.


                                          ERNST & YOUNG
                                          AUDITORES INDEPENDENTES S.C.


Sao Paulo, Brazil
March 26, 1997

                        TV FILME, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                                 DECEMBER 31,
                                                                                             ---------------------
                                                                                               1995        1996
                                                                                             ---------  ----------

                                                                                               (IN THOUSANDS OF
                                                                                                   DOLLARS)
ASSETS
Current assets:
  Cash and cash equivalents................................................................  $      43  $  116,355
  Accounts receivable, net.................................................................      1,781       3,607
  Supplies.................................................................................      1,632       2,721
  Prepaid expenses and other current assets................................................        497       1,175
  Pledged securities--current..............................................................     --          16,159
                                                                                             ---------  ----------
      Total current assets.................................................................      3,953     140,017
Property, plant and equipment, net.........................................................     18,870      38,333
Pledged securities.........................................................................     --          17,353
Debt issuance costs........................................................................     --           6,036
Other assets...............................................................................        860       1,190
                                                                                             ---------  ----------
      Total assets.........................................................................  $  23,683  $  202,929
                                                                                             ---------  ----------
                                                                                             ---------  ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.........................................................................  $   6,876  $   11,106
  Short-term debt..........................................................................     --           2,996
  Payroll and other benefits payable.......................................................      1,283       1,538
  Accrued interest payable.................................................................     --             502
  Accrued liabilities and taxes payable....................................................        361         412
  Payables to affiliates-current...........................................................      1,863         200
                                                                                             ---------  ----------
      Total current liabilities............................................................     10,383      16,754
Payables to affiliates-long term...........................................................        400         200
Deferred installation fees.................................................................      5,005       8,227
Senior Notes...............................................................................     --         140,000
Stockholders' equity:
  Preferred stock, $.01 par value, 1,000,000 shares authorized, no shares issued...........     --          --
  Common stock, $.01 par value, 50,000,000 shares authorized, 6,193,996 and 10,166,176
    shares issued and outstanding in 1995 and 1996.........................................         62         102
  Additional paid-in capital...............................................................     10,070      41,825
  Deficit..................................................................................     (2,237)     (4,179)
                                                                                             ---------  ----------
      Total stockholders' equity...........................................................      7,895      37,748
                                                                                             ---------  ----------
      Total liabilities and stockholders' equity...........................................  $  23,683  $  202,929
                                                                                             ---------  ----------
                                                                                             ---------  ----------


                            See accompanying notes.

                        TV FILME, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                      YEARS ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1994       1995       1996
                                                                                   ---------  ---------  ---------

                                                                                        (IN THOUSANDS, EXCEPT
                                                                                           PER SHARE DATA)
Revenues.........................................................................  $   2,438  $  11,404  $  31,388
                                                                                   ---------  ---------  ---------
Operating costs and expenses:
  System operating-Note 3........................................................        773      2,957      9,593
  Selling, general and administrative............................................      2,394      8,975     16,737
  Depreciation and amortization..................................................        365      2,049      5,921
                                                                                   ---------  ---------  ---------
      Total operating costs and expenses.........................................      3,532     13,981     32,251
                                                                                   ---------  ---------  ---------
      Operating loss.............................................................     (1,094)    (2,577)      (863)
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Other income (expense):
  Interest expense-Note 3........................................................         (2)       (49)    (1,049)
  Interest and other income-Note 3...............................................        932        475        664
  Exchange and translation gains (losses)........................................        682        (66)      (762)
                                                                                   ---------  ---------  ---------
      Total other income (expense)...............................................      1,612        360     (1,147)
                                                                                   ---------  ---------  ---------
Net income (loss)................................................................  $     518  $  (2,217) $  (2,010)
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Net income (loss) per share......................................................  $    0.08  $   (0.27) $   (0.22)
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Weighted average number of shares of common stock and
  common stock equivalents.......................................................      6,885      8,086      9,256
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------


                            See accompanying notes.

                        TV FILME, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                  FOR THE THREE YEARS ENDED DECEMBER 31, 1996



                                                              COMMON STOCK         ADDITIONAL
                                                       --------------------------    PAID-IN
                                                          SHARES       PAR VALUE     CAPITAL     DEFICIT     TOTAL
                                                       -------------  -----------  -----------  ---------  ---------
                                                                 (IN THOUSANDS OF DOLLARS, EXCEPT SHARES)
BALANCE AT DECEMBER 31, 1993.........................      2,596,352   $      26    $   1,494   $    (538) $     982
Issuance of common stock.............................      2,126,132          21        4,979      --          5,000
Exercise of stock options............................        274,756           3           (3)     --         --
Net income for the year..............................       --            --           --             518        518
                                                       -------------       -----   -----------  ---------  ---------
BALANCE AT DECEMBER 31, 1994.........................      4,997,240          50        6,470         (20)     6,500
Issuance of common stock.............................      1,052,924          11        3,289      --          3,300
Non-cash compensation................................       --            --              312      --            312
Exercise of stock options............................        143,832           1           (1)     --         --
Net loss for the year................................       --            --           --          (2,217)    (2,217)
                                                       -------------       -----   -----------  ---------  ---------
BALANCE AT DECEMBER 31, 1995.........................      6,193,996          62       10,070      (2,237)     7,895
Issuance of common stock and warrants................      1,097,180          11        7,140      --          7,151
Non-cash compensation................................       --            --              272      --            272
Initial public offering of common stock, net of
  costs..............................................      2,875,000          29       24,343      --         24,372
Equity adjustment for restructuring..................       --            --           --              68         68
Net loss for the year................................       --            --           --          (2,010)    (2,010)
                                                       -------------       -----   -----------  ---------  ---------
BALANCE AT DECEMBER 31, 1996.........................     10,166,176   $     102    $  41,825   $  (4,179) $  37,748
                                                       -------------       -----   -----------  ---------  ---------
                                                       -------------       -----   -----------  ---------  ---------


                            See accompanying notes.

                        TV FILME, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      YEARS ENDED DECEMBER 31,
                                                                                  --------------------------------
                                                                                    1994       1995        1996
                                                                                  ---------  ---------  ----------

                                                                                     (IN THOUSANDS OF DOLLARS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...............................................................  $     518  $  (2,217) $   (2,010)
Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation and amortization.................................................        365      2,049       5,921
  Provision for losses on accounts receivable...................................     --            315       1,296
  Non-cash compensation.........................................................     --            312         272
  Amortization of debt issuance costs...........................................     --         --              14
  Increase in deferred installation fees........................................        934      3,884       3,222
Changes in operating assets and liabilities
  Increase in accounts receivable...............................................       (369)    (1,669)     (3,122)
  Increase in supplies..........................................................       (517)      (980)     (1,089)
  Increase in prepaid expenses and other current assets.........................        (76)      (419)       (678)
  Increase in other assets......................................................       (914)       (77)       (421)
  Increase in accounts payable..................................................        549      5,803       4,230
  Increase in payroll and other benefits payable................................        403        815         255
  Increase in accrued interest payable..........................................     --         --             502
  Increase in accrued liabilities and taxes payable.............................         10        315          51
                                                                                  ---------  ---------  ----------
Net cash provided by operating activities.......................................        903      8,131       8,443
                                                                                  ---------  ---------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions:
  Property, plant and equipment.................................................     (3,637)   (16,621)    (25,225)
                                                                                  ---------  ---------  ----------
Net cash used in investing activities...........................................     (3,637)   (16,621)    (25,225)
                                                                                  ---------  ---------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Increase in short-term debt...................................................     --         --           2,996
  Proceeds from initial public offering, net of costs...........................     --         --          24,372
  Proceeds from issuance of senior notes, net of costs..........................     --         --         133,950
  Pledged securities............................................................     --         --         (33,512)
  Issuance of common stock and warrants.........................................      5,000      3,300       7,151
  Increase (decrease) in payables from affiliates...............................        800      1,463      (1,863)
  (Increase) decrease in receivables from affiliates............................     (1,426)     2,111      --
                                                                                  ---------  ---------  ----------
  Net cash provided by financing activities.....................................      4,374      6,874     133,094
                                                                                  ---------  ---------  ----------
Net change in cash and cash equivalents.........................................      1,640     (1,616)    116,312
Cash and cash equivalents at beginning of year..................................         19      1,659          43
                                                                                  ---------  ---------  ----------
Cash and cash equivalents at end of year........................................  $   1,659  $      43  $  116,355
                                                                                  ---------  ---------  ----------
                                                                                  ---------  ---------  ----------


                            See accompanying notes.

                        TV FILME, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    A. COMPANY BACKGROUND


    In connection with an initial public offering of its Common Stock (the "Initial Public Offering"), TV Filme, Inc. (the "Company") was formed in April 1996 to become the holding company of and successor to ITSA-Intercontinental Telecomunicacoes S.A. and its subsidiaries ("ITSA"). The transfer of ITSA to the Company has been accounted for in a manner similar to a pooling of interests. ITSA was formed in May 1994 as a holding company for and successor to TV Filme Servicos de Telecomunicacoes S.A. ("TVFSA"). The transfer of TVFSA to ITSA has been accounted for in a manner similar to a pooling of interests.



    In connection with the Initial Public Offering, the Company has entered into a restructuring (the "Restructuring") pursuant to which all of the preferred stock of ITSA was converted into common stock of ITSA, based on the conversion rates at the date of issuance of the preferred stock. Each share of common stock of ITSA was exchanged for 1,844 shares of Common Stock of the Company. As all of the preferred stock of ITSA has been converted and there were no preferred dividends paid or due as a result of the conversion, all preferred and common stock issuances of the predecessor companies have been reflected as issuances of Common Stock of the Company. Prior to the consummation of the Initial Public Offering and the Restructuring, TVFSA operated the Company's wireless cable system in Brasilia, and held the licenses to operate the Company's wireless cable systems in Brasilia, Goiania and Belem. ITSA owned substantially all of TVFSA, TV Filme Goiania Servicos de Telecomunicacoes Ltda. ("TV Filme Goiania") and TV Filme Belem Servicos de Telecomunicacoes Ltda. ("TV Filme Belem"). Pursuant to the Restructuring, (i) 51% of the voting stock of TVFSA was transferred to an entity, all of which is owned by certain existing shareholders of ITSA who are Brazilian nationals, with ITSA retaining 49% of the voting stock and 83% of the economic interests in TVFSA; (ii) the operating assets of the wireless cable system of Brasilia were transferred from TVFSA to TV Filme Brasilia Servicos de Telecomunicacoes Ltda. ("TV Filme Brasilia"), which is substantially owned by ITSA; and (iii) TVFSA has entered into various agreements with ITSA and its subsidiaries pursuant to which, among other things, TVFSA has authorized ITSA to operate the existing wireless cable systems under its current licenses. Subsequent to the Restructuring and the Initial Public Offering, the Company owns 100% of ITSA, which holds 49% of the voting stock and 83% of the economic interests of TVFSA and 100% of TV Filme Brasilia, TV Filme Goiania and TV Filme Belem.


    Accordingly, the consolidated financial statements of the Company include
(i) TVFSA on a historical basis from inception through May 1994 and (ii) ITSA and its subsidiaries on a historical basis since May 1994 as though they have been part of the Company for all periods presented. All significant intercompany transactions and balances have been eliminated in consolidation.


    The Company develops, owns and operates pay television systems in mid-sized markets in Brazil. The Company has established wireless cable operating systems in the cities of Brasilia, Goiania and Belem. Applications have been made for the Company to operate systems in an additional 27 markets in Brazil. Although the economic situation in Brazil has improved since July 1994, when the government introduced the Real Plan, a return to high levels of inflation and currency fluctuations could adversely affect the Company's operations.

                        TV FILME, INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    B. METHOD OF PRESENTATION

    The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States in U.S. dollars. Amounts in Brazilian currency have been remeasured into U.S. dollars in accordance with the methodology set forth in Statement of Financial Accounting Standards No. 52 as it applies to entities operating in highly inflationary economies. Supplies, property, plant and equipment, intangibles and deferred installation fees and the related income statement accounts are remeasured at exchange rates in effect when the assets were acquired or the liabilities were incurred. All other assets and liabilities are remeasured at year end exchange rates, and all other income and expense items are remeasured at average exchange rates prevailing during the year. Remeasurement adjustments are included in exchange and translation gains (losses).


    C. NET LOSS PER SHARE



    Net loss per share is calculated using the weighted average number of shares of stock outstanding during the period together with the number of shares issuable upon the exercise of options and warrants issued during the twelve months prior to the filing of the Initial Public Offering. The computation of fully diluted pro forma net loss per share of common stock was antidilutive; therefore, the amounts reported for primary and fully diluted loss per share are the same.



    D. CASH EQUIVALENTS


    The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.


    E. SUPPLIES


    Supplies are recorded at the lower of cost or market.


    F. PROPERTY, PLANT AND EQUIPMENT


    Property, plant and equipment are stated at cost. The Company capitalizes materials, subcontractor costs, labor and overhead incurred associated with initial subscriber installations. The Company continues to depreciate the full installation cost subsequent to any subscriber disconnections.

    Depreciation is computed on the straight-line basis using estimated useful lives ranging from 5 to 10 years for buildings and leasehold improvements, 5 years for machinery and equipment, furniture and fixtures and installation costs.


    G. INTANGIBLE ASSETS



    Intangible assets are comprised primarily of pay television licenses, which are amortized on a straight-line basis over a period of 10 years. Accumulated amortization at December 31, 1995 and 1996 was $131,000 and $159,000, respectively.

                        TV FILME, INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    H. REVENUE RECOGNITION


    Revenues from subscribers are recognized in the period service is rendered. Installation fees are recognized as revenue to the extent of direct selling costs incurred, with the remainder deferred and amortized to income over a five year period.


    I. ALLOWANCE FOR DOUBTFUL ACCOUNTS



    The Company had an allowance for doubtful accounts of $315,000 and $666,000 at December 31, 1995 and 1996, respectively. Charges to the allowance during 1995 and 1996 were $0 and $945,000, respectively.



    J. STOCK OPTIONS



    The Company accounts for stock options granted to employees in accordance with the provisions of Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, because the exercise price of the Company's employee stock option grants is greater than or equal to the market price on the date of grant, no compensation is recognized.



    K. INTEREST EXPENSE


    Interest expense approximates the amount of cash interest paid.


    L. USE OF ESTIMATES


    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


    M. RECLASSIFICATION



    Certain 1994 and 1995 amounts have been reclassified to conform to the 1996 presentation.


2. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is comprised of the following at December 31:


                                                                      1995       1996
                                                                    ---------  ---------
                                                                      (IN THOUSANDS OF
                                                                          DOLLARS)
Building and leasehold improvements...............................  $     597  $     665
Machinery and equipment...........................................     10,288     19,956
Furniture and fixtures............................................        308        610
Installation costs................................................      9,948     25,136
                                                                    ---------  ---------
                                                                       21,141     46,367
Accumulated depreciation..........................................     (2,271)    (8,034)
                                                                    ---------  ---------
                                                                    $  18,870  $  38,333
                                                                    ---------  ---------
                                                                    ---------  ---------

                        TV FILME, INC. AND SUBSIDIARIES

2. PROPERTY, PLANT AND EQUIPMENT (CONTINUED)

    Depreciation expense of $350,000, $1,933,000 and $5,762,000 is included in the statements of operations for the years ended December 31, 1994, 1995 and 1996, respectively.


3. RELATED PARTY TRANSACTIONS


    Substantially all programming is supplied by a subsidiary of Tevecap S.A. ("Tevecap"), a stockholder of the Company, pursuant to a programming contract. Amounts paid to such affiliate in 1994, 1995 and 1996 were $178,000, $1,334,000 and $6,731,000, respectively, net of discounts on programming fees compared to list prices. Such discounts were received during 1994 and the first ten months of 1995, and in 1994 and 1995 were $340,000 and $539,000, respectively. No discounts were received in 1996 and such discounts are not expected to recur. The Company purchases from Tevecap a program guide which it distributes to its subscribers monthly. Amounts paid to Tevecap in 1994, 1995 and 1996 were $0, $113,000 and $750,000, respectively.



    Receivables from Tevecap and Abril S.A. ("Abril"), the majority stockholder of Tevecap, bear interest at the Brazilian interbank rate ("CDI") then in effect or at CDI plus 0.8%. The rate in effect ranged from 3.48% to 4.27% per month during 1995. Interest income from such affiliates was $433,000 in 1995.



    In 1994, the Company purchased two licenses to operate wireless cable systems from Abril for $400,000 each, payable in four equal annual installments, which do not bear interest. Included in payables to affiliates at December 31, 1995 and 1996 is $600,000 and $400,000, respectively, related to this purchase. Other payables to Abril (and its affiliates) bear interest at the CDI plus 0.8%, which ranged from 3.24% to 4.41% per month. Interest expense to Abril (and its affiliates) was $433,000 in 1996.



    The Company purchases equipment and supplies from vendors under irrevocable letters of credit. Total issued and outstanding letters of credit at December 31, 1995 and 1996 were $6,683,000 and $7,296,000. Abril and a subsidiary of
Tevecap guarantee such obligations from time to time. At December 31, 1995 and 1996, issued and outstanding letters of credit secured by affiliates were $4,155,000 and $4,097,000, respectively. The maturity date of such letters of credit range from 30 days to 360 days.



4. STOCKHOLDERS' EQUITY


    In July 1994, the Company issued and sold 2,126,132 shares of Common Stock to Warburg, Pincus Investors, L.P. for a purchase price of $5,000,000.


    In August 1995, the Company issued and sold 1,052,924 shares of Common Stock to Warburg, Pincus Investors, L.P. for a purchase price of $3,300,000.


    In 1994 and 1995, the Company issued options to purchase 125,392 and 99,576 shares of Common Stock, respectively, to officers of the Company. All options were vested at the date of grant. The fair value of the stock at the date of the 1995 grant was deemed to be $312,000 and, therefore, a charge for non-cash compensation of $312,000 was recorded in 1995 and included in selling, general and administrative expenses. All options were exercised in the year of grant.

    As a finders' fee in connection with the equity offerings in 1994 and 1995, the Company granted options to purchase 193,620 shares of Common Stock to two advisers at a nominal exercise price. In 1994 and 1995, such options for 149,364 and 44,256 shares, respectively, were exercised.

                        TV FILME, INC. AND SUBSIDIARIES

4. STOCKHOLDERS' EQUITY (CONTINUED)


    In March 1996, the Company issued and sold 783,700 shares of Common Stock and warrants to purchase an additional 567,952 shares of Common Stock to Warburg, Pincus Investors, L.P. for approximately $5.1 million and issued and sold 287,664 shares of Common Stock and warrants to purchase an additional 208,372 shares of Common Stock to Tevecap for approximately $1.9 million. Such warrants are exercisable at $6.52 per share.



    Immediately prior to the consummation of the Initial Public Offering, in connection with the Restructuring, the Company issued 3,962,756, 1,456,760, 254,472, 254,472 and 1,069,520 shares of Common Stock to Warburg, Pincus Investors, L.P., Tevecap, Mr. Hermano Studart Lins de Albuquerque, Mr. Carlos Andre Studart Lins de Albuquerque and Mrs. Maria Nise Studart Lins de Albuquerque, respectively, with a value at the initial public offering price of $10.00 per share of $39,627,560, $14,567,600, $2,544,720, $2,544,720 and
$10,695,200, respectively. Such shares were issued in exchange for all of their shares of common stock of ITSA, which have the same value as the shares of Common Stock received in the exchange.



    Immediately prior to the consummation of the Initial Public Offering, in connection with the Restructuring, the Company issued warrants to purchase 567,952 shares of Common Stock to Warburg, Pincus, warrants to purchase 208,372 shares of Common Stock to Tevecap and warrants to purchase 18,440 shares of Common Stock to two other stockholders of the Company in exchange for all of their warrants to purchase shares of common stock of ITSA.



    The Company recorded non-cash compensation of $272,000 in 1996 in connection with the issuance of 23,121 shares of Common Stock to officers of the Company, which amount has been included in selling, general and administrative expenses.



5. STOCK-OPTION PLAN



    In connection with the Initial Public Offering, the Board of Directors of the Company adopted and the stockholders of the Company approved the 1996 Stock Option Plan (the "Plan"). The Plan provides for the grant of stock options to officers, key employees, consultants and directors of the Company. The Plan is administered by the Compensation Committee of the Board and the total number of shares of Common Stock for which options may be granted pursuant to the Plan is 936,432, subject to certain adjustments reflecting changes in the Company's capitalization. The Plan allows the granting of incentive stock options, which may not have an exercise price below the greater of par value or the market value on the date of grant, and non-qualified stock options, which have no restrictions as to exercise price other than the exercise price cannot be below par value. All options must be exercised no later than 10 years from the date of grant. Options to purchase 407,000 shares of Common Stock were granted upon the consummation of the Initial Public Offering, 297,000 of which are exercisable at $10.00 per share, and 110,000 of which are exercisable at $11.00 per share, and which generally vest 20% per year for five years beginning on the first anniversary of consummation of the Initial Public Offering. Options to purchase an additional 10,000 shares of Common Stock were granted in December 1996 at an exercise price of $11.75.



    Pro forma information regarding net loss and loss per share has been determined as if the Company had accounted for its employee stock options under the fair value method of FASB Statement No. 123, "Accounting for Stock-Based Compensation." The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for

                        TV FILME, INC. AND SUBSIDIARIES

5. STOCK-OPTION PLAN (CONTINUED)


1996: risk-free interest rate of 6.3%, dividend yield of 0%; volatility factor of the expected market price of the Common Stock of .46; and a weighted-average expected life of the option of 7.5 years.



    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options vesting period. The Company's pro forma information for the year ended December 31, 1996 follows (in thousands of dollars):



Pro forma net loss.................................................  $  (2,208)
Pro forma loss per share...........................................       (.22)



6. LONG-TERM DEBT



    On December 20, 1996, the Company issued $140 million principal amount of 12 7/8% Senior Notes due December 15, 2004 (the "Senior Notes"). The proceeds of the Senior Notes were loaned to ITSA and evidenced by an intercompany note. Interest is payable semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 1997. Of the $140 million loaned to ITSA, approximately $33.5 million was used to purchase government securities, scheduled interest and principal payments on which is in an amount sufficient to provide for payment in full when due of the first four scheduled interest payments on the Senior Notes. In connection with the transfer of the proceeds of the Senior Notes to ITSA and remittance of REAIS to U.S. dollars, the Company incurred exchange losses of approximately $600,000. This amount was reflected in exchange and translation gain (losses) at December 31, 1996. Debt issuance costs are capitalized and amortized over the period of the debt under the effective yield method.



    The Senior Notes are redeemable on or after December 15, 2000 at the option of the Company, in whole or in part from time to time, at specified redemption prices declining annually to 100% of the principal amount on or after December 15, 2003, plus accrued interest. The Senior Notes contain certain covenants that, among other things, limit the ability of the Company to incur additional indebtedness and pay dividends or make certain other distributions. Upon a change of control, the Company is required to make an offer to purchase the Senior Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any. In accordance with the covenants of the Senior Notes, at December 31, 1996, the Company is unable to make any dividend payments.



    The Company believes the recorded value of the Senior Notes approximates the fair value at December 31, 1996.

                        TV FILME, INC. AND SUBSIDIARIES

7. INCOME TAXES


    The reasons for the difference between total tax expense (benefit) and the amount computed by applying the effective Brazilian tax rate to income before income taxes are as follows:


                                                                      1994       1995       1996
                                                                    ---------  ---------  ---------
                                                                       (IN THOUSANDS OF DOLLARS)
Income taxes (benefit) at effective
  Brazilian rate..................................................  $     249  $  (1,064) $    (613)
Effect of monetary adjustments under
  Brazilian tax law...............................................       (709)       765     --
Nondeductible compensation expense................................     --            150         78
Effect of change in tax rate......................................     --            267       (232)
Other.............................................................     --            198     --
Increase (decrease) in valuation allowance                                460       (316)       767
                                                                    ---------  ---------  ---------
Tax expense (benefit).............................................     --         --         --
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------



    The Company has not recognized any future income tax benefit for its net operating loss carryforwards in excess of net deferred tax liabilities as it is not assured that it will be able to realize a benefit for such losses in the future. The net operating loss carryforwards amounted to $12.2 million at December 31, 1996, of which approximately $1.2 million was attributable to TV Filme Servicos. As a result of the Restructuring, the net operating loss carryforwards of TV Filme Servicos, which is no longer a wholly-owned subsidiary of the Company, are available only to offset its own income and are not available to offset any profits generated by TV Filme and its consolidated subsidiaries. Under Brazilian law, net operating losses may be carried forward for an unlimited period of time. Use of these losses, however, is restricted to 30% of taxable income in a tax period.



    Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The approximate effect of temporary differences as of December 31, 1995 and 1996 is as follows:



                                                                         1995       1996
                                                                       ---------  ---------
                                                                         (IN THOUSANDS OF
                                                                             DOLLARS)
Deferred tax assets
Net operating loss carryforwards.....................................  $   1,596  $   4,155
Deferred installation fees...........................................      1,526      2,715
Other................................................................        309        623
                                                                       ---------  ---------
                                                                           3,431      7,493
Valuation allowance..................................................       (413)    (1,180)
                                                                       ---------  ---------
                                                                       $   3,018  $   6,313
                                                                       ---------  ---------
                                                                       ---------  ---------
Deferred tax liabilities
Fixed assets.........................................................  $   2,670  $   6,313
Other................................................................        348     --
                                                                       ---------  ---------
                                                                       $   3,018  $   6,313
                                                                       ---------  ---------
                                                                       ---------  ---------

                        TV FILME, INC. AND SUBSIDIARIES

7. INCOME TAXES (CONTINUED)


    Effective January 1, 1996, the effective Brazilian tax rate declined from 48% to 30.5%. This has been reflected in the deferred tax assets and liabilities at December 31, 1995. Effective January 1, 1997, the effective Brazilian tax rate increased from 30.5% to 33.5%. This has been reflected in the deferred tax assets and liabilities at December 31, 1996.



8. COMMITMENTS



    The Company leases office space and vehicles and has entered into various transmission tower rental agreements. Rent expense amounted to approximately $128,000, $1,395,000 and $2,062,000 for the years ended December 31, 1994, 1995 and 1996, respectively. A substantial number of these rental agreements are renewed on a continuous basis. The Company also has entered into various contracts to secure programming. These agreements are readjusted periodically.



    Lease commitments at December 31, 1996 are as follows:



1997...............................................................  $2,432,000
1998...............................................................  $1,243,000
1999...............................................................  $  64,000
2000...............................................................  $  20,000



    At December 31, 1996, payables to affiliates include $400,000 related to the purchase by the Company of two licenses to operate wireless cable systems (see
Note 3). Payments for such licenses of $200,000 are required in each of 1997 and 1998.

                                                                         ANNEX A

                                    GLOSSARY

C-BAND: A satellite transmission system which provides a signal on the "c" bandwidth.

CABLE: A network that employs electromagnetic transmission over coaxial and/or fiber-optic cable to transmit multiple channels carrying images, sound and data between a central facility and individual customers' television sets.

CHURN: The rate of subscriber turnover. Churn rate equals the ratio of disconnected subscribers to average monthly subscribers.

COAXIAL CABLE: Cable consisting of a central conductor surrounded and insulated from another conductor. It is the standard material used in traditional cable systems.

DIRECT BROADCAST SATELLITE OR DBS: The transmission of a compressed encoded signal directly from a satellite to the customer's home.

DIRECT-TO-HOME OR DTH: Satellite television services available via satellite receivers mounted in the yards of customers' homes.

HARDWIRE CABLE: Cable system that uses coaxial cable to transmit television signals. Operators receive at a headend, signals for programming services which have been either broadcast or transmitted to such operators by satellite.

HEADEND: A collection of hardware, typically including satellite dishes, satellite receivers, modulators, amplifiers and video cassette playback machines. Signals, when processed, are then combined for distribution.

HOUSEHOLDS PASSED: The expression in common usage as the measurement of the size of a cabled area, meaning the total number of premises which have the current ability to be connected to a hardwire cable system.

KU-BAND: A satellite transmission system which provides a signal over the "ku" bandwidth.

LINE OF SIGHT OR LOS TRANSMISSION: Transmission to antennas that can be "seen" by the headend transmitter of a wireless cable operator and that is able to receive a commercially acceptable wireless signal from the transmission point.

LOCAL OFF-AIR VHF/UHF CHANNELS: Over-the-air broadcast television channels that are available to viewers free of charge.

MHZ: A unit of frequency equal to one million hertz.

MMDS (MULTI-POINT, MULTI-CHANNEL DISTRIBUTION SYSTEM): A one way radio transmission of television channels over microwave frequencies from a fixed station transmitting to multiple receiving facilities located at fixed points.

PENETRATION RATE: The measurement of the take-up of pay television services. The penetration rate as of a given date is calculated by dividing the number of subscribers connected to a system on such a date by the total number of households passed in such system.

WIRELESS CABLE: A cable system that receives programming at a headend which is then retransmitted via microwave transmission from an antenna located on a tower associated with the headend to a small antenna located at a subscriber's premises.

                                                                         ANNEX B


                       THE FEDERATIVE REPUBLIC OF BRAZIL

GENERALLY

    The Federative Republic of Brazil, a nation consisting of 26 States and the Federal District of Brasilia, is the fifth largest country in the world, with an area of approximately 3.3 million square miles. It is the largest country in Latin America and occupies nearly 50% of the land mass of South America. Brazil is located in central and north-eastern South America, and has a long coastline on the Atlantic Ocean. Brazil is bordered on its north by Colombia, Venezuela, Guiana, Suriname and French Guiana, on its south by Paraguay, Argentina and Uruguay, and on its west by Peru and Bolivia. Its climatic conditions vary from hot and wet in the tropical rain forest of the Amazon basin to temperate in the savannah grasslands of the central and southern uplands, which have warm summers and mild winters.

    Formerly a Portuguese possession, Brazil became an independent monarchy in 1822, and a republic in 1889. The capital of Brazil is Brasilia and the official language is Portuguese. With a population estimated at approximately 158 million at August 31, 1996, Brazil is the sixth most populous country in the world, with a per capita income estimated to be approximately $4,500 at December 31, 1995. The population is concentrated in the coastal regions and large cities. Over the past 60 years there has been a marked migration from rural to urban areas, with the latter accounting for 74% of the total population in 1991, a significant increase from 46% in 1960. Brazil has 12 cities with over 1.0 million inhabitants.

    FORM OF GOVERNMENT. Brazil is a federative republic with a representative form of federal government. A new constitution was enacted in October 1988 confirming a presidential form of government with three independent branches: executive, legislative and judicial. In addition, on April 21, 1993, a national referendum was held to decide whether Brazil should continue as a presidential republic or should become a parliamentary republic or a parliamentary monarchy. Brazilians voted to continue the current presidential republic form of government.

    The executive power is vested in the President, who is elected by direct vote for a term of four years (with the next Presidential election to be held in October 1998) and is not currently eligible for re-election. The President has a broad range of powers including the right to appoint ministers and key executives in selected administrative and political posts. The legislative branch consists of a bicameral National Congress composed of the Senate and the Chamber of Deputies. The Senate's 81 Senators are each elected for staggered eight-year terms, while the Chamber of Deputies has 513 deputies, each elected for concurrent four-year terms. The judicial power is headed by the Federal Supreme Court composed of 11 Justices who are appointed for life by the President. The Federal Supreme Court has ultimate jurisdiction over decisions rendered by lower federal and state courts on constitutional matters.

    At the state level, the executive power is exercised by governors who are elected for four-year terms with no eligibility for re-election. The legislative power is exercised by state deputies who are also elected for four years. Judicial power at the state level is vested in state courts, with state Courts of Appeals as the highest state judicial authority. Appeals of state court judgments may be taken to the Federal Supreme Court when they involve issues of constitutional law. Otherwise, they may be appealed to the Superior Court of Justice.

    The Federal government has proposed constitutional reforms in an effort to reduce public sector involvement in the economy and to allow certain industries, especially those that require extensive capital investment, to gain access to foreign capital. On August 15, 1995, the National Congress approved amendments to the Constitution to allow greater competition in the Brazilian economy, including an amendment to permit private sector investments in the telecommunications industry.

    RECENT POLITICAL HISTORY. The Brazilian military ruled the country from 1964 to 1985. In 1985, a series of political reforms were enacted, including the reintroduction of direct elections for the President, and the calling of a Constitutional Assembly to adopt a new Brazilian Constitution. A new constitution was promulgated in 1988.

    In December 1989, Fernando Collor de Mello became the first President to be elected by popular vote since 1960. In December 1992, following allegations and a subsequent investigation of charges of corruption involving the President, President Collor resigned from the Presidency in the midst of his impeachment trial. Itamar Franco, the Vice President under Collor, then assumed the Presidency for the balance of the term ending December 31, 1994. In October 1994, Fernando Henrique Cardoso was elected President for a four-year term. He assumed the Presidency on January 1, 1995. Mr. Cardoso had previously served as Minister of Foreign Affairs and in May 1993 had been appointed Finance Minister, in which capacity he proposed a new program of macroeconomic policies designed to control Brazilian inflation and to stabilize the Brazilian currency. That program evolved into the Real Plan.

    FOREIGN RELATIONS AND INTERNATIONAL ORGANIZATIONS. Brazil maintains diplomatic relations with almost all countries in the world and trade ties with many of them. It is a member of the United Nations, the Organization of American States, the Inter-American Development Bank, the World Bank, the International Development Association, the International Finance Corporation, the International Monetary Fund, the General Agreement on Tariffs and Trade, the World Trade Organization and the Latin American Integration Association. Brazil is also a member of the South American Common Market ("Mercosul"). Mercosul was established in March 1991, when Argentina, Brazil, Paraguay and Uruguay signed the Treaty of Asuncion. Chile recently became a member of Mercosul and Bolivia is negotiating to become a member of Mercosul. The Treaty and subsequent agreements provide for the gradual economic integration of the member countries and the reduction of tariff barriers and non-tariff restrictions on trade. In June 1991, the countries constituting Mercosul signed an agreement with the U.S. which laid the foundation for negotiating a trade agreement with the U.S. In addition, negotiations have begun between Mercosul and the European Union for a free-trade agreement.

    COMMERCE. Services and industries account for approximately 49% and 37%, respectively, of Brazilian Gross Domestic Product (the "GDP"). Brazil's manufacturing sector, the largest in Latin America, is well developed, with industrial goods accounting for more than 60% of exports. Production is focused on capital goods, construction materials, chemicals and petrochemicals, smelting (steel and non-ferrous metals), rubber, motor vehicles, sugar and wood processing. In the automotive sector, Brazil produced over 1.6 million vehicles in 1995. Recently, technologically-based industries have seen rapid growth, particularly in the electronics and information processing sectors. Traditional industries such as textiles and clothing, beverages and food processing remain important and continue to account for approximately 50% of output.

    While Brazil remains the world's leading producer and exporter of coffee and sugar and has important crops including soya, orange juice, tobacco, cocoa and cotton, agriculture, which currently employs approximately 30% of the population, accounts for only 12% of GDP. Brazil has significant mineral resources. Its iron reserves are believed to be equivalent to one third of the world's total, while its bauxite reserves are the largest in Latin America. Brazil accounts for approximately 30% of the world's iron exports. Other major deposits include manganese, coal, zinc, chrome, gold and tin. In hydrocarbons, the national petroleum products industry supplies approximately 39% of the domestic market. The state-owned oil company, Petrobras, maintains control over exploration and extraction and operates the majority of oil refineries.

    The media and communications sector in Brazil has enjoyed rapid growth and is a focal point of government investment policy. The Ministry of Communications has indicated that its telecommunications plan for 1996-2003 will require investment of no less than $75.0 billion across all subsectors including public telephone service, television, cable and radio operations and satellite and cellular operations. There are approximately 14.3 million fixed telephone lines and approximately 1.9 million cellular telephone users in Brazil. In particular, the Brazilian government has set out specific goals to expand the telecommunications sector and has issued new rules to encourage significant private capital participation across all subsectors. In the broadcasting arena there are over 1,000 radio stations and 127 television stations.

    FINANCIAL SYSTEM. The Conselho Monetario Nacional (the "National Monetary Council"), which is the highest authority for monetary and financial policy in Brazil, is in charge of the overall supervision of monetary, credit, budgetary, fiscal and public debt policies. It is authorized to regulate credit transactions of every kind, to authorize and regulate currency issues, to supervise the country's gold and foreign exchange reserves, to determine savings and investment policies and to regulate the securities and capital markets. In this regard, the National Monetary Council oversees the activities of the Central Bank.

    The Central Bank is responsible for implementing policies adopted by the National Monetary Council and overseeing the implementation of financial legislation. It is authorized, among other things, to issue money, to oversee the circulation of currency, to control the level of credit in the economy, to control foreign investments and currency movements related to these investments and to administer Brazil's internal Federal Government debt.

BRAZILIAN ECONOMIC ENVIRONMENT

    HISTORICAL BACKGROUND. From the late 1960's through 1982, Brazil implemented an import-substitution, high growth development strategy financed in large part by foreign borrowing. Foreign debt grew at an accelerated pace in response to the oil shocks of the 1970's and, when international interest rates rose sharply in 1979-80, the resulting accumulated external debt became one of Brazil's most pressing problems in the decade that followed. The debt crisis of the 1980's and high inflation substantially depressed real growth in the GDP, which averaged 2.3% per year from 1981 to 1989. The public sector's role in the economy also expanded sharply and significant structural distortions were introduced through high tariffs and the creation of subsidies and tax credit incentives. Significant pressures in the money supply to finance a large and growing fiscal deficit further fueled inflationary pressures.

    Efforts to address these problems during the late 1980's and early 1990's were largely unsuccessful. High inflation and the recurrent threat of hyperinflation during this period prompted the Federal government to pursue a series of stabilization plans, but these plans were undermined by a variety of factors, including political difficulty in implementing planned fiscal adjustments and the slowness of institutional reforms. The practice of inflation indexation in the economy, which made prices downwardly rigid, also helped to undermine the stabilization measures. Moreover, these attempts at stabilization relied on mechanisms, such as price and wage freezes and unilateral modifications of the terms of financial contracts, that were not supported by fiscal and monetary reform. A problem during this period was that the public sector ran operational deficits averaging more than 5% of GDP during the five-year period from 1985-1989, while monetary policy was compromised by the short-term refinancing of public sector debt. In addition, the 1988 Constitution reallocated public resources, in particular tax revenues, from the Federal government to the states and municipalities without a proportional shift of responsibilities to them, thereby further constraining the effectiveness of the Federal government's fiscal policy, and also limiting the ability of the Federal government to dismiss public sector employees.

    RECENT PERFORMANCE. Throughout the 1980s and into the early 1990s, the Brazilian economy experienced periods of high inflation and recession. Recently, however, the Brazilian economy has shown improvement in a number of areas. The GDP grew in constant real terms by 4.2% in 1995, 5.9% in 1994 and 4.2% in 1993, compared with a decrease of 0.8% in 1992. Industrial production increased by 2.0% in 1995, 7.0% in 1994 and 6.9% in 1993, compared with declines of 3.8%, 1.8% in 1992 and 1991, respectively. In 1995, the service sector experienced an overall growth rate of 5.7% in real terms as a result of increases in retail services of 7.4%, transportation of 3.9% and communications of 24.3%.

    Exports in 1995 increased by 6.8% over 1994 while imports grew by 50.4% in the same period. The trade balance presented a deficit of the equivalent of $3.2 billion in 1995 compared to a surplus of the equivalent of US$10.6 billion in 1994. Through July 1996, the trade balance has shown a modest $600 million (0.1% of GDP) deficit, compared to a $4.3 billion deficit during the same period in 1995. For the first seven months of the year, export growth has exceeded that of 1995, while the growth of imports has lagged behind that of the previous year, thereby narrowing the trade deficit.

    Brazil registered significant growth in international currency reserves in 1995, despite the instability which followed the Mexican peso crisis. After a sharp decline in the first four months of the year, an increase in foreign capital inflows was registered which replenished reserves to the equivalent of $51.8 billion at year-end 1995, up from $38.8 billion at year-end 1994 and $32.2 billion ar year-end 1993. By July 31, 1996, reserves totaled more than the equivalent of $58 billion. After a fine tuning of the management of the foreign exchange rate regime during 1994, the Central Bank has pursued a policy of gradually depreciating the currency against the dollar. In 1995, the real fell in value against the U.S. dollar from R$0.844 to R$0.972 per U.S. dollar and has since depreciated to 1.015 on August 23, 1996, reflecting this policy of gradual depreciation.

    THE REAL PLAN. In December 1993, the Federal government announced a stabilization program, known as the Real Plan, aimed at curtailing inflation and building a foundation for sustained economic growth. The Real Plan was designed to address persistent deficits in the Federal government's accounts, expansive credit policies and widespread, backward-looking indexation.

    The Real Plan has three stages: the first stage included a fiscal adjustment proposal for 1994, consisting of a combination of spending cuts and an increase in tax rates and collections intended to eliminate a budget deficit originally projected at $22.0 billion. Elements of the proposal included (i) cuts in current expenditures and investment through the transfer of some activities from the Federal government to the states and municipalities, (ii) establishment of the Fundo Social de Emergencia (the Emergency Social Fund or "ESF"), financed by reductions in constitutionally mandated transfers of Federal government revenues to the states and municipalities, to ensure financing of social welfare spending by the Federal government, (iii) a prohibition on sales of public bonds by the Federal government, except to refinance existing debt and for certain expenditures and investments, (iv) new taxes, including a new levy on financial transactions and (v) recovery of mandatory social security contributions, due to judicial acknowledgment that such contributions were permissible under the 1988 Constitution.

    The centerpiece of the first stage of the Real Plan was the creation of the ESF by constitutional amendment in 1994. The ESF enabled the Federal government temporarily to break certain of the constitutionally mandated links between revenue and expenditure. Pursuant to this amendment, 20% of Federal government revenues otherwise earmarked for specific purposes were released and deposited into the ESF to ensure financing of social welfare spending by the Federal government for 1994 and 1995. In adopting this constitutional amendment, however, the Federal Congress did not modify the existing provisions requiring the Federal government to share a significant portion of its revenues with states and municipalities.

    The second stage of the Real Plan, initiated March 1, 1994, began the process of reform of the Brazilian monetary system. Brazil's long history of high inflation had led to the continuous and systematic deterioration of the domestic currency, which no longer served as a store of value and had lost its utility as a unit of account. Because inflation had reduced dramatically the information content of prices quoted in local currency, economic agents had included in their contracts a number of mechanisms for indexation and denomination of obligations in indexed units of accounts. The process of rehabilitation of the national currency began with the creation and dissemination of the UNIDAD DE REAL DE VALOR (the "unit of real value" or "URV") as a unit of account. The second stage of the Real Plan was designed to eliminate the indexation of prices to prior inflation and link indexation to the URV, a unit of account.

    The introduction of the URV was premised on the theory that a reference unit with a nominal value corrected frequently and based on the best estimate of current inflation would express values more realistically than traditional indexing methods. The URV, therefore, was calculated daily based on estimates drawn from three price indices and was designed to track the loss in the purchasing power of the cruzeiro REAL, the legal currency at the time.

    The third stage of the Real Plan began on July 1, 1994, with the introduction of the REAL as Brazil's currency. All contracts denominated in URVS were automatically converted into reais at a conversion rate of one to one, and the URV, together with the CRUZEIRO REAL, ceased to exist. In the effort to maintain the initial success of the Real Plan, the Federal government and the Central Bank have taken several additional measures, including institution of strict control of monetary aggregates through the regulation of credit and the flow of capital into Brazil, the implementation of a new exchange rate policy which permits market participants (including the Central Bank) to set exchange rates for the REAL and the implementation of certain fiscal measures.

    In the beginning of 1995, in an effort to control the burgeoning rate of economic activity which followed the sharp decline in inflation, the Federal Government took several measures to control monetary growth, including strict credit control and a significant increase in real interest rates. In the third quarter of 1995 the economy returned to a level of sustainable economic growth and credit control was partially released while interest rates began to fall.

    Finally, in order to consolidate the Real Plan the Federal Government has introduced a series of proposals to reform the Constitution that will provide the structural changes necessary for long-term economic stability.

    The five "economic order" amendments proposed by the government have been approved by Congress and are now awaiting implementing regulatory legislation. These amendments eliminate the Federal Government's monopoly in the areas of telecommunications, distribution of natural gas, oil and coastal and fluvial shipping and change the definition of what constitutes a Brazilian company to any company registered in Brazil. The extension of the ESF until June 1997 was also approved early in 1996. The social security reform and the administrative reform are presently being considered for approval by Congress.

    The Federal Government has stated that it intends to propose several other amendments to Brazilian legislation to further consolidate the Real Plan.

    EFFECTS OF INFLATION. Brazil had for many years experienced high and generally unpredictable rates of inflation and steady devaluation of its currency relative to the U.S. dollar. The following table sets forth Brazilian inflation as measured by the IGPM Index and the devaluation of Brazilian currency against the U.S. dollar for the periods shown:


                                                                                      TWELVE MONTHS ENDED DECEMBER 31,
                                                                         ----------------------------------------------------------
                                                                           1992       1993        1994         1995         1996
                                                                         ---------  ---------     -----        -----       -----
Inflation (IGPM).......................................................      1,175%     2,567%        870%          15%          9%
Devaluation............................................................      1,059%     2,533%        613%          15%          7%



    As a result of the Real Plan, the rate of inflation and the rate of devaluation have been reduced considerably since July 1, 1994 without the price, usage or asset freezing mechanisms previously utilized in prior stabilization programs. As measured by the IGPM Index, the rate of inflation for the second six months of 1994 was 38%, as compared to 763% for the first six months of 1994. The sharp decline of inflation during the second half of 1994 contributed to a considerable recovery of domestic demand and coincided with a significant acceleration of the growth rate of the Brazilian economy. The twelve-month GDP growth rate increased to 7.7% in the second quarter of 1995 from 4.1% in the second quarter of 1994. As a result, the trade balance deteriorated and government was forced to implement deflationary measures which reduced GDP growth to 4.2% in the fourth quarter of 1995. For the year ended December 31, 1995, the rate of inflation was 15%, and for the year ended December 31, 1996, the rate of inflation was 9%.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                            ------------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                  ---------
Available Information...........................          5
Prospectus Summary..............................          6
Risk Factors....................................         18
The Exchange Offer..............................         28
Exchange Rate Data..............................         37
The Company.....................................         38
Use of Proceeds.................................         40
Capitalization..................................         41
Selected Consolidated Financial Data............         42
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         44
Business........................................         50
Pay Television Industry.........................         61
Management......................................         63
Certain Transactions............................         69
Principal Stockholders..........................         71
Description of Exchange Notes...................         73
Tax Considerations..............................        108
Plan of Distribution............................        111
Legal Matters...................................        112
Experts.........................................        112
Index to Financial Statements...................        F-1
Annex A: Glossary...............................        A-1
Annex B: The Federative Republic of Brazil......        B-1


                            ------------------------

                                 TV FILME, INC.

                             ---------------------

                                   PROSPECTUS

                             ---------------------

OFFER TO EXCHANGE $140,000,000 OF ITS 12 7/8% SENIOR NOTES DUE 2004 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT FOR $140,000,000 OF ITS OUTSTANDING 12 7/8% SENIOR NOTES DUE 2004

                                           , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), Article VII of TV Filme's Certificate of Incorporation eliminates in certain circumstances the liability of directors of TV Filme for monetary damages for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director (i) for breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for willful or negligent declaration of an unlawful dividend, stock purchase or redemption; or (iv) for transactions from which the director derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

    Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation except that no indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

    Section 145 of the DGCL further provides that to the extent a director, officer, employee, or agent of a corporation has been successful in the defense of any action, suit, or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of any person acting in any of the capacities set forth in the second preceding paragraph against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

    TV Filme's By-laws require TV Filme, under certain circumstances, to indemnify any person who is, was or agreed to become a director or officer against expenses, liability and loss actually and reasonably incurred by him. TV Filme's By-laws also provide that expenses incurred in connection with a civil, criminal, administrative or investigative action, suit or proceeding, or threat thereof, shall be paid by TV

Filme in advance of the final disposition of such action, suit or proceeding upon receipt of any undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by TV Filme as authorized in the By-laws.

    TV Filme has also agreed to indemnify its officers and directors pursuant to indemnification agreements entered into with each such officer and director against any and all expenses, losses, claims, damages and liabilities incurred by each such officer and director for or as a result of actions taken or not taken while each such officer or director was acting in his or her capacity as a director or officer of TV Filme.

    In addition, TV Filme has obtained directors' and officers' reimbursements and liability insurance which insures against liabilities that directors and officers of TV Filme may incur in such capacities. The risks covered by such policies do not exclude liabilities under the Securities Act.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) EXHIBITS:


 EXHIBIT
  NUMBER                                           DESCRIPTION OF DOCUMENT
----------  ------------------------------------------------------------------------------------------------------

      3.1   Certificate of Incorporation of TV Filme (incorporated herein by reference to Exhibit 3.1 to TV
            Filme's Registration Statement on Form S-1, dated May 3, 1996, Registration No. 333-4512 ("TV Filme's
            S-1").

      3.2   By-Laws of TV Filme (incorporated herein by reference to Exhibit 3.2 to TV Filme's S-1).

     *4.1   Indenture, dated as of December 20, 1996, between TV Filme and IBJ Schroder Bank & Trust Company, as
            Trustee (including the form of the Notes and certain other exhibits).

     *4.2   Registration Rights Agreement, dated December 20, 1996, between TV Filme and Bear, Stearns & Co. Inc.,
            BT Securities Corporation, J.P. Morgan Securities Inc. and Alex. Brown & Sons Incorporated.

     *4.3   Purchase Agreement, dated December 16, 1996, between TV Filme and Bear, Stearns & Co. Inc., BT
            Securities Corporation, J.P. Morgan Securities Inc. and Alex. Brown & Sons Incorporated, as the
            Initial Purchaser (including certain exhibits thereto).

     *4.4   Note, dated December 20, 1996, of ITSA to TV Filme.

     *4.5   Note Pledge Agreement, dated as of December 20, 1996, between TV Filme and IBJ Schroder Bank & Trust
            Company, as Collateral Agent.

     *4.6   Collateral Pledge and Security Agreement, dated as of December 20, 1996, among ITSA, TV Filme and IBJ
            Schroder Bank & Trust Company, as Collateral Agent.

     *4.7   Subsidiary Guarantee, dated as of December 20, 1996, made by TV Filme Brasilia Servicos de
            Telecomunicacoes.

     *4.8   Subsidiary Guarantee, dated as of December 20, 1996, made by TV Filme Belem Servicos de
            Telecomunicacoes.

     *4.9   Subsidiary Guarantee, dated as of December 20, 1996, made by TV Filme Goiania Servicos de
            Telecomunicacoes.

   ***5.1   Opinion of Kelley Drye & Warren LLP regarding the legality of the Exchange Notes being registered.

   **10.1   1996 Stock Option Plan.

     10.2   Form of Stock Option Agreement (incorporated herein by reference to Exhibit 10.2 to TV Filme's S-1).

   **10.3   Stockholders Agreement, dated as of July 26, 1996, entered into by and among Warburg, Pincus, Tevecap,
            Mrs. Maria Nise Studart Lins de Albuquerque, Mr. Hermano Studart Lins de Albequerque, Mr. Carlos Andre
            Studart Lins de Albuquerque and Ms. Maria Veronica Studart Lins de Albuquerque.

   **10.4   Registration Rights Agreement, dated as of July 26, 1996, entered into by and among Warburg, Pincus,
            Tevecap, Mrs. Maria Nise Studart Lins de Albuquerque, Mr. Hermano Studart Lins de Albuquerque, Mr.
            Carlos Andre Studart Lins de Albuquerque, Ms. Maria Veronica Studart Lins de Albuquerque, Joseph
            Wallach, Donald Deely Pearson and TV Filme.

   **10.5   Employment Agreement, dated as of July 26, 1996, entered into by and among TV Filme, ITSA and Mr.
            Hermano Studart Lins de Albuquerque.

   **10.6   Employment Agreement, dated as of July 26, 1996, entered into by and among TV Filme, ITSA and Mr.
            Carlos Andre Studart Lins de Albuquerque.

   **10.7   Employment Agreement, dated as of July 26, 1996, entered into by and between TV Filme and Mr. Aguirre.

   **10.8   Warrant, dated as of July 24, 1996, issued by TV Filme to Warburg, Pincus.

   **10.9   Warrant, dated as of July 24, 1996, issued by TV Filme to Tevecap.

   **10.10  Warrant, dated as of July 24, 1996, issued by TV Filme to Joseph Wallach.

   **10.11  Warrant, dated as of July 24, 1996, issued by TV Filme to Donald Deely Pearson.

   **10.12  Programming License Agreement, dated as of June 27, 1996, entered into by and between TV Filme and
            Tevecap.

   **10.13  Master Operating Agreement, dated as of July 26, 1996, entered into by and among TV Filme, ITSA and TV
            Filme Servicos de Telecomunicacoes Ltda.

     10.14  Articles of Association of TV Filme Servicos de Telecomunicacoes Ltda. (incorporated herein by reference to Exhibit 10.11 to TV Filme's S-1).

     10.15  Form of Indemnification Agreement between TV Filme and the directors and officers parties thereto
            (incorporated herein by reference to Exhibit 10.12 to TV Filme's S-1).

   **12.1   Statement re Computation of Ratio of Earnings to Fixed Charges.

   **21     Subsidiaries of TV Filme.

  ***23.1   Consent of Kelley Drye & Warren LLP (included in Exhibit 5.1 hereto).

  ***23.2   Consent of Tozzini, Freire, Teixeira e Silva Advogados.

   **23.3   Consent of Ernst & Young Auditores Independentes S.C., independent auditors.

     24     Powers of Attorney (Appears on original signature page).

    *25.1   Statement of Eligibility on Form T-1 of IBJ Schroder Bank & Trust Company, as Trustee.

   **99.1   Form of Letter of Transmittal.

   **99.2   Form of Notice of Guaranteed Delivery.

   **99.3   Form of Exchange Agent Agreement to be entered into by and between TV Filme and IBJ Schroder Bank &
            Trust Company, as Exchange Agent.


------------------------


*   Previously filed.



**  Filed herewith.



*** To be filed by amendment.

    (b) SUPPLEMENTAL FINANCIAL STATEMENT SCHEDULES:

    The Supplemental Financial Statement Schedules have been intentionally omitted because they are either not required or the information has been included in the Notes to the Consolidated Financial Statements included as part of this Registration Statement.

ITEM 22. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 4, 1997.



                                TV FILME, INC.

                                By:  * HERMANO STUDART LINS DE ALBUQUERQUE
                                     -----------------------------------------
                                     Name: Hermano Studart Lins de Albuquerque
                                     Title: Chief Executive Officer




    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.



             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

  * HERMANO STUDART LINS DE     Chief Executive Officer,
         ALBUQUERQUE              Secretary and Director
------------------------------    (Principal Executive         April 4, 1997
   Hermano Studart Lins de        Officer)
         Albuquerque
* CARLOS ANDRE STUDART LINS DE  President, Chief Operating
         ALBUQUERQUE              Officer, Treasurer and
------------------------------    Director                     April 4, 1997
 Carlos Andre Studart Lins de
         Albuquerque

    /s/ ALVARO J. AGUIRRE       Chief Financial Officer
------------------------------    (Principal Financial and     April 4, 1997
      Alvaro J. Aguirre           Accounting Officer) and
                                  Director
      * DOUGLAS M. KARP
------------------------------  Chairman of the Board and      April 4, 1997
       Douglas M. Karp            Director
------------------------------  Director                       April 4, 1997
      David E. Libowitz

 * JOSE AUGUSTO PINTO MOREIRA
------------------------------  Director                       April 4, 1997
  Jose Augusto Pinto Moreira

       * CLAUDIO DASCAL
------------------------------  Director                       April 4, 1997
        Claudio Dascal




*       /s/ ALVARO J. AGUIRRE
By:   -------------------------
          Alvaro J. Aguirre
          ATTORNEY-IN-FACT

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                                 EXHIBIT INDEX


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 EXHIBIT
  NUMBER                                        DESCRIPTION OF DOCUMENT                                         PAGE
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
      3.1   Certificate of Incorporation of TV Filme (incorporated herein by reference to Exhibit 3.1 to TV
            Filme's Registration Statement on Form S-1, dated May 3, 1996, Registration No. 333-4512 ("TV
            Filme's S-1").

      3.2   By-Laws of TV Filme (incorporated herein by reference to Exhibit 3.2 to TV Filme's S-1).

     *4.1   Indenture, dated as of December 20, 1996, between TV Filme and IBJ Schroder Bank & Trust
            Company, as Trustee (including the form of the Notes and certain other exhibits).

     *4.2   Registration Rights Agreement, dated December 20, 1996, between TV Filme and Bear, Stearns &
            Co. Inc., BT Securities Corporation, J.P. Morgan Securities Inc. and Alex. Brown & Sons
            Incorporated.

     *4.3   Purchase Agreement, dated December 16, 1996, between TV Filme and Bear, Stearns & Co. Inc., BT
            Securities Corporation, J.P. Morgan Securities Inc. and Alex. Brown & Sons Incorporated, as the
            Initial Purchaser (including certain exhibits thereto).

     *4.4   Note, dated December 20, 1996, of ITSA to TV Filme.

     *4.5   Note Pledge Agreement, dated as of December 20, 1996, between TV Filme and IBJ Schroder Bank &
            Trust Company, as Collateral Agent.

     *4.6   Collateral Pledge and Security Agreement, dated as of December 20, 1996, among ITSA, TV Filme and IBJ Schroder Bank & Trust Company, as Collateral Agent.

     *4.7   Subsidiary Guarantee, dated as of December 20, 1996, made by TV Filme Brasilia Servicos de
            Telecomunicacoes.

     *4.8   Subsidiary Guarantee, dated as of December 20, 1996, made by TV Filme Belem Servicos de
            Telecomunicacoes.

     *4.9   Subsidiary Guarantee, dated as of December 20, 1996, made by TV Filme Goiania Servicos de
            Telecomunicacoes.

   ***5.1   Opinion of Kelley Drye & Warren LLP regarding the legality of the Exchange Notes being registered.

   **10.1   1996 Stock Option Plan.

     10.2   Form of Stock Option Agreement (incorporated herein by reference to Exhibit 10.2 to TV Filme's
            S-1).

   **10.3   Stockholders Agreement, dated as of July 26, 1996, entered into by and among Warburg, Pincus,
            Tevecap, Mrs. Maria Nise Studart Lins de Albuquerque, Mr. Hermano Studart Lins de Albequerque,
            Mr. Carlos Andre Studart Lins de Albuquerque and Ms. Maria Veronica Studart Lins de
            Albuquerque.

   **10.4   Registration Rights Agreement, dated as of July 26, 1996, entered into by and among Warburg,
            Pincus, Tevecap, Mrs. Maria Nise Studart Lins de Albuquerque, Mr. Hermano Studart Lins de
            Albuquerque, Mr. Carlos Andre Studart Lins de Albuquerque, Ms. Maria Veronica Studart Lins de
            Albuquerque, Joseph Wallach, Donald Deely Pearson and TV Filme.

   **10.5   Employment Agreement, dated as of July 26, 1996, entered into by and among TV Filme, ITSA and
            Mr. Hermano Studart Lins de Albuquerque.
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
   **10.6   Employment Agreement, dated as of July 26, 1996, entered into by and among TV Filme, ITSA and
            Mr. Carlos Andre Studart Lins de Albuquerque.

   **10.7   Employment Agreement, dated as of July 26, 1996, entered into by and between TV Filme and Mr.
            Aguirre.

   **10.8   Warrant, dated as of July 24, 1996, issued by TV Filme to Warburg, Pincus.

   **10.9   Warrant, dated as of July 24, 1996, issued by TV Filme to Tevecap.

   **10.10  Warrant, dated as of July 24, 1996, issued by TV Filme to Joseph Wallach.

   **10.11  Warrant, dated as of July 24, 1996, issued by TV Filme to Donald Deely Pearson.

   **10.12  Programming License Agreement, dated as of June 27, 1996, entered into by and between TV Filme and Tevecap.

   **10.13  Master Operating Agreement, dated as of July 26, 1996, entered into by and among TV Filme, ITSA and TV Filme Servicos de Telecomunicacoes Ltda.

     10.14  Articles of Association of TV Filme Servicos de Telecomunicacoes Ltda. (incorporated herein by reference to Exhibit 10.11 to TV Filme's S-1).

     10.15  Form of Indemnification Agreement between TV Filme and the directors and officers parties thereto (incorporated herein by reference to Exhibit 10.12 to TV Filme's S-1).

   **12.1   Statement re Computation of Ratio of Earnings to Fixed Charges.

   **21     Subsidiaries of TV Filme.

  ***23.1   Consent of Kelley Drye & Warren LLP (included in Exhibit 5.1 hereto).

  ***23.2   Consent of Tozzini, Freire, Teixeira e Silva Advogados.

   **23.3   Consent of Ernst & Young Auditores Independentes S.C., independent auditors.

     24     Powers of Attorney (Appears on original signature page).

    *25.1   Statement of Eligibility on Form T-1 of IBJ Schroder Bank & Trust Company, as Trustee.

   **99.1   Form of Letter of Transmittal.

   **99.2   Form of Notice of Guaranteed Delivery.

   **99.3   Form of Exchange Agent Agreement to be entered into by and between TV Filme and IBJ Schroder
            Bank & Trust Company, as Exchange Agent.
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------------------------


  * Previously filed.



 ** Filed herewith.



*** To be filed by amendment.